Exhibit 10.1

EXECUTION COPY

SHARE AND ASSET PURCHASE AGREEMENT

by and between

CareFusion 303, Inc.,

CareFusion 2200, Inc.

and

Natus Medical Incorporated

April 20, 2012

Table of Contents (Cont.)

Table of Contents (Cont.)

Table of Contents (Cont.)

Exhibits

Exhibit A	Transition Services Agreement
Exhibit B	IP Assignment
Exhibit C	Release of Resigning Acquired Company Directors

Schedules

Schedule 10.3	Benefits Variances

SHARE AND ASSET PURCHASE AGREEMENT

This Share and Asset Purchase Agreement (the “Agreement”) is made as of April 20, 2012, by and between CareFusion 303, Inc., a Delaware corporation (“CFN 303”), and CareFusion 2200, Inc., a Delaware corporation (“CFN 2200”, and together with CFN 303, the “Sellers”), and Natus Medical Incorporated, a Delaware corporation (the “Purchaser”).

The Sellers, either directly or through certain of their Affiliates (as defined below), including the Acquired Companies (as defined below), are engaged in the Business (as defined below). This Agreement contemplates the sale and transfer to the Purchaser of certain of the assets and liabilities relating to the Business, including the shares or other equity securities of the Acquired Companies.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

DEFINITIONS AND CONSTRUCTION

Section 1.1 Definitions. For the purposes of this Agreement and the Ancillary Agreements:

“Accounts Payable” means all current trade accounts payable and other payment obligations to suppliers of the Acquired Companies (whether relating to the Business or any other business) and the obligation in respect of all security for such accounts and payment obligations, including all trade accounts payable representing amounts payable in respect of goods shipped or products sold or services rendered, and any obligations or Liability related to any of the foregoing, except for the Intercompany Payables.

“Accounts Receivable” means all notes and accounts receivable, including all trade accounts receivable and other rights to payment, from customers of the Acquired Companies (whether relating to the Business or any other business) and the full benefit of all security for such accounts or rights to payment, except for the Intercompany Receivables.

“Acquired Companies” means, collectively, CareFusion U.K. 240 Limited, CareFusion Manufacturing Ireland 241 Limited and CareFusion 209, Inc.

“Acquired Company Intellectual Property” means any Intellectual Property used primarily in the operation of the Business as presently conducted by the Acquired Companies.

“Acquired Software” means those items listed in Section 1.1(a) of the Seller Disclosure Schedule.

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” means a group of corporations with which any Acquired Company has filed consolidated, combined, unitary or similar Tax Returns.

“Ancillary Agreements” means, collectively, the Transition Services Agreement, the Business Transfer Agreements, the Share Transfer Documents, and the IP Assignment.

“Asset Selling Affiliates” means those entities listed in Section 1.1(b) of the Seller Disclosure Schedule.

“Assumed Benefit Plans” means those Seller Plans identified as “Assumed Benefit Plans” in Section 3.13(a) of the Seller Disclosure Schedule.

“Business” means the neurologic and brain vascular diagnostic and monitoring products and service business conducted by the Sellers, Acquired Companies and Asset Selling Affiliates as of the Closing Date, including the manufacture, promotion, sale and/or distribution of the Restricted Products; provided that, for the avoidance of doubt, the respiratory sleep diagnostic products and service business of the Sellers and their Affiliates shall not be deemed to be included in the Business.

“Business Day” means any day other than Saturday, Sunday or any day on which banking institutions in San Diego, California are closed either under applicable Law or action of any Governmental Authority.

“Business Guarantees” means any guarantees, indemnities, letters of credit, letters of comfort and similar credit obligations provided by the Sellers or any of their Affiliates (other than the Acquired Companies) to any third party, to the extent relating to the Business as set forth on Section 1.1(c) of the Seller Disclosure Schedule.

“Cash” means, with respect to a Person, the amount of cash and cash equivalents credited to any account open in the name of such Person with a third party financial institution (plus all uncollected bank deposits, accrued interest and less all outstanding checks).

“Closing Cash” means the sum of all Cash of the Acquired Companies as of the close of business on the Closing Date, determined in accordance with the Reference Calculation.

“Closing Indebtedness” means the outstanding Indebtedness owed by the Acquired Companies as of the close of business on the Closing Date.

“Closing Net Working Capital” means (a) the sum of all Accounts Receivable, Intercompany Receivables (excluding Non-Trade Intercompany Receivables), Inventory, VAT recoverable of the Acquired Companies, and prepaid expenses of the Acquired Companies and to the extent incorporated in the Purchased Assets (provided, however, that Closing Net Working Capital shall exclude any deferred tax assets, deferred tax liabilities, and any VAT recoverable that is attributable to VAT for which Purchaser is required to indemnify or pay Sellers under Section 9.1(f), Section 9.8(a) or Section 9.8(c) of this Agreement); minus (b) the sum of all Accounts Payable, Intercompany Payables (excluding Non-Trade Intercompany Payables), other current accrued liabilities of the Acquired Companies and of the Asset Selling Affiliates with respect to the Transferred Employees (including all Liabilities in respect of accrued PTO (paid time off) or vacation or holiday pay for Transferred Employees to the extent not paid by the Seller or its applicable Affiliate to such employee prior to the Closing), and deferred revenue. All elements of Closing Net Working Capital shall be calculated as of the opening of business on the Closing Date in the applicable jurisdiction and reflect the exclusion of the Excluded Assets, Excluded Liabilities, Retained Assets and Retained Liabilities. Notwithstanding Section 11.10, to determine the Closing Net Working Capital, all line items expressed in any currency other than U.S. dollars will be converted into U.S. dollars using the closing rate quoted by Bloomberg as of 5 p.m. Eastern time on the last Business Day prior to Closing Date. Notwithstanding the preceding, for the avoidance of doubt, the Final Closing Net Working Capital shall be calculated on a basis consistent with the Reference Calculation.

“Closing Net Working Capital Deficiency Amount” means the amount, if any, by which Closing Net Working Capital is less than the Closing Net Working Capital Target Amount.

“Closing Net Working Capital Target Amount” means $19,472,000 (nineteen million four hundred seventy two thousand dollars).

“Code” means the Internal Revenue Code of 1986.

“Contract” means any contract, agreement, lease, license, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond or other instrument or consensual obligation that is legally binding as of the date hereof or as may hereafter be in effect.

“Designated Affiliates” means (i) an Affiliate of the Purchaser, or (ii) third party distributor in each of the jurisdictions listed in Section 1.1(d) of the Seller Disclosure Schedule to whom all of the Purchased Assets in the applicable jurisdiction will be transferred at Closing, which in each case is designated by the Purchaser and such designation (a) is reasonably acceptable to the Sellers, (b) does not impede or delay in any way the ability of the parties to close the transactions contemplated by this Agreement (or extend any consultation period required with respect to any Transferred Employees as a result of measures taken by any third party distributor nominated by the Purchaser to be a Designated Affiliate), (c) does not directly or indirectly prejudice or increase the costs (including any Taxes) to the Sellers or any Selling Affiliate (other than such costs, if any, which the Purchaser agrees in writing to reimburse or indemnify the Sellers and their Affiliates in full), and (d) is made in accordance with Sections 5.10 (Designated Affiliates) and 11.5 (Assignment, Successors and No Third Party Rights).

“Employee” means any individual who, as of the Closing Date, is: (a) an employee of an Acquired Company other than any Retained Employees; or (b) is an employee of the Sellers, a Selling Affiliate or an Affiliate of any of the foregoing (other than the Acquired Companies), who performs services primarily on behalf of the Business. An individual who would otherwise satisfy this definition but who is absent from active employment on the Closing Date on account of vacation, sick leave, disability leave, leave under any local Law which preserves employment or reemployment rights for the individual, or any other similar reason, will nonetheless be an “Employee” hereunder.

“Encumbrance” means any encumbrance, lien, charge, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, right of occupation, any matter capable of registration against title, option, right of pre-emption or privilege, voting trust, shareholder agreement, proxy, right of refusal or similar agreement, or any agreement or other commitment, whether written or oral, to create any of the foregoing.

“Environmental Law” means any Law concerning (a) the treatment, storage, disposal, emission, discharge, manufacture, handling, Release or threatened Release of Hazardous Material, (b) exposure or threatened exposure to Hazardous Materials, or (c) the pollution, natural resource damages or protection of the environment (including natural resources, air and surface or subsurface land or waters), or human health and safety.

“Excluded Taxes” means, any Taxes imposed on or payable with respect to the Acquired Companies or the Purchased Assets for any Pre-Closing Period or allocable to any Pre-Closing Period under Section 9.1(d) other than (a) Taxes resulting from any action taken by the Purchaser or its Affiliates outside the ordinary course of business on the Closing Date after the Closing with respect to the Acquired Companies or the Purchased Assets, (b) Taxes taken into account as a reduction of the Closing Net Working Capital as finally determined under Section 2.7, (c) Transfer Taxes to the extent they are the responsibility of the Purchaser pursuant to Section 9.1(f), and (d) VAT to the extent it is the responsibility of the Purchaser pursuant to Section 9.8.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (d) multinational organization exercising judicial, legislative or regulatory power or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature of any federal, state, local, municipal, foreign or other government.

“Governmental Authorization” means any approval, consent, ratification, waiver, license, permit, registration or other authorization issued or granted by any Governmental Authority.

“Hazardous Material” means any waste or other substance that is listed, defined, designated or classified as hazardous, or imminently hazardous, radioactive or toxic or a pollutant or a contaminant under applicable Law, including any admixture or solution thereof, and including petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos or asbestos-containing materials in any form or condition and polychlorinated biphenyls, and natural gas and all derivatives thereof or synthetic substitutes therefor.

“Healthcare Law” means the laws or regulations relating to the regulation of the healthcare industry (as such laws are currently enforced or as interpreted at the Closing by existing, publicly available judicial and administrative decisions and regulations): (i) Sections 1877, 1128, 1128A or 1128B of the Social Security Act (the “SSA”); (ii) the licensure, certification or registration requirements of healthcare facilities, services or equipment; (iii) any state certificate of need or similar law governing the establishment of healthcare facilities or services or the making of healthcare capital expenditures; (iv) any state law relating to fee-splitting or the corporate practice of medicine; (v) any state physician self-referral prohibition or state anti-kickback law; (vi) any criminal offense relating to the delivery of, or claim for payment for, a healthcare item or service under any federal or state healthcare program; and (vii) any federal or state law relating to the interference with or obstruction of any investigation into any criminal offense.

“IDA Agreement” means the Agreement, dated July 24, 2009, between the Industrial Development Agency (Ireland) and CareFusion Manufacturing Ireland 241 Limited.

“Income Tax” means any federal, state, local, or foreign Tax imposed on or measured by income, profits or gains and any gross receipts, franchise Tax or other similar Tax imposed in lieu of income taxes.

“Indebtedness” means, as applied to any Person:

(a) all indebtedness for borrowed money, including all obligations evidenced by a note, bond, debenture, letter of credit, draft or similar instrument;

(b) that portion of obligations with respect to capital leases that is properly classified as a Liability on a balance sheet in conformity with GAAP;

(c) Liabilities for interest rate swaps;

(d) all guarantees of such Person in connection with the foregoing; and

(e) all indebtedness and obligations of the types described in the foregoing clauses (a) through (d) to the extent secured by any Encumbrance, other than Permitted Encumbrances, on any property or asset owned or held by that Person, regardless of whether the indebtedness secured thereby will have been incurred or assumed by that Person or is otherwise nonrecourse to the credit of that Person, in each case, other than any Indebtedness between Acquired Companies, Notes Receivable and any Intercompany Accounts that are included within Closing Net Working Capital.

“Intellectual Property” means all (a) patents, (b) inventions, discoveries, processes, formulae, designs, models, industrial designs, know-how, confidential information, proprietary information and trade secrets, whether or not patented or patentable, (c) trademarks, service marks, trade names, brand names, trade dress, slogans, logos and internet domain names, (d) copyrights and other copyrightable works and works in progress, (e) all other intellectual property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature or having similar effect in any jurisdiction throughout the world, (f) any renewals, extensions, continuations, divisionals, reexaminations or reissues or equivalent or counterpart of any of the foregoing in any jurisdiction throughout the world, and (g) all registrations and applications for registration of any of the foregoing; provided that Intellectual Property shall not include any software or software licenses.

“Intercompany Accounts” means, as applicable, the Intercompany Payables or Intercompany Receivables.

“Intercompany Payables” means all intercompany accounts payable by any Acquired Company to the Sellers or any of their Affiliates (excluding the Acquired Companies).

“Intercompany Receivables” means all intercompany accounts payable by the Sellers or any of their Affiliates (excluding the Acquired Companies) to any Acquired Company.

“Inventory” means all inventory (including demo inventory) to the extent used or held for use primarily in the Business, including all finished goods, work in process and raw materials (if any).

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Judgment” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

“Law” means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, statute, treaty, rule, regulation, ordinance or code.

“Liability” means any liability or obligation, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due.

“Licensed Software” means all software licensed by an Acquired Company for use in the Business, excluding any commercially available off-the-shelf software.

“Loss” means any Liabilities, losses, damages, Judgments, fines, penalties, costs or expenses (including reasonable attorney’s or other professional and expert fees and expenses, reasonable costs of investigation, and courts costs (including such fees and costs incurred in connection with enforcing the provisions of Article 8 of this Agreement)), provided that, “Loss” will not include (a) any Liabilities, losses, damages, Judgments, fines, penalties, costs or expenses to the extent (and only to such extent) directly and intentionally, or with gross negligence, caused or exacerbated by the Indemnified Party or its Affiliates, and (b) any multiple of earnings, EBITDA or revenue, or any other similar multiple valuation formula.

“Material Adverse Effect” means any event, change, circumstance, effect or other matter (each, an “Effect”) (regardless of whether or not such Effect is inconsistent with the representations and warranties made by the Sellers in this Agreement) that, individually or in the aggregate, has or is reasonably likely to have a material adverse effect on (a) the assets (including Intellectual Property), condition (financial or otherwise), business, employees, or results of operations of the Business, taken as a whole, or (b) the ability of the Sellers and Selling Affiliates to consummate timely the transactions contemplated by this Agreement and the Ancillary Agreements in accordance with the respective terms of such agreements and applicable Law; provided, however, that none of the following, either alone or in combination, will constitute, or be considered in determining whether there has been, a Material Adverse Effect: any Effect resulting from or related to (i) any outbreak or escalation of war or major hostilities or any act of terrorism, (ii) changes in Laws, generally accepted accounting principles or enforcement or interpretation thereof after the date hereof, (iii) changes that generally affect the industries and markets in which the Business operates, (iv) changes in financial markets, general economic conditions (including prevailing interest rates, exchange rates, commodity prices, currency fluctuations and fuel costs) or political conditions, (v) any failure of the Business to meet any published or internally prepared projections, budgets, plans or forecasts of revenues, earnings or other financial performance measures or operating statistics (provided that any Effect giving rise or contributing to such failure shall be taken into account in determining whether there has been a Material Adverse Effect), (vi) any action taken or failed to be taken pursuant to or in accordance with this Agreement or at the request of, or consented to by, the Purchaser, (vii) the execution or delivery of this Agreement, the consummation of the transactions contemplated by this Agreement, or (viii) the public announcement or other publicity with respect to any of the foregoing (provided that, in the case of foregoing clauses (i) through (iv), inclusive, such Effect does not affect the Sellers or Selling Affiliates (with respect to the Business) disproportionately as compared to the competitors of the Business).

“Non-Trade Intercompany Payables” means all intercompany accounts payable balances from the general ledger accounts included within the Indebtedness calculation in the Reference Calculation.

“Non-Trade Intercompany Receivables” means all intercompany accounts receivable balances from the general ledger accounts included within the Indebtedness calculation in the Reference Calculation.

“Notes Receivable” means, collectively, the note receivable of Dutch American Manufactures (D.A.M.) B.V. owed by CareFusion Manufacturing Ireland 241 Limited and the note receivable of CareFusion U.K. 305 Limited owed by CareFusion U.K. 240 Limited.

“Ordinary Course of Business” means, with respect to the Business, an action taken by or on behalf of the Business if such action is consistent in nature, scope and magnitude with the past practices of the Business and is taken in the ordinary course of the normal day-to-day operations of the Business.

“Organizational Documents” means (a) in the case of a corporation, its articles of incorporation or certificate of incorporation and bylaws, (b) in the case of a limited liability company, its articles of formation, certificate of formation and limited liability company agreement or operating agreement, and (c) in the case of any other legal entity, its equivalent organizational or governing documents.

“Other Business Guarantees” means any guarantees, indemnities, letters of credit, letters of comfort and similar credit obligations provided by any Acquired Company to any third party, to the extent relating to any business of the Sellers and their Affiliates, other than the Business.

“Other Inventory” means all inventory (including demo inventory) of the Acquired Companies used or held for use in any business other than the Business, including all finished goods, work in process and raw materials (if any).

“Permitted Encumbrance” means (a) carrier’s, warehousemen’s, mechanic’s, materialmen’s and other similar liens with respect to amounts that are not yet due and payable or that are being contested in good faith, (b) liens for Taxes, assessments and other charges of Governmental Authorities that are not yet due and payable or that are being contested in good faith, (c) liens securing rental payments under capital lease arrangements that do not, individually or in the aggregate, materially impair the present use of the Purchased Assets, (d) restrictions on the transferability of securities arising under applicable Securities Laws, (e) restrictions arising under applicable zoning and other land use Laws that do not, individually or in the aggregate, have a material effect on the present use or occupancy of the property subject thereto, (f) defects, easements, rights of way, restrictions, covenants, claims, subleases or similar items relating to real property that do not, individually or in the aggregate, materially interfere with the present use or occupancy of the real property subject thereto, (g) matters which would be disclosed by an accurate survey or inspection of any land, buildings, improvements and fixtures erected thereon and all appurtenances related thereto which do not, individually or in the aggregate, materially interfere with the present use or occupancy of the real property subject thereto, or (h) matters of public record; provided, however, that none of the foregoing shall be a Permitted Encumbrance to the extent that any liability secured by such Encumbrance is an Excluded Liability.

“Person” means an individual or an entity, including a corporation, share company, limited liability company, partnership, trust, association or other business or investment entity, or any Governmental Authority.

“Post-Closing Period” means any taxable period or portion of a period that begins after the Closing Date.

“Pre-Closing Period” means any taxable period or portion of a period that begins and ends on or before the Closing Date.

“Proceeding” means any written claim, action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority, arbitrator or regulatory body.

“Registered Intellectual Property” shall mean all Intellectual Property that is the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any state, government, or other public legal authority at any time in any jurisdiction, including all applications, reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations, and continuations-in-part associated with patent rights.

“Release” means the release, spill, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating of any Hazardous Material into the environment (including natural resources, air and surface or subsurface land or waters).

“Relevant Phone Numbers” means all rights, title and interest in and to the telephone and fax numbers (including “1-800” numbers) shared by the Business and any business (other than the Business) conducted by the Sellers or their Affiliates immediately prior to Closing.

“Relief” means any relief, loss, allowance, credit, set-off or deduction for any Tax purpose and any reference to the “use” or “set-off” of a Relief will be construed accordingly and will include use or set-off in part.

“Restricted Products” means certain diagnostic and monitoring equipment, software, supplies and accessories for the neurologic and brain vascular markets, including the following product lines: electromyography (EMG), intraoperative monitoring (IOM), evoked potentials (EP), clinical electroencephalography (EEG), long-term monitoring (LTM), ICU brain monitoring (NICU and adult), level of sedation monitoring, cortical stimulation, transcranial dopplers (TCD) and small doppler products for obstetric and peripheral diagnostics, TECA ELITE Concentric electrode needles, TECA Myoject electrode needles, TECA Monopolar electrode needles and self-manufactured probes and stimulators; provided that, for the avoidance of doubt, no sleep diagnostic product lines (including Type I, II, III or IV) shall be deemed to be included in the Restricted Products.

“Retained Assets” means (a) all assets (including all inventory, Contracts, machinery, equipment, furniture and other items of tangible personal property, rights in respect of real property, Intellectual Property, Governmental Authorizations, and books and records) of each Acquired Company, in each case to the extent not used or held for use primarily in the Business (other than the Accounts Receivable), and (b) all insurance policies, binders, entitlements and rights thereunder and proceeds thereof, and in each case not included within the Purchased Assets.

“Retained Employees” means any individual who, as of the date of this Agreement, is an employee of an Acquired Company and is listed in Section 1.1(e) of the Seller Disclosure Schedule.

“Retained Liabilities” means any Liabilities arising out of or related to any Retained Asset or Retained Employee. The Retained Liabilities will not include any Accounts Payable.

“Securities Laws” means the U.S. Securities Act of 1933, any federal or state securities Laws and any non-U.S. securities Laws.

“Seller Group” means any and all of the Seller, the Acquired Companies and the Selling Affiliates.

“Seller Plan” means any material plan, fund or program listed in Section 3.13(a) of the Seller Disclosure Schedule pursuant to which a Seller, any Selling Affiliate, any Acquired Company or any of their respective Affiliates, provides variable compensation or remuneration (other than base salary) or benefits to employees or former employees of the Business, but excluding any governmental plan or program requiring the mandatory payment of social insurance Taxes or similar contributions to a governmental fund with respect to the wages of an employee. Where applicable, “Seller Plan” also means the trustee or trustees from time to time of any such, plan, fund or program.

“Seller Products” means all products manufactured, sourced, marketed or sold by the Sellers, the Asset Selling Affiliates or the Acquired Companies with respect to the Business on or prior to the Closing Date.

“Sellers’ Knowledge” means, with respect to the Sellers, the actual knowledge, after due inquiry, of any of the executive officers or senior managerial employees of the Sellers or their Affiliates listed in Section 1.1(f) of the Seller Disclosure Schedule. The term “Sellers’ Knowledge” shall include knowledge after reasonable review of such Person’s files and records.

“Selling Affiliates” means, collectively, the Asset Selling Affiliates and the Share Selling Affiliates.

“Share Selling Affiliates” means those entities listed in Section 1.1(g) of the Seller Disclosure Schedule.

“Shares” means, collectively, all of the issued and outstanding capital stock or other equity securities of each of the Acquired Companies (other than any Subsidiary of an Acquired Company).

“Spin Date” means September 1, 2009, being the date that CareFusion Corporation was spun off from Cardinal Health, Inc.

“Straddle Period” means any taxable period that begins on or before, and ends after, the Closing Date.

“Subsidiary” means, with respect to a specified Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the specified Person or one or more of its Subsidiaries. When used in this Agreement without reference to a particular Person, “Subsidiary” means a Subsidiary of an Acquired Company.

“Systems Software” means all software identified in Section 1.1(h) of the Seller Disclosure Schedule.

“Tax” means (A) (i) any federal, state, local, foreign or other tax, charge, fee, duty (including customs duty), levy or assessment, including any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, ad valorem, turnover, real property, personal property (tangible or intangible), sales, use, franchise, excise, VAT, stamp duty, leasing, lease, user, transfer, fuel, excess profits, profits, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental, capital stock, capital duty, disability, estimated, gains, wealth, welfare, employee’s income withholding, other withholding, unemployment or social security or other tax of whatever kind (including any fee, assessment or other charges in the nature of or in lieu of any tax) that is imposed by any Governmental Authority, and (ii) any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph; (B) any liability for the payment of any amounts of the type described in clause (A) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary, group relief, or VAT group for any taxable period, and (C) any liability for the payment of any amounts of the type described in clauses (A) or (B) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.

“Tax Attributes” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including deductions and credits relating to alternative minimum Taxes).

“Tax Contest” means an audit, claim, dispute or controversy relating to Taxes.

“Tax Return” means any report, return, declaration, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with a Governmental Authority.

“TOGC” means a supply that is treated neither as a supply of goods nor services for the purposes of VAT pursuant to Article 19 of Directive 2006/112 or any similar or analogous rules in any jurisdiction.

“Transfer Taxes” means all sales, excise, use, transfer, gross receipts, documentary, filing, recordation, stamp duty, stamp duty reserve tax, stamp duty land tax, mortgage tax, real estate tax, and all other similar taxes, duties or other like charges, however denominated (including any conveyance and recording fees), together with interest, penalties, and additional amounts imposed with respect thereto, but for the avoidance of doubt, “Transfer Taxes” will not include any Tax charged on, in respect of or calculated by reference to a Person’s net income or profits or gains.

“Transition Services Agreement” means the transition services agreement pursuant to which each of the Sellers (on the one hand) and the Purchaser (on the other) provide one another services post-Closing, in the form attached hereto as Exhibit A.

“VAT” means any value-added tax, goods and services tax or similar tax.

Section 1.2 Additional Defined Terms. For purposes of this Agreement and the Ancillary Agreements, the following terms have the meanings specified in the indicated Section of this Agreement:

Defined Term	Section
Accounting Principles	3.5(b)
Acquired Business	5.13(b)
Acquired Company Leased Real Property	3.9(b)
Acquired Company Real Property	3.9(a)
Acquired Business	5.13(b)
Acquired Company Real Property	3.9(a)
Acquired Company Leased Real Property	3.9(b)
Acquired Competing Business	5.13(b)
Adjustment Calculation	2.7(b)
Adjustment Notice	2.7(b)
Affiliate Indemnified Party	5.8(a)
Agreement	Preamble
Aggregate Cap	8.5(a)(ii)
Allocation Statement	2.8(a)
Ancillary Services	3.7
Antitrust Laws	5.3(b)
Assumed Liabilities	2.4
Balance Sheet Date	3.5(a)
Bonuses	10.12
Business Information	5.5(b)
Business Registered Intellectual Property	3.10(b)
Business Transfer Agreements	2.2
CareFusion Name	5.21(a)
CareFusion Name Period	5.21(a)
Cash Purchase Price	2.6
CFN 2200	Preamble
CFN 303	Preamble
Claim Notice	8.3(a)
Claim Period	8.4(c)
Closing	2.9
Closing Date	2.9
Commitment Letters	4.7
Confidential Information	3.10(g)
Confidentiality Agreement	5.5(a)

Covered Products	5.21(a)
Disclosure Schedule	11.7
Dispute Notice	2.7(c)(ii)
ERISA	3.13(e)
Estimated Closing Indebtedness	2.7(a)
Estimated Closing Net Working Capital	2.7(a)
Estimated Closing Net Working Capital Adjustment	2.7(a)
Estimated Closing Net Working Capital Surplus	2.7(a)
Excluded Assets	2.3
Excluded Liabilities	2.5
FCPA	3.20(a)
Final Allocation Statement	2.8(a)
Final Closing Cash	2.7(b)
Final Closing Indebtedness	2.7(b)
Final Closing Net Working Capital	2.7(b)
Financial Statements	3.5(a)
Fundamental Representations	8.4(b)
General Name Period	5.21(c)
Governmental Antitrust Authority	5.3(a)
Included Contracts	2.1(b)(ii)
Indemnified Party	8.3(a)
Indemnifying Party	8.3(a)
Independent Accounting Firm	2.7(e)
IP Assignment	2.10(a)(iv)
IP Licenses	3.10(e)
Leases	3.9(b)
Leased Real Property	2.1(b)(iv)
Material Contracts	3.11(a)
Material Governmental Authorizations	3.16(a)
Non-Solicitation Period	5.14
Post-Closing Covenant	8.4(a)
Pre-Closing Adjustment Notice	2.7(a)
Protected Employee	5.14
Purchase Price	2.6
Purchased Assets	2.1(b)
Purchased Intellectual Property	2.1(b)(v)
Purchased Inventory	2.1(b)(i)
Purchaser	Preamble
Purchaser Disclosure Schedule	Article 4
Purchaser Indemnified Parties	8.1
Purchaser’s Written Response	2.8(a)
Reference Calculation	2.7(a)
Required Systems Software	5.18
Relevant Jurisdiction	9.8(b)(i)
Reorganization	5.11
Restricted Activities	5.13
Restricted Period	5.13
Section 338(h)(10) Election	9.6(a)
Sellers	Preamble

Seller Disclosure Schedule	Article 3
Seller Indemnified Parties	8.2
Seller Retained IP	5.19
Share Transfer	2.10(a)(xiii)
Share Transfer Documents	2.2
Software Licenses	3.10(f)
Special Cap	8.5(b)
Third Party Claim	8.3(b)
Transferred Employee	10.3
Threshold	8.5(a)(i)
WARN Act	10.4

Section 1.3 Construction. Any reference in this Agreement to an “Article,” “Section,” “Exhibit” or “Disclosure Schedule” refers to the corresponding Article, Section, Exhibit or Disclosure Schedule of or to this Agreement, unless the context indicates otherwise. The table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement. All words used in this Agreement are to be construed to be of such gender or number as the circumstances require. The words “including,” “includes,” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance. Where this Agreement states that a party “shall”, “will” or “must” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement. Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time. Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date.

ARTICLE 2

THE TRANSACTION

Section 2.1 Sale and Purchase of Shares and Purchased Assets.

(a) In accordance with the provisions of this Agreement, at the Closing, the Sellers will cause each Share Selling Affiliate to sell, convey, assign, transfer and deliver to the Purchaser (or its Designated Affiliate(s)), and the Purchaser will (or will cause its Designated Affiliate(s) to) purchase and acquire from the Share Selling Affiliates, all of the Shares, free and clear of all Encumbrances (other than any restrictions under applicable Securities Laws).

(b) In accordance with the provisions of this Agreement and except as set forth in Section 2.3, at the Closing, the Sellers will cause each Asset Selling Affiliate to, sell, convey, assign, transfer and deliver to the Purchaser (or its Designated Affiliate(s)) free and clear of all Encumbrances other than Permitted Encumbrances, and the Purchaser will (or will cause its Designated Affiliate(s) to) purchase and acquire from the Asset Selling Affiliates, all of the right, title and interest of the Asset Selling Affiliates in and to all of the following assets (collectively, the “Purchased Assets”):

(i) all Inventory of the Asset Selling Affiliates as of the Closing Date (collectively, the “Purchased Inventory”);

(ii) all of the rights of the Asset Selling Affiliates under all Contracts to the extent primarily relating to the Business, including those set forth on Schedule 2.1(b)(ii) of the Seller Disclosure Schedule (collectively, the “Included Contracts”);

(iii) all machinery and equipment used or held for use by the Asset Selling Affiliates to the extent primarily used in the Business, and the related interests of the Asset Selling Affiliates therein;

(iv) all rights in respect of the leasehold interests of the real property set forth on Section 2.1(b)(iv) of the Seller Disclosure Schedule (collectively, the “Leased Real Property”), to the extent such rights may be transferred under applicable Law;

(v) all rights in and to (A) the Intellectual Property, to the extent primarily used in the operation of the Business as presently conducted, including the Intellectual Property set forth on Section 2.1(b)(v) of the Seller Disclosure Schedule, and (B) the Systems Software, subject to Section 5.18 (collectively, the “Purchased Intellectual Property”);

(vi) the Notes Receivable;

(vii) any and all rights of the Sellers or other Selling Affiliates under Contracts between any of the Sellers or such other Selling Affiliate (on the one hand) and any Transferred Employee (on the other) to the extent such Contract relates to the confidentiality, nondisclosure, assignment of proprietary rights or noncompetition obligations of such Person, only to the extent that such rights or obligations relate to the Purchased Assets;

(viii) all goodwill of the Asset Selling Affiliates primarily relating to the Business or the Purchased Assets, other than goodwill associated with the corporate names of either Seller or any Asset Selling Affiliate;

(ix) to the extent transferable under applicable Law, all Governmental Authorizations held by the Asset Selling Affiliates that primarily relate to the operation of the Business;

(x) to the extent transferable under applicable Law, copies of all books, records, files and papers to the extent related to the Business, including all current advertising materials, client and customer lists, supplier and vendor lists, purchase orders, sales and purchase invoices, production reports, personnel and employment records, and financial and accounting records, other than the corporate books and records of the Asset Selling Affiliates;

(xi) all assets of the Assumed Benefit Plans that related to Assumed Liabilities under such plans to the extent expressly transferred to the Purchaser pursuant to Article 10;

(xii) all rights relating to prepaid expenses in connection with or relating to the Business, to the extent incorporated in Closing Net Working Capital; and

(xiii) all of the Asset Selling Affiliates’ claims, rights, credits, causes of action, defenses and rights of set-off against third parties relating to or arising from any of the Purchased Assets, the Business or Assumed Liabilities, including unliquidated rights under manufacturers’ and vendors’ warranties and including all rights to seek injunctive relief and to recover damages for past, present or future infringement relating to the Purchased Assets.

Section 2.2 Transfer Documents. The transfer of the Purchased Assets, Assumed Liabilities and Employees by the Asset Selling Affiliates will be effected pursuant to short-form business transfer agreements (the “Business Transfer Agreements”), and the transfer of the Shares by the Share Selling Affiliates will be effected pursuant to short-form share transfer agreements, forms or other similar documents reasonably satisfactory to the Sellers and the Purchaser (the “Share Transfer Documents”), each subject to the terms and conditions of this Agreement and on a country-by-country basis. Each Business

Transfer Agreement will be on terms reasonably agreed between the Purchaser and the Sellers, taking into account (i) the deletion of provisions which are inapplicable to the Business unit in the relevant country, (ii) such changes as may be necessary to satisfy the requirements of applicable Law, and (iii) such changes regarding Transfer Taxes, VAT, employees and employee benefits matters in order to adapt such agreement to the particular circumstances of the relevant Business unit and country; provided, however, that such changes will be consistent with the principles underlying the corresponding provisions of this Agreement. The parties will prepare the Business Transfer Agreements and Share Transfer Documents as soon as reasonably practicable after the date of this Agreement and will execute and deliver or cause their respective Affiliates to execute and deliver the Business Transfer Agreements and Share Transfer Documents at the Closing upon the terms and subject to the conditions of this Agreement.

Section 2.3 Excluded Assets. Notwithstanding the terms of Section 2.1, no Asset Selling Affiliate will sell, convey, assign, transfer or deliver to the Purchaser (or its Designated Affiliates), and the Purchaser (and its Designated Affiliates) will not purchase or acquire, and the Purchased Assets do not include the following assets (together, the “Excluded Assets”):

(a) all accounts receivable of the Asset Selling Affiliates (other than the Notes Receivable) (regardless of whether such accounts receivable relate to the Business);

(b) all Cash, bank deposits, investment accounts, lockboxes, certificates of deposit, marketable securities, bank accounts, corporate credit cards and other similar cash items of any Asset Selling Affiliate (including for this purpose all collected funds received into bank accounts owned by any Asset Selling Affiliate through the Closing);

(c) all minute books, records, stock ledgers and Tax records of the Asset Selling Affiliates, along with personnel records and all other materials that the Asset Selling Affiliates are required by Law to retain;

(d) the shares of the capital stock or other equity securities of any Asset Selling Affiliate and any Asset Selling Affiliate’s ownership interest in any Person (other than the Acquired Companies);

(e) subject to Article 10, all insurance policies, binders, entitlements and rights of the Selling Affiliates thereunder and proceeds thereof;

(f) all rights under all Contracts of any Asset Selling Affiliate other than the Included Contracts;

(g) all rights to refunds, credits or similar benefits relating to Excluded Taxes;

(h) the “CareFusion” name, mark, domain name and logo, along with all intellectual property rights of the Sellers or any Asset Selling Affiliate, other than the Purchased Intellectual Property;

(i) all real property and rights of the Asset Selling Affiliates in respect of real property, other than the Leased Real Property;

(j) all rights in connection with and assets of any Seller Plan (except as otherwise expressly provided in Article 10);

(k) all rights arising under any Excluded Liability;

(l) all rights to use and otherwise in connection with the Relevant Phone Numbers;

(m) all assets and other rights of the Asset Selling Affiliates sold or otherwise transferred or disposed of during the period from the date of this Agreement through and including the Closing Date, in any event in accordance with Sections 5.2 or 5.11 hereof; and

(n) all rights of any Asset Selling Affiliates under this Agreement or any of the Ancillary Agreements.

Section 2.4 Assumed Liabilities. Subject to the provisions of this Agreement, at the Closing, the Purchaser will (and will cause its Designated Affiliates to) assume and pay or perform and discharge when due any and all Liabilities, to the extent relating to the Business or the Purchased Assets (whether of the Sellers or any of their Affiliates (including the Asset Selling Affiliates)), and whether arising on, prior to or following the Closing Date, in each case other than the Excluded Liabilities (the “Assumed Liabilities”), including the following:

(a) all other Liabilities of the Asset Selling Affiliates to the extent relating to the Purchased Assets (including those reflected in Closing Net Working Capital);

(b) all Liabilities of the Asset Selling Affiliates arising on, prior to or following the Closing Date under the Included Contracts and the Governmental Authorizations included in the Purchased Assets;

(c) all Liabilities relating to the employment of Transferred Employees (subject to Article 10);

(d) all Liabilities arising out of the Purchaser’s activities relating to and asserted by or on behalf of one or more Employees, regardless of whether such person becomes a Transferred Employee (subject to Article 10);

(e) all Liabilities associated with the Assumed Benefit Plans and all other Liabilities expressly assumed by the Purchaser and its Affiliates pursuant to Article 10;

(f) all Liabilities associated with the Leased Real Property arising on, prior to or following the Closing Date;

(g) all Liabilities for Taxes for which Purchaser or its Affiliates are liable pursuant to Article 9; and

(h) subject to Section 2.5(d), all other Liabilities arising out of, relating to or incurred in connection with the Business or the Purchased Assets, including (i) the operation of the Business after the Closing Date, and (ii) any other condition arising on, prior to or following the Closing Date with respect to the Purchased Assets.

Notwithstanding any other provision of this Agreement, the assumption by Purchaser (and any Designated Affiliates) of the Assumed Liabilities will not be deemed to limit or qualify in any manner the representations and warranties of the Sellers hereunder.

Section 2.5 Excluded Liabilities. Notwithstanding the foregoing Section 2.4, in no event shall the Purchaser (or any of its Designated Affiliates) assume any of the following Liabilities of the Sellers or any Asset Selling Affiliate, whether arising on, prior to or following the Closing Date (collectively, the “Excluded Liabilities”), which Excluded Liabilities shall remain the sole responsibility of, and shall be retained by, the Sellers and the Asset Selling Affiliates, as the case may be:

(a) any Liability for which the Sellers or their Affiliates are liable pursuant to Article 10;

(b) any Liability for Taxes other than Taxes for which Purchaser or its Affiliates are liable pursuant to Article 9;

(c) all Liabilities for legal, accounting and audit fees and any other expenses incurred by the Sellers or any Asset Selling Affiliate in connection with this Agreement (other than any fees and expenses of the Independent Accounting Firm to be shared with the Purchaser pursuant to the terms of this Agreement); and

(d) any Liability arising out of or related to any Excluded Asset.

Section 2.6 Consideration. The consideration for the Purchased Assets and the Shares (the “Purchase Price”) consists of (a) the payment at the Closing of U.S. $58,000,000 (fifty-eight million dollars) (the “Cash Purchase Price”), subject to adjustment in accordance with Section 2.7(a) through (j), and (b) the assumption of the Assumed Liabilities.

Section 2.7 Closing Adjustment.

(a) No later than five (5) Business Days prior to the Closing Date, the Sellers shall deliver to the Purchaser a certificate executed by the President or Chief Executive Officer of each of the Sellers dated as of the date of delivery, certifying as to a good faith estimate of the following (the “Pre-Closing Adjustment Notice”): (i) the Closing Net Working Capital, reflecting the exclusion of the Excluded Assets, Excluded Liabilities, Retained Assets and Retained Liabilities (the “Estimated Closing Net Working Capital”) and the Estimated Closing Net Working Capital Adjustment, (ii) the Closing Indebtedness (the “Estimated Closing Indebtedness”). The Estimated Closing Net Working Capital and Estimated Closing Indebtedness shall be calculated on a consistent basis with the principles set forth in Section 2.7(a) of the Seller Disclosure Schedule (the “Reference Calculation”). The Cash Purchase Price to be paid by the Purchaser at the Closing pursuant to Section 2.10(b) will be adjusted as follows: (A) up for the Estimated Closing Net Working Capital Adjustment Amount (if such amount is positive) or down for the Estimated Closing Net Working Capital Adjustment Amount (if such amount is negative); and (B) down for the absolute value of the Estimated Closing Indebtedness. For the purposes of this Agreement, the “Estimated Closing Net Working Capital Adjustment” means (1) if the Estimated Closing Net Working Capital exceeds the Closing Net Working Capital Target Amount, an amount equal to such excess (the “Estimated Closing Net Working Capital Surplus”) provided such Estimated Closing Net Working Capital Surplus shall not exceed $2,000,000 (two million dollars), and (2) if the Estimated Closing Net Working Capital is less than the Closing Net Working Capital Target Amount, an amount equal to such deficiency.

(b) Within 60 days after the Closing Date, the Purchaser will prepare and deliver to the Sellers a certificate executed by the President or Chief Executive Officer of the Purchaser dated as of the date of delivery, certifying as to a good faith estimate of the following (the “Adjustment Notice”): (i) the Closing Net Working Capital reflecting the exclusion of the Excluded Assets, Excluded Liabilities, Retained Assets and Retained Liabilities (the “Final Closing Net Working Capital”) (ii) the Closing Cash (the “Final Closing Cash”) (iii) the Closing Indebtedness (the “Final Closing Indebtedness”) and (iv) the amount of any payments required pursuant to Sections 2.7(g), (h) and (i) based on the amounts set forth in the Adjustment Notice with respect to the Final Closing Net Working Capital, the Final Closing Cash and the Final Closing Indebtedness (the “Adjustment Calculation”). The Final Closing Net Working Capital, the Final Closing Cash and the Final Closing Indebtedness shall be calculated, on a consistent basis with the Reference Calculation.

(c) Within 45 days after delivery of the Adjustment Notice, the Sellers will either:

(i) agree in writing with the Adjustment Calculation, in which case such calculation will be final and binding on the parties for purposes of Sections 2.7(g), (h) and (i); or

(ii) dispute the Adjustment Calculation by delivering to the Purchaser a written notice (a “Dispute Notice”) setting forth in reasonable detail the basis for each such disputed item and certifying that all such disputed items are being disputed in good faith.

(d) If the Sellers fail to take either of the foregoing actions described in clause (c) above within 45 days after delivery of the Adjustment Notice, then the Sellers will be deemed to have irrevocably accepted the Adjustment Calculation, in which case, the Adjustment Calculation will be final and binding on the parties for purposes of 2.7(g), (h) and (i). In connection with the Sellers’ review of the Adjustment Notice, the Purchaser will, and will cause each of its Affiliates (including the Designated Affiliates and Acquired Companies) to, use its commercially reasonable efforts to cooperate with the Sellers and the Sellers’ representatives, including by providing on a timely basis all information reasonably requested by Sellers necessary in reviewing the Adjustment Notice and preparing any Dispute Notice.

(e) If the Sellers timely deliver a Dispute Notice to the Purchaser, then the Purchaser and the Sellers will attempt in good faith, for a period of 30 days, to agree on the Adjustment Calculation for purposes of 2.7(g), (h) and (i). Any resolution by the Purchaser and the Sellers during such 30-day period as to any disputed items will be final and binding on the parties for purposes of Sections 2.7(g), (h) and (i). If the Purchaser and the Sellers do not resolve all disputed items by the end of 30 days after the date of delivery of the Dispute Notice, then the Purchaser and the Sellers will submit the remaining items in dispute to KPMG LLP for resolution, or if that firm is unwilling or unable to serve, the Purchaser and the Sellers will engage another mutually agreeable independent accounting firm of recognized international standing, which firm is not the regular auditing firm of the Purchaser or the Sellers. If the Purchaser and the Sellers are unable to jointly select such independent accounting firm within 15 days after such 30-day period, the Purchaser, on the one hand, and the Sellers, on the other hand, will each select an independent accounting firm of recognized national or international standing and such selected accounting firms will select a third independent accounting firm of recognized international standing, which firm is not the regular auditing firm of the Purchaser or the Sellers; provided, however, that if either the Purchaser, on the one hand, or the Sellers, on the other hand, fail to select such independent accounting firm during this 15-day period, then the parties agree that the independent accounting firm selected by the other party will be the independent accounting firm selected by the parties for purposes of this Section 2.7 (such selected independent accounting firm, whether pursuant to this sentence or the preceding sentence, the “Independent Accounting Firm”). The Purchaser and the Sellers will instruct the Independent Accounting Firm to render its determination with respect to the items in dispute in a written report that specifies the conclusions of the Independent Accounting Firm as to each item in dispute and the resulting Adjustment Calculation; provided that the Independent Accounting Firm shall not assign a value to any item greater than the greatest value for such item set forth in the Adjustment Notice or the Dispute Notice, as applicable, or less than the smallest value for such item set forth in the Adjustment Notice or the Dispute Notice, as applicable. In so acting, the Independent Accounting Firm will act as an expert and not as an arbiter. The Purchaser and the Sellers will each use their commercially reasonable efforts to cause the Independent Accounting Firm to render its determination within 30 days after referral of the items to such firm or as soon thereafter as reasonably practicable. The Independent Accounting Firm’s determination of the Adjustment Calculation as set forth in its report will be final and binding on the parties for purposes of Sections 2.7(g), (h) and (i). The Purchaser will revise the calculation of the Final Closing Net Working Capital, the Final Closing Cash and the Final Closing Indebtedness as appropriate to reflect the resolution of the items in dispute pursuant to this Section 2.7(e). The fees and expenses of the Independent Accounting Firm will be shared by the Purchaser and the Sellers in inverse proportion to the relative amount by which the disputed amounts are determined to be for the account of the Purchaser and the Sellers, respectively.

(f) For purposes of complying with this Section 2.7, the Purchaser and the Sellers will furnish to each other and to the Independent Accounting Firm such work papers and other documents and information relating to the disputed items as the Independent Accounting Firm may reasonably request and are available to that party (or its independent public accountants) and will be afforded the opportunity to present to the Independent Accounting Firm any material related to the disputed items and to discuss the items with the Independent Accounting Firm.

(g) If the Final Closing Net Working Capital (as finally determined pursuant to this Section 2.7) is less than the Estimated Closing Net Working Capital, then the Sellers will pay to the Purchaser an amount equal to the Estimated Closing Net Working Capital minus the Final Closing Net Working Capital (as so finally determined pursuant to the foregoing provisions of this Section 2.7). If the Final Closing Net Working Capital (as finally determined pursuant to this Section 2.7) is greater than the Estimated Closing Net Working Capital, then the Purchaser will pay to the Sellers an amount equal to the Final Closing Net Working Capital (as so finally determined pursuant to the foregoing provisions of this Section 2.7) minus the Estimated Closing Net Working Capital. For the avoidance of doubt, in no event shall the aggregate amount for any adjustment to the Cash Purchase Price contemplated by this Section 2.7 with respect to the Estimated Closing Net Working Capital Surplus and/or determination of Final Closing Net Working Capital result in a payment by the Purchaser to the Sellers of more than $2,000,000 (two million dollars).

(h) If the Final Closing Cash (as finally determined pursuant to this Section 2.7) is more than zero, then the Purchaser will pay to the Sellers such difference in cash.

(i) If the absolute value of the Final Closing Indebtedness (as finally determined pursuant to this Section 2.7) is less than the Estimated Closing Indebtedness, then the Purchaser will pay to the Sellers the absolute value of such difference in cash. If the absolute value of the Final Closing Indebtedness (as finally determined pursuant to this Section 2.7) is greater than the Estimated Closing Indebtedness, then the Sellers will pay to the Purchaser the absolute value of such difference in cash.

(j) Any payment to the Purchaser pursuant to Sections 2.7(g) and (i) will be effected by wire transfer of immediately available funds from the Sellers to an account or accounts designated by the Purchaser, and any payment to the Sellers pursuant to Sections 2.7(g), (h) and (i) will be effected by wire transfer of immediately available funds to an account or accounts designated by the Sellers. Such payments will be made within five Business Days following the final determination of the Final Closing Net Working Capital, Final Closing Cash and Final Closing Indebtedness in accordance with this Section 2.7. Notwithstanding the above, the aggregate amount of payments required to be made by this Section 2.7 will be netted against each other and any balance will be paid, plus interest thereon (calculated based on the actual number of days elapsed in a year consisting of 365 days) from the Closing Date through and including the date of such payment at a rate equal to the one month LIBOR rate as of Closing Date plus 2.50% per annum, to the receiving party in accordance with this Section 2.7(j).

(k) The purpose of this Section 2.7 is to determine the final Purchase Price to be paid by the Purchaser under this Agreement. Accordingly, any adjustment pursuant hereto will neither be deemed to be an indemnification pursuant to Article 8 or Article 9, nor preclude a party from exercising any indemnification rights pursuant to Article 8 or Article 9; provided, however, that in no event will the Sellers or the Purchaser be obligated to indemnify any Purchaser Indemnified Party or Seller Indemnified Party, as applicable, for any Loss as a result of, or based upon or arising from, any matter, to the extent such matter is reflected in the calculation of the Final Closing Net Working Capital, the Final Closing Cash or the Final Closing Indebtedness as finally determined pursuant to this Section 2.7. Any payment made pursuant to this Section 2.7 will be treated by the parties for all purposes as an adjustment to the Purchase Price and will not be subject to offset for any reason.

Section 2.8 Allocation of Purchase Price.

(a) The parties will use their reasonable best efforts to agree prior to the Closing to an allocation of the Purchase Price to (i) the Purchased Assets (including the Notes Receivable), (ii) the Shares, and (iii) the assets of CareFusion 209, Inc. As soon as practicable after the date of this Agreement, the Sellers will prepare and deliver to the Purchaser a calculation of the proposed allocation of the Purchase Price (the “Allocation Statement”). Within 10 days after receipt of the Allocation Statement, the Purchaser will deliver a written response to the Sellers setting forth whether the Purchaser agrees with or disputes the Sellers’ calculation (the “Purchaser’s Written Response”) and, if the Purchaser disputes the Sellers’ calculation, the Purchaser’s Written Response will set forth in reasonable detail the basis for each disputed item. The Purchaser and the Sellers will attempt in good faith and in an expedient manner to reach agreement on any disputed items. The Sellers and the Purchaser agree to amend the Allocation Statement (as finally determined in accordance with this clause (a)) in good faith and as necessary to reflect any adjustments made to the Purchase Price pursuant to Section 2.7 and as required by Section 1060 of the Code and Treasury Regulations Sections 1.338-6 and 1.338-7 (and any similar provisions of state, local or foreign Law) (as amended, the “Final Allocation Statement”).

(b) The Purchaser and the Sellers will report the allocation of the Purchase Price for U.S. federal, state, local and non-U.S. income Tax purposes in a manner consistent with the Final Allocation Statement. Except as otherwise required by Law, neither the Sellers nor the Purchaser will (or will permit their respective Affiliates to) take any position inconsistent with the Final Allocation Statement in any U.S. federal, state, local, or non-U.S. income Tax Returns or similar filings (including IRS Form 8594 and IRS Form 8883 or any similar forms required to be filed under Law), any refund claim, litigation, audit or otherwise. The Purchaser and the Sellers each agree to provide the other party(ies) with any additional information reasonably required to complete IRS Form 8594 and IRS Form 8883 (or any similar forms required to be filed under Law).

(c) The Purchaser and the Sellers will (i) promptly inform the other party(ies) of any challenge by any Governmental Authority to the Final Allocation Statement, (ii) consult with and keep each other informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge and (iii) cooperate in good faith in responding to such challenge in order to preserve the effectiveness of the Final Allocation Statement.

(d) If the Purchaser and the Sellers do not agree on an Allocation Statement within 30 days after delivery of the Purchaser’s Written Response, then, for purposes of this Section 2.8, there will be no Final Allocation Statement and each party will prepare its own allocation of the Purchase Price among (i) the Purchased Assets, (ii) the Shares, and (iii) the assets of CareFusion 209, Inc.

Section 2.9 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur on the later of (i) July 1, 2012 or such earlier date, if so mutually agreed by the Sellers and the Purchaser, and (ii) three Business Days after the date on which all of the conditions set forth in Article 6 have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing). The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” For all purposes under this Agreement and each of the Ancillary Agreements, all matters at Closing will be considered to take place simultaneously, no delivery of any document will be deemed complete until all transactions and deliveries of documents are completed, and the Closing will be deemed to have occurred on the close of business in each jurisdiction applicable to the Business on the Closing Date irrespective of the actual occurrence of the Closing at any particular time on the Closing Date.

Section 2.10 Closing Deliveries.

(a) At the Closing, the Sellers will, for themselves and as agents for the Selling Affiliates (as applicable), deliver or cause to be delivered to the Purchaser, for itself and as agent for the Designated Affiliates (as applicable):

(i) Business Transfer Agreements, executed by the applicable Asset Selling Affiliates;

(ii) Share Transfer Documents, executed by the applicable Share Selling Affiliates;

(iii) certificates representing such of the Shares as are certificated (duly endorsed in blank or accompanied by stock powers duly executed in blank or other appropriate transfer forms in form reasonably satisfactory to the Purchaser for transfer) with all appropriate stock transfer tax stamps affixed, and such other deeds, documents and instruments as are necessary or appropriate to effect the valid transfer of the remainder of the Shares executed by the applicable Share Selling Affiliates;

(iv) assignment of all Purchased Intellectual Property in the form of Exhibit B (the “IP Assignment”) executed by the applicable Asset Selling Affiliate;

(v) the Transition Services Agreement, executed by the Sellers;

(vi) letters of resignation effective as of the Closing Date from the directors and officers (or their equivalent) of the Acquired Companies, executed by the relevant directors and officers (or their equivalent) in a form reasonably satisfactory to the Purchaser;

(vii) the minute books, stock ledger and seal (if any) of each of the Acquired Companies (which, at the election of the Sellers, will be delivered from representatives of the Sellers to representatives of the Purchaser locally in the jurisdiction of incorporation or formation of the applicable Acquired Company);

(viii) a FIRPTA certificate with respect to CareFusion 209, Inc. in accordance with the requirements of Treasury Regulation Section 1.1445-2(b)(2) certifying that Viasys Holdings, Inc. is a U.S. person;

(ix) a FIRPTA certificate in accordance with the requirements of Treasury Regulation Section 1.1445-2(b)(2) certifying that CareFusion 209, Inc. is a U.S. person;

(x) a certificate, dated as of the Closing Date, executed by an officer of each of the Sellers confirming the satisfaction of the conditions specified in Sections 6.1(a) and 6.1(b);

(xi) assignments of the Notes Receivable, executed by the applicable debtor and in a form reasonably satisfactory to the Purchaser;

(xii) a certificate, dated as of the Closing Date, executed on behalf of each of the Sellers by its secretary, an assistant secretary or an authorized officer, certifying (A) the Organizational Documents of each of the Acquired Companies; (B) resolutions of the board of directors, sole director or shareholders (or equivalent), as the case may be, of each of the Sellers and other Selling Affiliates to evidence: (i) the approval of the sale, assignment and transfer of the Purchased Assets and the Shares, and the transactions contemplated by this Agreement; and (ii) the authorization of the execution of and the performance by the relevant Seller Group member of its obligations under each of the documents to be executed by it;

(xiii) pay-off, lien release or similar letters from holders of Indebtedness of any Acquired Company or any other Selling Affiliates to the extent then encumbering any of the Purchased Assets (in each case, other than Closing Indebtedness (if any) of the Selling Affiliates), in a form reasonably acceptable to the Purchaser;

(xiv) the Sellers shall have executed and delivered to the Purchaser a release in form and substance reasonably satisfactory to the Purchaser that acknowledges that, as of the Closing Date, the Sellers and the Selling Affiliates have no claim of any nature against any of the Acquired Companies and that none of the Acquired Companies have any or owe any liability to the Sellers or the Selling Affiliates, in each case other than any Intercompany Accounts; and

(xv) such other instruments of sale, transfer, conveyance and assignment as the Purchaser reasonably requests for the purpose of consummating the transactions contemplated by this Agreement.

(b) At the Closing, the Purchaser will, for itself and as agent for the Designated Affiliates (as applicable), deliver or cause to be delivered to the Sellers, for themselves and as agents for the Selling Affiliates (as applicable):

(i) the Cash Purchase Price (A) plus or minus the Estimated Closing Net Working Capital Adjustment Amount as applicable, and (B) minus the Estimated Closing Indebtedness, by wire transfer of immediately available funds in U.S. dollars to the account(s) specified by the Sellers no later than two Business Days prior to the Closing Date;

(ii) the Business Transfer Agreements, executed by the Purchaser and/or the applicable Designated Affiliates;

(iii) the Share Transfer Documents, if any, that call for a signature by the Purchaser and/or its Designated Affiliates, executed by the Purchaser and/or such Designated Affiliates, as applicable;

(iv) the IP Assignment, executed by the Purchaser and/or such Designated Affiliates, as applicable;

(v) the Transition Services Agreement, executed by the Purchaser;

(vi) a release in the form of Exhibit C, executed by Purchaser on behalf of each of the Acquired Companies with respect to each of the resigning officers and directors (or their equivalent);

(vii) a certificate, dated as of the Closing Date, executed on behalf of each of the Purchaser by its secretary, an assistant secretary or an authorized officer, certifying resolutions of the board of directors, sole director or shareholders (or equivalent), as the case may be, of each of the Purchaser and its applicable Affiliates to evidence: (i) the approval of the purchase, assignment and transfer of the Purchased Assets and the Shares, and the transactions contemplated by this Agreement, and (ii) the authorization of the execution of and the performance by the relevant Purchaser and its Affiliates (as applicable) of its obligations under each of the documents to be executed by it;

(viii) a certificate, dated as of the Closing Date, executed by an officer of the Purchaser confirming the satisfaction of the conditions specified in Sections 6.2(a) and 6.2(b), and

(ix) such other instruments of sale, transfer, conveyance and assignment as the Sellers reasonably request for the purpose of consummating the transactions contemplated by this Agreement.

Section 2.11 Consents. Notwithstanding any other provision of this Agreement (but subject to Section 5.3 with respect to any filings, consents or approvals required under applicable Antitrust Laws), this Agreement does not effect an assignment or transfer of any Contract or Governmental Authorization if an attempted assignment or transfer thereof, without the consent of a third party thereto, would constitute a breach or other contravention thereof or would be ineffective with respect to any party thereto. As to any such Contract or Governmental Authorization so designated in writing by the Purchaser, the Sellers and the Purchaser will use commercially reasonable efforts to obtain as promptly as practicable after the Closing the consent of the other parties to such Contract or Governmental Authorization or, if required, novation thereof to the Purchaser (or its Designated Affiliates) or, alternatively, written confirmation from such parties reasonably satisfactory to the Purchaser that such consent and/or novation is not required. In no event, however, will the Sellers or any of their Affiliates be obligated to commence, defend or participate in any litigation, pay any money to any Person, or offer or grant other financial or other accommodations to any Person in connection with obtaining any consent, waiver, confirmation, novation or approval with respect to any such Contract or Governmental Authorization. If any consent, waiver, confirmation, novation or approval is not obtained with respect to any such Contract or Governmental Authorization, then the Sellers and the Purchaser will cooperate to establish an agency type or other similar arrangement reasonably satisfactory to the Sellers and the Purchaser under which the Purchaser (and its Designated Affiliates) would obtain, to the extent practicable, all rights, and assume the corresponding Liabilities thereunder (including by means of subcontracting, sublicensing or subleasing arrangement, or a power of attorney pursuant to which Purchaser or its Designated Affiliate would perform all obligations and receive all benefits under the terms of such Contract or Governmental Authorization) or under which the Sellers would enforce or cause the Asset Selling Affiliates, as appropriate, to enforce, for the benefit of the Purchaser (and its Designated Affiliates), with the Purchaser (and its Designated Affiliates) and the Sellers assuming and agreeing to pay one-half of the Sellers’ and the Asset Selling Affiliates’ reasonable out-of-pocket costs and expenses incurred in connection with obtaining such consent, waiver, confirmation, novation or approval from such third party to any such Contract or Governmental Authorization necessary for effectively owning, conducting, operating and continuing the Business and/or the Purchased Assets following the Closing. In such event (a) the Sellers will promptly pay or cause to be paid to the Purchaser when received all moneys relating to the period on or after the Closing Date received by the Sellers or any Asset Selling Affiliate under any Contract or Governmental Authorization not transferred pursuant to this Section 2.11, and (b) the Purchaser will promptly pay, perform or discharge, or cause to be promptly paid, performed or discharged, when due any Liabilities arising thereunder after the Closing Date but not transferred to the Purchaser (or its Designated Affiliates) pursuant to this Section 2.11. The failure by the Purchaser or the Sellers to obtain any required consent, waiver, confirmation, novation or approval with respect to any Contract or Governmental Authorization will not relieve any party from its obligation to consummate at the Closing the transactions contemplated by this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Each of the Sellers represents and warrants to the Purchaser that as of the date of this Agreement and as of the Closing Date the statements set forth in this Article 3 are true and correct, except as set forth on the disclosure schedule delivered by the Sellers to the Purchaser concurrently with the execution and delivery of this Agreement and dated as of the date of this Agreement (the “Seller Disclosure Schedule”).

Section 3.1 Organization and Good Standing. Each of the Sellers, each Selling Affiliate and each Acquired Company is a corporation or other legal entity duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the Laws of the jurisdiction of its organization, and has all requisite power and authority to conduct its business as presently conducted.

Section 3.2 Authority and Enforceability.

(a) Each of the Sellers has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by the Sellers has been duly authorized by all necessary action on the part of each of the Sellers and no action on the part of the stockholders of any of the Sellers is necessary to consummate the transactions contemplated hereby. Each of the Sellers has duly and validly executed and delivered this Agreement. Assuming the due authorization, execution and delivery of this Agreement by the Purchaser, this Agreement constitutes the valid and binding obligation of the Sellers, enforceable against the Sellers in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) Laws governing specific performance, injunctive relief and other equitable remedies.

(b) Each of the Sellers has, and each of their Affiliates will have, all requisite power and authority to execute and deliver each Ancillary Agreement to which it is a party and to perform its respective obligations under each such Ancillary Agreement. The execution, delivery and performance of each Ancillary Agreement and the consummation of the transactions contemplated thereby by the Sellers have been, and by each of the Sellers’ Affiliates party thereto will be, duly authorized by all necessary action on the part of each of the Sellers and the Sellers’ Affiliates and no action on the part of the stockholders of any of the Sellers is necessary to consummate the transactions contemplated pursuant to the Ancillary Agreements. On or prior to the Closing, each of the Sellers and each of the Sellers’ Affiliates will have duly and validly executed and delivered each Ancillary Agreement to which it is a party. Assuming the due authorization, execution and delivery of the Ancillary Agreements by the Purchaser and/or the Designated Affiliates and the other parties thereto, at the Closing each Ancillary Agreement to which a Seller or any of its Affiliates is a party will constitute the valid and binding obligation of such Seller or the Affiliate of such Seller that is party thereto, enforceable against such Seller or such Affiliate of such Seller in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) Laws governing specific performance, injunctive relief and other equitable remedies.

Section 3.3 No Conflict. Neither the execution, delivery and performance of this Agreement by the Sellers and any Ancillary Agreement by the Sellers or any Affiliate of the Sellers party thereto, nor the consummation by the Sellers and their Affiliates of the transactions contemplated by this Agreement, will (a) conflict with or violate the certificate of incorporation or bylaws or other applicable charter or organizational documents of the Sellers or any of their Affiliates, (b) result in a breach or default under, or create in any Person the right to terminate, cancel, accelerate or modify, or require any notice, consent or waiver under, any Material Contract, (c) violate any Law or Judgment applicable to the Sellers or any of their Affiliates, the Business or the Purchased Assets, (d) result in the creation of any Encumbrance (other than Permitted Encumbrances) on any of the Purchased Assets or the assets of any Acquired Company, or (e) except under applicable Antitrust Laws, require the Sellers or any of their Affiliates to obtain any consent, approval, authorization or other action by, or make any filing with or notification to any Governmental Authority, except, in the case of clauses (b), (c), (d) or (e) above, as would not have a material effect on the Business.

Section 3.4 Capitalization and Ownership. Section 3.4 of the Seller Disclosure Schedule sets forth an accurate and complete list of all the issued and outstanding shares of capital stock or other equity securities of the Acquired Companies. The Shares represent all of the issued and outstanding shares of capital stock or other equity securities of the Acquired Companies. The Share Selling Affiliates are the sole record holders and beneficial owners of all of the Shares, free and clear of all Encumbrances other than Permitted Encumbrances, in the respective amounts set forth in Section 3.4 of the Seller Disclosure Schedule. All of the Shares are duly authorized, validly issued, fully paid and nonassessable, and are not issued in violation of any preemptive rights. There are no Contracts to which any Share Selling Affiliate or, to the Sellers’ Knowledge, any other Person, is a party or bound with respect to the voting (including voting trusts or proxies) of the Shares. Other than the Shares, there are no outstanding or authorized options, warrants, convertible securities or other rights (including preemptive rights), agreements or commitments to which any Acquired Company is a party or which are binding upon any Acquired Company providing for the issuance, sale, purchase or redemption of any shares or other equity securities. No Acquired Company owns, of record or beneficially, directly or indirectly, any outstanding voting securities or other equity interests in any Person.

Section 3.5 Financial Information.

(a) The Sellers have made available to the Purchaser unaudited historic pro-forma financial statements for the Business (reflecting the exclusion of the Excluded Assets, Excluded Liabilities, Retained Assets and Retained Liabilities) (i) as of and for the fiscal years ending June 30, 2010 and June 30, 2011, and (ii) as of and for the twelve month period ending March 31, 2012 (the “Balance Sheet Date”), in each case including a balance sheet and an income statement, each as set forth in Section 3.5(a) of the Seller Disclosure Schedule (the “Financial Statements”).

(b) The Financial Statements (i) are derived from and consistent with the books and records of the Sellers and the Selling Affiliates pertaining to the Business, (ii) have been prepared in accordance with GAAP in all material respects, except as described in Section 3.5(b) of the Seller Disclosure Schedule (GAAP, so qualified by Section 3.5(b) of the Seller Disclosure Schedule, the “Accounting Principles”), applied on a consistent basis throughout the periods indicated, and (iii) fairly present in all material respects the financial condition of the Business as of the respective dates thereof and for the periods indicated therein except as described in Section 3.5(b) of the Seller Disclosure Schedule.

(c) The Seller Group has no Liabilities (of a type that the Accounting Principles would require be included in the Financial Statements) that are, individually or in the aggregate, material to the Business or the Purchased Assets (considered together), except for Liabilities (i) included in the Financial Statements, (ii) incurred in the conduct of the Sellers’ (and the Selling Affiliates’ and Acquired Companies’) operation of the Business since the Balance Sheet Date in the Ordinary Course of Business, or (iii) as set forth on Schedule 3.5(c) of the Seller Disclosure Schedule.

(d) All Accounts Receivable reflected in the Financial Statements arose in the Ordinary Course of Business. Allowances for doubtful accounts are adequate and have been prepared in accordance with the Accounting Principles consistently applied and in accordance with the Seller Group’s past practices. The Accounts Receivable arising after the Balance Sheet Date and before the Closing Date arose or will arise in the Ordinary Course of Business. None of the outstanding Accounts Receivable is subject to any material claim of offset, recoupment, setoff or counterclaim, and, to the Sellers’ Knowledge, there are no specific facts or circumstances (whether asserted or unasserted) that could reasonably be expected to give rise to any such claim.

(e) Section 3.5(e) of the Seller Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which any of the Acquired Companies maintains accounts of any nature with respect to the Business (other than in relation to any Indebtedness) and the names of all persons authorized to draw thereon or make withdrawals therefrom.

Section 3.6 Operation of the Business. Except as set forth in Section 3.6 of the Seller Disclosure Schedule, from the Balance Sheet Date to the date of this Agreement, (a) there has not been any damage, destruction, condemnation, Loss (whether or not covered by insurance) of any material assets of the Business; (b) the Sellers, the Selling Affiliates and the Acquired Companies have operated the Business in the Ordinary Course of Business; and (c) neither the Sellers, the Selling Affiliates nor the Acquired Companies have taken any action that (if taken between the date of this Agreement and Closing) would constitute a breach of Section 5.2(b).

Section 3.7 Sufficiency of Assets. Except (a) for the Excluded Assets and Retained Assets, and (b) with respect to Intellectual Property and software, and assuming (i) the Purchaser owns or forms legal entities in any necessary jurisdictions and that such legal entities obtain such necessary corporate or other required qualifications to do business in such jurisdictions, and (ii) that the Purchaser has the ability to provide to the Business those types of corporate level services currently provided to the Business by the Sellers, the Selling Affiliates and certain of their Affiliates, including accounting, ethics and compliance, global trade, human resources, legal, treasury, information technology, environmental, health and safety services and other support services (together, “Ancillary Services”), in each case (where applicable) subject to the Transition Services Agreement, the Purchased Assets, together with the assets of the Acquired Companies and the rights, goods and services which are the subject of the Ancillary Agreements, constitute all the material assets which are necessary for the conduct of the Business and use of the Purchased Assets by the Purchaser immediately following the Closing in the same manner as presently conducted by the Sellers, Selling Affiliates and the Acquired Companies.

Section 3.8 Tangible Personal Property. The (a) Sellers and the Asset Selling Affiliates, as applicable, have good and marketable title to, or in the case of leased assets, valid leasehold interests in, all of the material tangible personal property included in the Purchased Assets, and (b) Acquired Companies, as applicable, have good and marketable title to, or in the case of leased assets, valid leasehold interests in, all of their material tangible personal property, in each case free and clear of all Encumbrances except Permitted Encumbrances. All of the material items of tangible personal property included in the Purchased Assets and all of the material items of tangible personal property of the Acquired Companies is in good working condition and repair, ordinary wear and tear excepted.

Section 3.9 Real Property.

(a) Section 3.9(a) of the Seller Disclosure Schedule sets forth an accurate and complete list (by street address and current owner) of all real property in which any Acquired Company has fee title (or equivalent) interest (collectively, the “Acquired Company Real Property”). The applicable Acquired Company has good and marketable title in fee simple to each parcel of Acquired Company Real Property, in each case free and clear of all Encumbrances other than Permitted Encumbrances.

(b) Section 3.9(b) of the Seller Disclosure Schedule sets forth an accurate and complete description (by street address of the subject leased real property, the date and term of the lease, the name of the parties thereto and the aggregate annual rent payable thereunder) of (a) all real property that is leased by any Acquired Company (collectively, the “Acquired Company Leased Real Property”) and (b) all Leased Real Property. The Sellers have made available to the Purchaser complete copies of the leases in effect as of the date hereof relating to the Acquired Company Leased Real Property and the Leased Real Property and there has not been any sublease or assignment entered into by the Sellers, any Asset Selling Affiliate or any Acquired Company in respect of the leases relating to such Leased Real Property or Acquired Company Leased Real Property (together, the “Leases”). No Acquired Company, with respect to any Acquired Company Leased Real Property, and neither the Sellers nor any Asset Selling Affiliate, with respect to Leased Real Property, nor, to the Sellers’ Knowledge, any other party, is in material breach or default of any provision of any such Lease.

(c) Except (i) as set forth on Section 3.9(c) of the Seller Disclosure Schedule, and (ii) for the real property used for the provision of the Ancillary Services, the Acquired Company Real Property, the Acquired Company Leased Real Property and the Leased Real Property constitute all interests in real property used, occupied or held for use in connection with the Business immediately prior to Closing.

Section 3.10 Intellectual Property.

(a) Except for the Intellectual Property licensed under the IP Licenses and the software licensed under the Software Licenses (each as defined below), (i) the Sellers and the Asset Selling Affiliates, as applicable, own, free and clear of any Encumbrance (other than Permitted Encumbrances), all Purchased Intellectual Property and (ii) the Acquired Companies, as applicable, own, free and clear of any Encumbrance (other than Permitted Encumbrances), all Acquired Company Intellectual Property. No member of the Seller Group has received notice that any Purchased Intellectual Property or Acquired Company Intellectual Property is subject to any proceeding or outstanding decree, order, judgment or settlement agreement that restricts in any manner the use, transfer or licensing thereof by the Sellers, the Asset Selling Affiliates or the Acquired Companies or may affect the validity, use, or enforceability of such Intellectual Property.

(b) All Registered Intellectual Property owned by the Sellers or the Asset Selling Affiliates with respect to any Purchased Intellectual Property is set forth in Section 2.1(b)(v) of the Seller Disclosure Schedule, and all Registered Intellectual Property owned by the Acquired Companies with respect to any Acquired Company Intellectual Property is set forth in Section 3.10(b) of the Seller Disclosure Schedule (collectively the “Business Registered Intellectual Property”). To Sellers’ Knowledge, all necessary registration, maintenance and renewal fees due and payable as of the date hereof, in connection with any Business Registered Intellectual Property, have been made.

(c) Except as set forth in Section 3.10(c) of the Seller Disclosure Schedule, the Purchased Intellectual Property and the Acquired Company Intellectual Property constitute all material Intellectual Property necessary for the conduct of the Business by the Purchaser immediately following the Closing in the same manner as presently conducted by the Sellers, Selling Affiliates and the Acquired Companies, other than with respect to the Excluded Assets.

(d) No member of the Seller Group has received notice that the Purchased Intellectual Property or the Acquired Company Intellectual Property infringes or misappropriates the proprietary rights of any other Person. The Business, as currently conducted, does not infringe or misappropriate (i) the proprietary rights (other than with respect to patents) of any other Person, and (ii) to Sellers’ Knowledge, the patents of any other Person. To the Sellers’ Knowledge, the Purchased Intellectual Property and the Acquired Company Intellectual Property have not been infringed or misappropriated by any Person.

(e) Except for the Software Licenses (as defined below), Section 3.10(e) of the Seller Disclosure Schedule sets forth all material licenses, sublicenses, assignments and other agreements (the “IP Licenses”) with respect to the Acquired Company Intellectual Property and the Purchased Intellectual Property. No Acquired Company, with respect to any Acquired Company Intellectual Property, and neither the Sellers nor any Asset Selling Affiliate, with respect to any Purchased Intellectual Property, is in, or has received notice that they are in, material breach or default of any provision of the IP License. To the Sellers’ Knowledge, no other party is in material breach or default of any provision of any such IP Licenses.

(f) Other than with respect to any open source materials incorporated therein, the Acquired Companies are the sole owners of the Acquired Software. There is no obligation to compensate any Person for the development, use, sale or exploitation of the Acquired Software. Section 3.10(f)(i) of the Seller Disclosure Schedule sets forth all material licenses, sublicenses, assignments and other agreements with respect to the Licensed Software, the Acquired Software and the Systems Software (the “Software Licenses”). Except as set forth in Section 3.10(f)(ii) of the Seller Disclosure Schedule, no member of the Seller Group is in, or has received notice that they are in material breach or default of any Software Licenses. Except for software used for the Ancillary Services only, and commercially available off-the-shelf-software, the Acquired Software, the Licensed Software and the Systems Software constitute all of the material software used by the Business in the operation of the Business as presently conducted by the Sellers, the Asset Selling Affiliates and the Acquired Companies. The data stored in the Systems Software with respect to the Business constitutes all of the material data necessary to use the Systems Software for the Business in substantially the same manner as presently conducted by the Sellers, Selling Affiliates and the Acquired Companies.

(g) Each of the Sellers, Asset Selling Affiliates and Acquired Companies has taken commercially reasonable steps in accordance with normal industry practice to maintain the confidentiality of their respective trade secrets included in the Purchased Intellectual Property and Acquired Company Intellectual Property (“Confidential Information”). Without limiting the foregoing, each of the Sellers, Asset Selling Affiliates and Acquired Companies has used reasonable efforts to enforce policies requiring each employee and contractor who has access to Confidential Information to execute nondisclosure agreements. All employees and contractors of the Sellers, Asset selling Affiliates, and Acquired Companies who have contributed to the creation, invention, modification or improvement of any Purchased Intellectual Property or Acquired Company Intellectual Property, have signed written agreements assigning their ownership rights therein to Sellers, Asset Selling Affiliates or Acquired Companies, as applicable.

Section 3.11 Contracts.

(a) Section 3.11(a) of the Seller Disclosure Schedule sets forth an accurate and complete list as of the date hereof of each Included Contract to which any Seller or Asset Selling Affiliate is a party and each Contract to which any Acquired Company is a party, in each case which:

(i) is for the purchase of materials, supplies, goods, equipment or services that involves the payment by a Seller, any Asset Selling Affiliate (with respect to the Business) or any Acquired Company of more than U.S.$500,000 in either of fiscal years 2010 and 2011;

(ii) is for the sale of materials, supplies, goods, equipment or services by a Seller, any Asset Selling Affiliate (with respect to the Business) or any Acquired Company to any of the ten largest customers of the Business, as identified on Section 3.22(a) of the Seller Disclosure Schedule, in each of the United States, Germany, Italy, Spain, the United Kingdom and the Netherlands;

(iii) is for capital expenditures or commitments therefor in excess of U.S.$500,000 annually;

(iv) is a Contract for employment that provides (x) for base salary of more than U.S.$100,000 on an annual basis, or (y) for base salary of more than U.S.$100,000 on an annual basis and severance of at least six months’ base salary, or (z) for base salary of more than U.S.$100,000 on an annual basis and is not terminable by a Seller without at least six months’ notice, by any Asset Selling Affiliate or any Acquired Company (excluding such severance or notice as is required by applicable Law);

(v) is a Contract that provides for any third party, in each case, to act as a distributor, dealer or sales representative under which such third party has received payments of more than U.S.$500,000 in either of Sellers’ fiscal years 2010 and 2011;

(vi) other than any Contracts that provide for the Seller Group, or any third party, to act as a distributor, dealer, sales representative or authorized service Person that are terminable upon notice of one hundred twenty (120) days or less, is (x) a Contract that materially limits or purports to materially limit the ability of the Business or any Acquired Company to compete in any line of business or with any Person or in any geographic area, or (y) contains most-favored-nation or exclusivity provisions;

(vii) is a Contract for a joint venture, or a Contract which involves a sharing of revenues, profits, cash flows, expenses or losses of the Business with any third-party;

(viii) is a Contract to license or authorize any third party to manufacture or reproduce any end-use products manufactured by the Seller Group with respect to the Business; and

(ix) is a Contract pursuant to which any member of the Seller Group has since December 31, 2009 acquired a business or entity, or assets of a business or entity (other than in the Ordinary Course of Business), with respect to the Business, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise.

The Contracts listed in Section 3.11(a) of the Seller Disclosure Schedule (other than purchase orders) are referred to in this Agreement as the “Material Contracts”. A true and complete copy of each Material Contract has been made available to Purchaser or Purchaser’s representatives, provided, that, as of the date of this Agreement, (x) names of key customers and suppliers, and related pricing terms, and (y) certain proprietary Contracts to be listed under Section 3.11(a)(vii) of the Seller Disclosure Schedule, have been redacted from applicable Material Contracts (with unredacted versions of such Material Contracts to be made available by Sellers to Purchaser or Purchaser’s representatives promptly after the date hereof).

(b) With respect to each such Material Contract, none of the Sellers, the Asset Selling Affiliates and the Acquired Companies party to the Material Contract, nor, to the Sellers’ Knowledge, any other party to the Material Contract, is in material breach or material default under the Material Contract. Each Material Contract set forth in writing is enforceable as to the Seller, the Asset Selling Affiliate or the Acquired Company party thereto and, to the Knowledge of the Seller, any other party thereto, in accordance with its terms subject to, if any, (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies. Other than the transactions contemplated by this Agreement, there exists no occurrence, condition or act, with respect to any member of the Seller Group or, to the Sellers’ Knowledge, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a material default or event of material default under any Material Contract or (ii) give any third party (A) the right to declare a material default or exercise any material remedy under any Material Contract, or (C) the right to cancel, terminate or materially modify any Material Contract. To Sellers’ Knowledge, no member of the Seller Group has received any written notice or other communication regarding any actual or possible material violation or breach of, material default under, or intention to cancel or materially modify any Material Contract.

Section 3.12 Tax Matters.

(a) All (i) material Tax Returns required to be filed with respect to the Purchased Assets or by the Acquired Companies have been timely filed, and (ii) Taxes shown on such Tax Returns have been paid. Sellers have delivered to Purchaser correct and complete copies of all (i) income Tax Returns of CareFusion U.K. 240 Limited and CareFusion Manufacturing Ireland 241 Limited with respect to calendar years 2008, 2009 and 2010, (ii) material, stand-alone state income Tax Returns of CareFusion 209, Inc. with respect to fiscal years 2008, 2009, 2010 and 2011, and (iii) pro forma Forms 1120 of CareFusion 209, Inc. with respect to fiscal years 2008, 2009, 2010 and 2011.

(b) For all periods through and including the Closing Date, all amounts required to be withheld or collected for payment of Taxes by the Acquired Companies and by the Sellers and Selling Affiliates in relation to the Purchased Assets have been properly withheld or collected, and, to the extent required by applicable Law, have been paid over to the proper Governmental Authority.

(c) Except as set forth in Section 3.12(c) of the Seller Disclosure Schedule, there is no Proceeding pending, nor any claim for Taxes being asserted, with respect to Taxes or Tax Returns of the Acquired Companies or the Purchased Assets. Except as set forth in Section 3.12(c) of the Seller Disclosure Schedule, no currently effective waiver of any statute of limitations with respect to Taxes has been granted or requested to be granted with respect to the Acquired Companies or the Purchased Assets. To Sellers’ Knowledge, no claim has ever been made by a Tax Authority in a jurisdiction where any of the Acquired Companies does not file Tax Returns that such Acquired Company is or may be subject to taxation in that jurisdiction. To Sellers’ Knowledge, none of the Acquired Companies has a “permanent establishment” in any country outside of its country of its incorporation or residence, as such term is defined in any applicable tax treaty or convention between such Acquired Company’s country of residence and such other country.

(d) There are no liens for Taxes upon the assets of the Acquired Companies or upon the Purchased Assets except for Taxes not yet due and payable or that are being contested in good faith.

(e) None of the Acquired Companies is a party to or bound by any Tax sharing, tax indemnity, or tax allocation agreement nor do any of the Acquired Companies have any Liability or potential Liability to another party for Taxes under any such agreement.

(f) None of the Acquired Companies has consummated or participated in, or is currently participating in any transaction which was or is a reportable transaction within the meaning of Section 1.6011-4(b) of the Treasury Regulations.

(g) None of the Purchased Assets transferred by a Selling Affiliate that is not a U.S. person constitutes a U.S. real property interest within the meaning of section 897(c) of the Code

(h) To Sellers’ Knowledge, neither CareFusion U.K. 240 Limited, nor CareFusion Manufacturing Ireland 241 Limited will be required to include in income, or exclude any item of deduction from, taxable income for any Post-Closing Period as a result of any (i) change in method of accounting for a Pre-Closing Period; (ii) agreement entered into with a Tax Authority; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; or (v) deferral of income arising out of cancellation of indebtedness on or prior to the Closing Date.

(i) There are no Tax holidays or Tax incentives with respect to the Acquired Companies.

(j) None of the Acquired Companies has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transaction contemplated in this Agreement.

(k) This Section 3.12 constitutes the sole and exclusive representations and warranties of the Sellers with respect to any matters relating to Taxes. For the avoidance of doubt, nothing in this Section 3.12 or in the related section of the Seller Disclosure Schedule shall affect Sellers’ obligations to indemnify Purchaser under Article 9.

Section 3.13 Employee Benefit Matters.

(a) Section 3.13(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of all Seller Plans and identifies those Seller Plans that are Assumed Benefit Plans.

(b) The Sellers have made available to the Purchaser an accurate and complete copy of the material documentation in relation to each Seller Plan.

(c) No Proceeding with respect to any Assumed Benefit Plan (other than routine claims for benefits) is pending, or to the Sellers’ Knowledge, is threatened, there are no current submissions or referrals to any Assumed Benefit Plan’s internal dispute resolution procedure, or to any regulatory body in respect of the Asset Selling Affiliates, Acquired Companies or the Assumed Benefit Plans, and there are no material outstanding payments or penalties payable by the Asset Selling Affiliates, Acquired Companies or the Assumed Benefit Plans in respect of any litigation or arbitration proceedings or determinations of any such regulatory bodies.

(d) As of the Closing Date, all contributions required to be made by the Sellers, an Asset Selling Affiliate or an Acquired Company to each Assumed Benefit Plan under the terms of such Assumed Benefit Plan or applicable Law will have been made. Each Assumed Benefit Plan complies with the requirements of applicable Law.

(e) Each Seller Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination on which it can currently rely or opinion letter from the IRS that it is qualified under Section 401(a) of the Code and that its related trust is exempt from federal income Tax under Section 501(a) of the Code. To Sellers’ Knowledge, no event has occurred or circumstance exists that could reasonably be expected to give rise to disqualification or loss of Tax-exempt status of any such Seller Plan or trust. There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any liability under Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) that would be a liability of an Acquired Company following the Closing. No Assumed Benefit Plan is a self-funded employee benefit plan.

(f) Each Seller Plan, including any amendments thereto, that the Sellers, the Selling Affiliates and the Acquired Companies treat as having special tax status with a Governmental Authority (including, but not limited to, the appropriate taxation, social security or supervisory authorities in the relevant country, state, territory or the like) has received any necessary approval or qualification from such Governmental Authority (or there remains a period of time in which to obtain such approval or qualification retroactive to the date of any such amendment that has not previously received such approval or qualification) and, to Sellers’ Knowledge, no event has occurred and no circumstances exist which would be reasonably likely to adversely affect such approval or qualification or result in the imposition of material sanctions by such authorities.

(g) With respect to each Assumed Benefit Plan which is a defined benefit pension plan (and excluding any foreign severance funds), as of March 31, 2012 and except as set forth on Section 3.13(g) of the Seller Disclosure Schedule, (i) there does not exist any accumulated funding deficiency, whether or not waived, and (ii) the actuarial present value of all accrued benefits under such Assumed Benefit Plan (based upon the assumptions used by the Seller in the Ordinary Course of Business) does not exceed the fair market value of the assets of such plan by more than $250,000.

(h) Section 3.13(h) of the Seller Disclosure Schedule lists all “nonqualified deferred compensation plans” (subject to Section 409A of the Code) that are Assumed Benefit Plans and to which the Acquired Companies, the Sellers and Selling Affiliates is a party with an Employee. Each such nonqualified deferred compensation plan materially complies with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms and has been operated in accordance with such requirements. No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code.

(i) This Section 3.13 and Section 3.14 together constitute the sole and exclusive representations and warranties of the Sellers with respect to any matters relating to employee benefits.

Section 3.14 Employment and Labor Matters.

(a) Section 3.14(a) of the Seller Disclosure Schedule sets forth a list of all Employees as of the date of this Agreement. Such list is accurate and complete in all material respects with regard to name of Employee, position, date of hire, engagement or seniority, compensation (including any Bonus described in Section 10.12 of this Agreement) and benefits, status as exempt/non-exempt, city/country of employment, date of hire, date of birth, employing Person, and service credited for purposes of vesting and eligibility to participate under any Seller Plan with respect to such Persons.

(b) Section 3.14(b) of the Seller Disclosure Schedule lists as of the date hereof each Employee who is not fully available to perform work because of disability or other leave, excluding ordinary annual leave or vacation, or absence due to sickness or injury lasting less than two weeks, and also lists, with respect to each such Employee, the basis of such disability or leave and the anticipated date of return to full service.

(c) There is no labor strike, picketing, slowdown, lockout, employee grievance process or other work stoppage or labor dispute pending or, to Sellers’ Knowledge, threatened between any Asset Selling Affiliate or any Acquired Company, on the one hand, and any Employees on the other hand.

(d) To the Sellers’ Knowledge, except as set forth in Section 3.14(d) of the Seller Disclosure Schedule, the Asset Selling Affiliates and the Acquired Companies are in compliance in all material respects with all applicable Laws pertaining to the employment of their Employees, including all such Laws relating to fair employment practices, equal employment opportunities, prohibited discrimination and other similar employment activities.

(e) Except as disclosed in Section 3.14(e) of the Seller Disclosure Schedule and except as required by applicable Law, no Asset Selling Affiliate or Acquired Company has since January 1, 2010 been a party to, nor are they bound by, any voluntary union contract or voluntary collective bargaining agreement with respect to the Employees, nor is any such contract currently in effect or being negotiated by or on behalf of any Asset Selling Affiliate or Acquired Company, and no voluntary employee consultation body or works council exists representing the Employees.

(f) Except as disclosed in Section 3.14(f) of the Seller Disclosure Schedule, there are no current Proceedings in respect of any Employees relating to employment practices including, discrimination, harassment, retaliation, wrongful termination, unfair dismissal, workers’ compensation (or the equivalent concept in an applicable jurisdiction), disability, or pursuant to any employment-related contract or tort theory.

(g) To Sellers’ Knowledge, there is no material violation of any employment Contract between any Acquired Company or Asset Selling Affiliate (on the one hand) and any Employee (on the other).

(h) Except as disclosed in Section 3.14(h) of the Seller Disclosure Schedule, there are no ongoing formal performance improvement processes or live disciplinary sanctions against any of the Employees.

(i) Except as disclosed in Section 3.14(i) of the Seller Disclosure Schedule and other than as required by applicable Law, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (of themselves) (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) obligation of the Purchaser or any of its Affiliates (including the Acquired Companies from Closing) to any Employee, (ii) materially increase or otherwise enhance any benefits otherwise payable by Purchaser or its Affiliates (including the Acquired Companies or the Designated Affiliates from Closing), (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due to any Employee for which the Purchaser or any of its Affiliates (including the Acquired Companies from Closing) will be responsible, or (v) result in the forgiveness in whole or in part of any outstanding loans made by Sellers or the Asset Selling Affiliates to any Employee (for which the Purchaser or its Affiliates will be liable or responsible).

(j) This Section 3.14 and Section 3.13 together constitute the sole and exclusive representations and warranties of the Sellers with respect to any matters relating to employment and labor matters.

Section 3.15 Environmental, Health and Safety Matters. Except as disclosed in Section 3.15 of the Seller Disclosure Schedule, the Sellers, the Selling Affiliates and the Acquired Companies have since June 30, 2009 been and are in compliance in all material respects with (a) all Environmental Laws (to the extent that they relate to the Business), and (b) all Governmental Authorizations required of the Seller, the

Selling Affiliates and the Acquired Companies under Environmental Laws to conduct the Business as presently conducted or to occupy the Leased Real Property and the Acquired Company Leased Real Property as presently occupied. There have been no Releases of Hazardous Materials at or from the Acquired Company Real Property, the Leased Real Property or the Acquired Company Leased Real Property in connection with the operation of the Business that is reasonably likely to result in any material Liability under applicable Environmental Laws. None of the Sellers, the Selling Affiliate and the Acquired Companies has received any written notice stating that the conduct of the Business or the condition of any Acquired Company Real Property, Leased Real Property or Acquired Company Leased Real Property is currently in violation of any Environmental Law or that any of the Sellers, the Selling Affiliates and the Acquired Companies has any current Liability under applicable Environmental Laws arising out of the Release of Hazardous Materials at any third party disposal site. No Proceeding is pending or, to the Sellers’ Knowledge, threatened against the Sellers, any Selling Affiliate or any Acquired Company that alleges a violation by the Sellers, any Selling Affiliate or any Acquired Company of any applicable Environmental Laws (to the extent that they relate to the Business). The Sellers have made available to the Purchaser any material environmental reports, assessments or investigations related to the Business in the possession, custody or control of the Sellers, any Selling Affiliates or any Acquired Company. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereunder will require any investigation, remediation or other action with respect to Hazardous Materials, or any notice to or consent of Governmental Authorities or third parties pursuant to any applicable so-called “property transfer act” statutes or regulations. This Section 3.15 constitutes the sole and exclusive representations and warranties of the Sellers with respect to any matters relating to environmental, health and safety matters.

Section 3.16 Governmental Authorizations.

(a) The Sellers, the Selling Affiliates and the Acquired Companies have all material Governmental Authorizations that are necessary for the Sellers, the Selling Affiliates and the Acquired Companies to conduct the Business in the manner in which it is presently conducted (together, the “Material Governmental Authorizations”). The Sellers, the Selling Affiliates and the Acquired Companies are in possession of all Material Governmental Authorizations and are in compliance in all material respects with all such Material Governmental Authorizations. No suspension or cancellation of any such Material Governmental Authorization is pending or, to the Sellers’ Knowledge, threatened.

Section 3.17 Compliance with Laws. The Seller, the Selling Affiliates and the Acquired Companies are in compliance in all material respects with all Laws, including Healthcare Laws (but other than Environmental Laws, Tax Laws, Laws relating to employee benefits or labor matters, or Laws relating to certain regulatory compliance matters, which are governed by Sections 3.12 through 3.16, and Section 3.20, as applicable) applicable to the conduct of the Business, the ownership or operation of the Business, or the ownership or use of the Purchased Assets, or the assets of the Acquired Companies (with respect to the Business).

Section 3.18 Legal Proceedings. Except as provided in Section 3.18 of the Seller Disclosure Schedule, there is no material Proceeding pending or, to the Sellers’ Knowledge, threatened against any Acquired Company or against a Seller or any Selling Affiliate with respect to the Business or any Purchased Asset. No Acquired Company, nor Seller nor any Selling Affiliate (to the extent relating to the Business) is subject to any material outstanding Judgment.

Section 3.19 Product Defects.

(a) Section 3.19(a) of the Seller Disclosure Schedule sets forth a list of all (a) Seller Products which have been recalled, withdrawn or suspended (other than Seller Products discontinued or suspended in the Ordinary Course of Business or by reason of business decisions made without regard to (A) concerns as to design or other inherent defect or risk to the safety of the users thereof or (B) written concerns of any Governmental Authority received by the Sellers, Asset Selling Affiliates or Acquired Companies) since the Spin Date, and (b) Proceedings pending against the Sellers, Asset Selling Affiliates or Acquired Companies at any time since the Spin Date (whether such Proceedings have since been completed or remain pending) seeking the recall, withdrawal, suspension or seizure of any Seller Products or seeking to enjoin any of the Sellers, Asset Selling Affiliates or Acquired Companies from engaging in activities pertaining to any Seller Products.

(b) Except as disclosed in Section 3.19(a) of the Seller Disclosure Schedule, each (i) Seller Product manufactured, merchandised, serviced, distributed, sold or delivered since June 30, 2009 by the Seller Group in connection with the Business has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties made by members of the Seller Group, (ii) member of the Seller Group has no material liability or obligation for replacement or repair thereof or other damages in connection therewith, in each case subject to warranty claims in the Ordinary Course of Business and the terms of any written Contract with the applicable third party. Except as disclosed in Section 3.19(b) of the Seller Disclosure Schedule, no member of the Seller Group has been required to file any notice or other report with, or provide information to, any product safety agency, commission, board or other Governmental Authority concerning actual or potential hazards with respect to any such Seller Product.

Section 3.20 Certain Regulatory Compliance.

(a) The Acquired Companies, the Sellers and Asset Selling Affiliates (with respect to the Business) and, to Sellers’ Knowledge, each director, officer, employee, agent or distributor of such Persons (in the case of each Seller and Asset Selling Affiliate, with respect to the Business), have, since the Spin Date, complied with the Foreign Corrupt Practices Act, 15 U.S.C. 78dd et seq (“FCPA”) and all other applicable anti-corruption Laws. The Sellers maintain a system of internal accounting controls (as applied to the Acquired Companies), and the books and records of the Acquired Companies are maintained, pursuant to the requirements of 15 U.S.C. 78m(b)(2).

Section 3.21 Insurance. A list and brief description of policies of insurance held by any Acquired Company, including the policy number, the coverage, names of insurance carrier, principal amount or limit, annual premium, deductible and date of expiration of each policy, is set forth in Section 3.21(a) of the Seller Disclosure Schedule. All premiums due and payable under all such policies have been timely paid, and the Acquired Companies are otherwise in compliance with the terms of such policies. Section 3.21(b) of the Seller Disclosure Schedule further sets forth an accurate and complete list of all material claims asserted by a Seller, any Selling Affiliate or any Acquired Company (in each case, with respect to the Business) pursuant to any product liability and general liability policy with an insurance carrier since January 1, 2009, and describes the nature and status of the claims.

Section 3.22 Customers and Suppliers. Section 3.22(a) of the Seller Disclosure Schedule sets forth a true and complete list of the top ten customers of the Business, based on the revenue from such customer during the 12-month period ended June 30, 2011, in each of the United States, Germany, Italy, Spain, the United Kingdom and the Netherlands. Section 3.22(b) of the Seller Disclosure Schedule sets forth a true and complete list of the top ten suppliers of the Business, based on amounts paid or payable by the Sellers, the Selling Affiliates or the Acquired Companies to such supplier with respect to the Business during the 12-month period ended June 30, 2011. As of the date hereof, none of the customers listed in Section 3.22(a) of the Seller Disclosure Schedule and none of the suppliers listed in Section 3.22(b) of the Seller Disclosure Schedule, has to Sellers’ Knowledge threatened, or indicated its intention, to (i) cancel or otherwise terminate its relationship with the Seller Group or (ii) reduce substantially their purchases from or sale to the Seller Group of any products, equipment, goods or services relating to the Business, and, to the Sellers’ Knowledge, no fact or condition exists (other than the transactions contemplated hereby) involving such customers or suppliers which would reasonably be expected to give rise to the matters set forth in (i) or (ii) of this sentence.

Section 3.23 Brokers Fees. None of the Sellers, the Selling Affiliate and the Acquired Companies has incurred any Liability to pay any fees or commissions to any broker, finder or agent in connection with any of the transactions contemplated by this Agreement for which the Purchaser (or any Acquired Company from Closing) would become liable or obligated.

Section 3.24 Disclaimer of Other Representations and Warranties. The representations and warranties set forth in this Article 3 are the only representations and warranties made by the Sellers (or any of their Affiliates, or any of their respective officers, directors, employees, agents, representatives or stockholders) with respect to the Business, the Purchased Assets, the Assumed Liabilities, the Shares, the Acquired Companies or any other matter relating to the transactions contemplated by this Agreement. Except as specifically set forth in this Article 3, the Sellers are selling the Purchased Assets and the Shares to the Purchaser “as is” and “where is” and with all faults, and make no warranty, express or implied, as to any matter whatsoever relating to the Business, the Purchased Assets, the Assumed Liabilities, the Shares, the Acquired Companies or any other matter relating to the transactions contemplated by this Agreement, including as to (i) merchantability or fitness for any particular use or purpose, (ii) the operation of the Business by the Purchaser after the Closing in any manner, or (iii) the probable success or profitability of the Business after the Closing.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Sellers that as of the date of this Agreement and as of the Closing Date the statements set forth in this Article 4 are true and correct, except as set forth on the disclosure schedule delivered by the Purchaser to the Sellers concurrently with the execution and delivery of this Agreement and dated as of the date of this Agreement (the “Purchaser Disclosure Schedule”):

Section 4.1 Organization and Good Standing. The Purchaser and each Designated Affiliate is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, and has all requisite corporate power and authority to conduct its business as it is presently conducted, except where the failure to have such power and authority would not, individually or in the aggregate, prevent or delay consummation of the transactions contemplated under this Agreement.

Section 4.2 Authority and Enforceability. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and the Purchaser and each of its Affiliates have all requisite corporate power and authority to execute and deliver each Ancillary Agreement to which it is a party and to perform its obligations under this Agreement and each such Ancillary Agreement. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Purchaser and each of Purchaser’s Affiliates is a party and the consummation of the transactions contemplated hereby and thereby have been (or will be with respect to each Affiliate of Purchaser) duly authorized by all necessary action on the part of the Purchaser and each of Purchaser’s Affiliates party thereto, as the case may be. The Purchaser has duly and validly executed and delivered this Agreement and, on or prior to the Closing, the Purchaser and each of Purchaser’s Affiliates will have duly and validly executed and delivered each Ancillary Agreement to which it is a party. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the Sellers and the other parties thereto, this Agreement constitutes, and at the Closing each Ancillary Agreement to which the Purchaser or each of Affiliate of Purchaser is a party will constitute, the valid and binding obligation of the Purchaser and such Affiliates of Purchaser, as the case may be, enforceable against the Purchaser and such Affiliates of Purchaser in accordance with its terms, subject to (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) Laws governing specific performance, injunctive relief and other equitable remedies.

Section 4.3 No Conflict. Neither the execution, delivery and performance of this Agreement by the Purchaser and any Ancillary Agreement by the Purchaser or any Affiliate of Purchaser party thereto, nor the consummation by the Purchaser and Affiliates of the transactions contemplated by this Agreement, will (a) conflict with or violate the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other applicable charter or organizational documents of the Purchaser or any of its Affiliates, (b) result in a breach or default under, or create in any Person the right to terminate, cancel, accelerate or modify, or require any notice, consent or waiver under, any material Contract to which the Purchaser or any of Purchaser’s Affiliates is a party or by which the Purchaser or any of Purchaser’s Affiliates is bound, in any case with or without due notice or lapse of time or both, (c) violate in any respect any Law or Judgment applicable to the Purchaser or any of its Purchaser’s Affiliates, or (d) except under applicable Antitrust Laws, require the Purchaser or any of Purchaser’s Affiliates to obtain any Governmental Authorization or make any filing with any Governmental Authority, except, with respect to clauses (b), (c) and (d), for any such conflicts, violations, breaches, delay or other occurrences which would not, individually or in the aggregate, have a material adverse effect on the Purchaser or prevent or delay consummation of the transactions contemplated under this Agreement.

Section 4.4 Legal Proceedings. There is no Proceeding pending or, to the Purchaser’s knowledge, threatened against the Purchaser or any of the Purchaser’s Affiliates that questions or challenges the validity of this Agreement or that may prevent, delay, make illegal or otherwise interfere with the ability of the Purchaser or any of the Purchaser’s Affiliates to consummate any of the transactions contemplated by this Agreement.

Section 4.5 Investment Intent. The Purchaser and the Designated Affiliates are acquiring the Shares for the Purchaser’s and the Designated Affiliates’ own account for investment purposes only and are not acquiring the Shares with a view to, or for sale in connection with, any distribution thereof in violation of U.S. federal Law or any other applicable securities Laws. The Purchaser and the Designated Affiliates acknowledge that the Shares have not be registered under the U.S. Securities Act of 1933, as amended, or any state or non-U.S. Law regarding the sale of securities.

Section 4.6 Brokers Fees. Neither the Purchaser or any Designated Affiliate, nor any Person acting on their behalf, has incurred any Liability to pay any fees or commissions to any broker, finder or agent in connection with any of the transactions contemplated by this Agreement.

Section 4.7 Financial Capacity. The Purchaser has immediately available cash in an amount sufficient to pay the Purchase Price or, if some or all of the Purchase Price will be obtained from external financing sources, the Purchaser has delivered to the Sellers executed commitments, including bridge commitments (collectively, the “Commitment Letters”), if necessary, for all such funds, in form and substance reasonably satisfactory to the Sellers, and the Purchaser will have available as of the Closing Date (either from its immediately available cash or from the financing contemplated by the Commitment Letters, or a combination thereof) funds sufficient to pay the Purchase Price. The Purchaser knows of no circumstance or condition that it expects will prevent the availability at the Closing of the funds necessary to consummate the transactions contemplated by this Agreement on the terms set forth in this Agreement.

Section 4.8 Independent Investigation. The Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Business and the Acquired Companies as it has deemed appropriate, which investigation, review and analysis was done by the Purchaser and its Affiliates and representatives. The Purchaser acknowledges that it and its Affiliates and representatives have been provided diligence materials with respect to the personnel, properties, premises and records of the Business and the Acquired Companies for such purpose. The Purchaser acknowledges that other than the representations and warranties set forth in Article 3, none of the Sellers, the Selling Affiliates, the Acquired Companies, their Affiliates, and their respective officers, directors, employees, agents, representatives and stockholders makes or has made any representation or warranty, express or implied, at law or in equity, as to any matter whatsoever relating to the Business, the Purchased Assets, the Assumed Liabilities, the Shares, the Acquired Companies or any other matter relating to the transactions contemplated by this Agreement, including as to (i) merchantability or fitness for any particular use or purpose, (ii) the operation of the Business by the Purchaser after the Closing in any manner, or (iii) the probable success or profitability of the Business after the Closing, it being understood that the foregoing shall not limit any claim of the Purchaser based on fraud.

ARTICLE 5

COVENANTS

Section 5.1 Access and Investigation. Until the Closing and upon reasonable advance notice from the Purchaser, the Sellers will, and will cause the Selling Affiliates and the Acquired Companies to, allow the Purchaser and its representatives reasonable access during normal business hours, subject to reasonable coordination with the Seller (including with respect to ensuring security and safety) and without unreasonable interference to the operation of the Business to (a) such materials and information about the Business as the Purchaser may reasonably request, (b) those employees of the Business mutually agreed between the Sellers and the Purchaser, and (c) the properties, offices, plants and other facilities relating to the Business, which (in each case) all such material and information (including as gained through any access to offices, properties, employees or representatives) being held by Purchaser and its Affiliates and representatives pursuant to the terms of the Confidentiality Agreement). The covenants in this Section 5.1 will not require Sellers or any of their Affiliates or representatives to permit Purchaser or its representatives to conduct any environmental tests, including soil, water, air or other sampling or testing, at or relating to any applicable real property.

Section 5.2 Operation of the Business.

(a) Until the Closing, except as expressly contemplated, permitted or required by this Agreement, as described in Section 5.2 of the Seller Disclosure Schedule or as otherwise consented to in writing by the Purchaser (which consent will not be unreasonably withheld, conditioned or delayed), the Sellers will, and will cause the Selling Affiliates and the Acquired Companies to, conduct the Business in the Ordinary Course of Business in all material respects, use their commercially reasonable efforts to keep available the services of the Employees and to preserve the Business’ relationships with its customers and others doing business with it.

(b) Without limiting the generality of the foregoing clause (a), from the date hereof until the Closing, except as expressly contemplated, permitted or required by this Agreement, as described in Section 5.2 of the Seller Disclosure Schedule or as otherwise consented to in writing by the Purchaser (which consent will not be unreasonably withheld, conditioned or delayed), the Sellers will not, and will not cause or permit any Selling Affiliate or Acquired Company to:

(i) amend the articles of incorporation or bylaws or other applicable charter or organizational documents of (A) any Acquired Company or (B) any Selling Affiliate in a manner that could be expected to delay or otherwise interfere with the consummation of the transactions contemplated by this Agreement;

(ii) issue, sell or pledge additional shares of the capital stock of any Acquired Company (or securities convertible into any such shares), or any options, warrants or rights to acquire any such shares or other convertible securities;

(iii) purchase, redeem or otherwise acquire any outstanding shares or other equity securities of any Acquired Company;

(iv) incur any Indebtedness for borrowed money of any Acquired Company (other than from another Acquired Company) or that constitutes an Assumed Liability, in each case other than in the Ordinary Course of Business;

(v) place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any of the Purchased Assets, the Shares or the assets of the Acquired Companies (other than Retained Assets);

(vi) sell, transfer or otherwise dispose of any of the Purchased Assets or any of the assets of the Acquired Companies, other than inventory in the Ordinary Course of Business and Retained Assets;

(vii) acquire, by merger or consolidation with, or by purchase of all or a substantial portion of the assets or stock of, or by any other manner, any business or entity, by any Acquired Company or which would constitute a Purchased Asset or Assumed Liability, or enter into any joint venture, partnership or other similar arrangement for the conduct of the Business;

(viii) change the remuneration, benefits or other material terms of employment of any Employee, other than (i) as required by Law, (ii) pay rises in the Ordinary Course of Business (provided any such pay rise is not in excess of 3% of the applicable employee’s compensation) or (iii) to satisfy a contractual commitment existing prior to the date of this Agreement;

(ix) (A) hire or terminate (1) any Employee with an annual base salary of more than U.S.$100,000, or (2) more than five Employees with an annual base salary less than U.S.$100,000, or (B) transfer any employee into, or any Employee out of, any Acquired Company or Asset Selling Affiliate, except as contemplated by this Agreement;

(x) enter into, extend, terminate, amend, fail to renew or modify in any material respect, any (A) Material Contract, (B) Seller Plan or (C) Lease, in each case except in the Ordinary Course of Business;

(xi) pay, discharge, satisfy, settle or waive, outside the Ordinary Course of Business, any Proceedings or Liabilities in excess of $100,000 in any one case with respect to the Business (other than Indebtedness or Intercompany Accounts);

(xii) initiate any Proceeding, except where the amount in controversy does not exceed $25,000 and does not involve injunctive or other equitable relief;

(xiii) to the extent not otherwise required by Law, prepare or file any Tax Return of an Acquired Company inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

(xiv) make any change (other than due to changes in GAAP or as consistently applied by the Sellers throughout their corporate group) in the accounting policies applied in the preparation of the Financial Statements;

(xv) declare or pay any dividends on or make any other distributions (whether in cash, shares or property); provided, however, that the Sellers may make, pay or distribute Cash and intercompany receivables other than any such Cash required to comply with the Sellers’ obligations pursuant to Section 5.2(a) hereof; or

(xvi) (i) agree in writing to take any of the foregoing actions, (ii) intentionally take or agree to take any action which could reasonably be expected to render any of the Sellers’ representations and warranties contained in this Agreement untrue or inaccurate such that the condition set forth in Section 6.1(a) of this Agreement would not be satisfied, or (iii) intentionally take or agree to take any action which could reasonably be expected to prevent the Sellers (or any Selling Affiliate) from performing, or cause the Sellers (or any Selling Affiliate) not to perform, one or more covenants required hereunder to be performed by the Sellers (or any Selling Affiliate) such that the condition set forth in Section 6.1(b) of this Agreement would not be satisfied.

(c) Notwithstanding the other provisions of this Section 5.2, the Sellers may cause the Reorganization (and all actions necessary for, or incidental to, the Reorganization) to occur prior to Closing in accordance with Section 5.11, and such Reorganization (or action) will not be considered a breach of Sections 5.2(a) or 5.2(b), or any other provision of this Agreement.

Section 5.3 Consents and Filings.

(a) Subject to the terms and conditions provided in this Section 5.3, the Sellers and the Purchaser will each use their respective best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including to: (i) obtain all necessary waivers, consents and approvals from other parties to Material Contracts; (ii) obtain all Governmental Authorizations that are required to be obtained under any Law; (iii) lift or rescind any injunction, restraining order or other Judgment adversely affecting the ability of the parties to this Agreement to consummate the transactions contemplated by this Agreement; (iv) effect all necessary registrations and filings under Antitrust Laws, including filings and submissions of information requested or required by any Governmental Authority that are deemed by the Sellers and the Purchaser, after consulting with one another, to be applicable to the transactions contemplated by this Agreement (“Governmental Antitrust Authority”), with any such Antitrust Law filings to be made by the parties as set forth in Section 5.3 of the Seller Disclosure Schedule; and (v) fulfill all conditions to this Agreement. The Sellers and the Purchaser further covenant and agree, with respect to any threatened or pending preliminary or permanent injunction or other Judgment or Law that would adversely affect the ability of the parties to this Agreement to consummate the transactions contemplated by this Agreement, to use their respective best efforts to prevent the entry, enactment or promulgation thereof, as the case may be. In no event, however, will the Sellers or any Selling Affiliate be obligated to pay any money to any Person or to offer or grant other financial or other accommodations to any Person in connection with their obligations under this Section 5.3.

(b) In furtherance and not in limitation of the foregoing, the Purchaser will use its best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory Laws (“Antitrust Laws”). Without limiting the generality of the foregoing, the Purchaser will (i) use its best efforts to avoid the entry of, or to have vacated or terminated, any Judgment that would restrain, prevent or delay the consummation of the transactions contemplated by this Agreement, including defending through litigation on the merits and through any available appeals any claim asserted in any court by any party, and (ii) take any and all steps necessary to avoid (or eliminate) each and every impediment under any Antitrust Laws that may be asserted by any Governmental Antitrust Authority with respect to the transactions contemplated by this Agreement so as to enable the consummation of such transactions to occur as expeditiously as possible, including proposing, negotiating, committing to and effecting (by consent decree, hold separate order or otherwise) the sale, divestiture or disposition of such assets or businesses of the Purchaser or its Affiliates or of the Acquired Companies, or of the Purchased Assets or the Business (or otherwise taking or committing to take any action that limits its freedom of action with respect to any of the businesses, product lines or assets of the Purchaser or its Affiliates or of the Acquired Companies, or of the Purchased Assets or the Business) as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Judgment in any Proceeding, which would otherwise have the effect of preventing or delaying the consummation of the transactions contemplated by this Agreement. The entry by any Governmental Antitrust Authority (where it has the power to do so) in any Proceeding brought by a private party or Governmental Antitrust Authority challenging the transactions contemplated by this Agreement as violative of any Antitrust Law, of a Judgment permitting the transactions contemplated by this Agreement, but requiring that any of the businesses, product lines or assets of any of the Purchaser or its Affiliates or of the Acquired Companies, or of the Purchased Assets or the Business be divested or held separate by the Purchaser, or that would otherwise limit the Purchaser’s freedom of action with respect to, or its ability to retain, the Business or any portion thereof or any of the Purchaser’s or its Affiliates’ other businesses, product lines or assets, will not be deemed a failure to satisfy the conditions specified in Section 6.1(c) or 6.1(e). Notwithstanding the foregoing, however, none of the Sellers or any Selling Affiliate will be required to divest or hold separate or otherwise take or commit to take any action that limits its ability to retain in the event of failure to meet any of the conditions set forth in Article 6 the Business or any portion thereof, or its freedom of action with respect to any of its or their other businesses, product lines or assets.

(c) The Sellers and the Purchaser will keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and work cooperatively in connection with obtaining the requisite Governmental Authorizations, including: (i) cooperating with the other party in connection with filings under any Antitrust Laws, including, with respect to the party making a filing, (A) providing copies of all such documents to the non-filing party and its advisors prior to filing (other than documents containing confidential business information that will be shared only with outside legal counsel to the non-filing party), and (B) considering all reasonable additions, deletions or changes suggested in connection with any such filing; (ii) promptly furnishing to each other all information reasonably required for any application or other filing to be made pursuant to any Antitrust Laws in connection with the transactions contemplated by this Agreement (or where such information constitutes confidential business information of the disclosing party, providing it only to the outside legal counsel to the other party); (iii) promptly notifying the other of, and if in writing furnishing the other with copies of, any communications from or with any Governmental Antitrust Authority with respect to the transactions contemplated by this Agreement (other than documents containing confidential business information of the disclosing party that will be shared only with outside legal counsel to the other party); (iv) permitting the other party to review in advance and considering in good faith the views of one another in connection with any proposed material communication with any Governmental Antitrust Authority in connection with Proceedings under or relating to any Antitrust Laws; (v) not agreeing to participate in any meeting or discussion with any Governmental Antitrust Authority in connection with Proceedings under or relating to any Antitrust Laws unless it consults with the other party in advance, and, to the extent permitted by such Governmental Antitrust Authority, gives the other party the opportunity to attend and participate in such meetings or discussions; and (vi) consulting and cooperating with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either party to this Agreement in connection with

Proceedings under or relating to any Antitrust Laws. If either party or any Affiliate thereof receives a request for additional information or documentary material from any such Governmental Antitrust Authority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as practicable and after consultation with the other party, an appropriate response in compliance with such request. The Purchaser will advise the Sellers promptly in respect of any understandings, undertakings or agreements (oral or written) which the Purchaser proposes to make or enter into with any Governmental Antitrust Authority in connection with the transactions contemplated by this Agreement.

Section 5.4 Financing. Notwithstanding anything contained in this Agreement to the contrary, the Purchaser expressly acknowledges and agrees that the Purchaser’s obligations under this Agreement are not conditioned in any manner whatsoever upon the Purchaser or any Designated Affiliate obtaining any financing or the receipt of proceeds therefrom. The Purchaser will keep the Sellers reasonably apprised of all material developments or changes relating to the financing contemplated by the Commitment Letters. In the event that the Commitment Letters cease to be in full force and effect at any time or the lenders party thereto indicate any unwillingness to provide the financing contemplated thereby, or for any reason the Purchaser otherwise no longer believes in good faith that it or any Designated Affiliate will be able to obtain the financing contemplated thereby, then the Purchaser will promptly notify the Sellers and use its reasonable best efforts to obtain replacement financing arrangements or commitment letters, on terms and conditions that are no less favorable to the Purchaser than those set forth in the Commitment Letters, as soon as reasonably practicable. The Purchaser will not, and will not permit any of its Affiliates to, without the prior written consent of the Sellers, take any action or enter into any transaction, including any merger, acquisition, joint venture, lease or other Contract or debt or equity financing that would reasonably be expected to impair, delay or prevent the financing contemplated by the Commitment Letters.

Section 5.5 Confidentiality.

(a) The parties agree to continue to abide by that certain Confidentiality Agreement between CFN 2200 and the Purchaser dated March 30, 2012 (the “Confidentiality Agreement”), which will survive until the Closing, at which time the Confidentiality Agreement will terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement will continue in full force and effect in accordance with its terms in respect of that portion of the Confidential Information (as defined in the Confidentiality Agreement) relating to the Business and the transactions contemplated by this Agreement.

(b) For a period of two years after the Closing, the Sellers will, and will cause the Selling Affiliates to, and will instruct their directors, officers, employees and advisors to, hold in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all non-public documents and information to the extent relating to the Business (the “Business Information”), except to the extent that such Business Information (i) must be disclosed in connection with the obligations of the Sellers or the Selling Affiliates pursuant to this Agreement and the Ancillary Agreements, (ii) can be shown to have been in the public domain through no fault of the Sellers or any Selling Affiliate, or (iii) was lawfully acquired by the Sellers or any Selling Affiliate from a source other than those related to its prior ownership of the Business and that are not restricted by Law, contract or fiduciary duty from disclosing such information. Notwithstanding the foregoing, in no event will this Section 5.5(b) limit or otherwise restrict the right of the Sellers or any Selling Affiliate to disclose such Business Information (w) to their and their Affiliates’ respective directors, officers, employees, agents and advisors to the extent reasonably required to facilitate the negotiation, execution, delivery or performance of this Agreement and the Ancillary Agreements, (x) to any Governmental Authority or arbitrator to the extent reasonably required in connection with any Proceeding relating to the enforcement of this Agreement or any Ancillary Agreement, (y) in connection with their indemnification obligations under this Agreement, including the defense of any Third Party Claim, and (z) as permitted in accordance with Section 5.6 or Article 9.

Section 5.6 Public Announcements. Prior to the Closing, each party agrees not to issue any press release or make any other public announcement relating to this Agreement or the transactions contemplated hereunder without the prior written approval of the other parties, except that each of the Sellers and the Purchaser reserves the right, without the other parties’ prior consent, to make any public disclosure it believes in good faith is required by applicable securities Laws or securities listing standards (in which case the disclosing party agrees to use commercially reasonable efforts to advise the other parties prior to making such disclosure). The parties will agree on mutually acceptable joint press releases announcing each of the execution of this Agreement and the Closing.

Section 5.7 Further Actions. Subject to the other express provisions of this Agreement, upon the request of any party to this Agreement, the other parties will execute and deliver or cause to be executed and delivered such other documents, instruments and agreements as the requesting party may reasonably require for the purpose of carrying out the intent of this Agreement and to consummate and make effective the transactions contemplated by this Agreement.

Section 5.8 Indemnification.

(a) The Purchaser will not, for a period of six years after the Closing, take or permit any action to alter or impair any exculpatory or indemnification provisions now existing in the certificate of incorporation or bylaws or other applicable charter or organizational documents of any Acquired Company for the benefit of any individual who served as a director or officer of any Acquired Company at any time prior to the Closing (each an “Affiliate Indemnified Party”), except for any changes which may be required to conform with changes in applicable Law, any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Closing and any changes which would not affect adversely the rights of any Affiliate Indemnified Party.

(b) Without limiting the generality of this Section 5.8, the provisions of this Section 5.8 are intended for the benefit of, and may be enforced by, each of the Affiliate Indemnified Parties and their respective heirs.

Section 5.9 Bulk Transfer Laws. The Purchaser hereby waives compliance by the Sellers and/or any Selling Affiliate with any applicable bulk sale or bulk transfer Laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

Section 5.10 Designated Affiliates. The Purchaser will use its reasonable best efforts to, where necessary, form acquisition vehicles (with all necessary Governmental Authorizations and any mandatory insurance required by applicable Law) at Purchaser’s sole cost in all applicable jurisdictions and designate all of its Designated Affiliates as soon as practicable following the date of this Agreement and, in any event, will use its reasonable best efforts to make such designation not less than ten (10) days prior to the Closing.

Section 5.11 Reorganization. The Sellers will, and will cause their Affiliates to, at the Sellers’ sole cost and expense, take such steps that are necessary or appropriate (in the Sellers’ reasonable opinion) to (a) cause any Retained Assets, Retained Employees and Retained Liabilities of each Acquired Company to be sold, transferred, assigned or otherwise conveyed to or assumed by, as applicable, Affiliates of the Sellers (other than the Acquired Companies), (b) except any items expressly included in the definition of Closing Net Working Capital and balances arising from any current trading activity, (i) make a capital contribution into any Acquired Company, (ii) distribute, pay or satisfy any Intercompany Receivables and the debtor’s obligation with respect to the Notes Receivable, and (iii) settle, capitalize or otherwise eliminate any Intercompany Payables and the creditor’s right to receive the Notes Receivable, in each case in whole or part and as determined by the Sellers in their sole discretion, (c) cause all Employees who provide services or are assigned to, but are not employed by, CareFusion 209, Inc. to be transferred with their consent or in accordance with applicable Law to CareFusion 209, Inc. and (d) cause any assets (in each case to the extent exclusively relating to the Business or that would otherwise fall within the definition of Purchased Assets if held by an Asset Selling Affiliate)) currently held by the Sellers or any of their Affiliates (other than any Acquired Company or Asset Selling Affiliate) to be transferred, assigned or otherwise conveyed to, as applicable, any Acquired Company or Asset Selling Affiliate and, to the extent any Acquired Company or Asset Selling Affiliate receives all rights related to such asset, any Liability related to such asset will be assumed by, as applicable, any Acquired Company or Asset Selling Affiliate, in each case, effective at or prior to the Closing (the “Reorganization”).

Section 5.12 Removal of Cash. Until the Closing, the Sellers agree to use commercially reasonable efforts to distribute, extract or otherwise remove as much Cash as is reasonably practicable and permitted under applicable Law from the Acquired Companies.

Section 5.13 Non-Competition. During the period commencing on the Closing Date and ending on the third (3rd) anniversary of the Closing Date (the “Restricted Period”), other than as permitted by this Agreement or otherwise agreed to in writing by Purchaser, the Sellers will not, and will cause CareFusion Corporation and its Subsidiaries not to, directly or indirectly, engage in any aspect of the Business, whether under the Sellers’ label or any other Person’s label (the “Restricted Activities”); or (ii) own, manage or control another Person who, or participate in a partnership, joint venture or similar arrangement which, undertakes or conducts any Restricted Activities; provided, however, that, for the purposes of this Section 5.13, neither the Sellers, CareFusion Corporation nor any of its Subsidiaries will be prevented from:

(a) being the holders or beneficial owners by way of bona fide investment purposes only of any units of an authorized unit trust and/or any securities in any company carrying on any Business which are listed or traded on any recognized securities exchange, regulated market or trading facility provided always that such Persons do not hold or are not beneficially interested in more than a total of 5.00% of the equity securities in such listed company, and provided further, that such Persons do not have directly or indirectly any management functions or any material influence in such a company; or

(b) acquiring in a single transaction or a series of related transactions any one or more companies and/or businesses (taken together, the “Acquired Business”) although the activities of such companies and/or businesses include the Restricted Activities (or part thereof) (the “Acquired Competing Business”), if the Acquired Competing Business represents not more than 10% of the Acquired Business (measured in terms of turnover in the last accounting year of the Acquired Business).

In the event of a breach of any of the covenants set forth in this Section 5.13 or the following Section 5.14, the Purchaser shall be entitled to an injunction against the Sellers, CareFusion Corporation or its Subsidiaries, as applicable, in addition to any other remedies provided by law or equity.

Section 5.14 Non Solicitation. Unless otherwise agreed to in writing, during the period commencing on the Closing Date and ending on the 18 month anniversary of the Closing Date (the “Non-Solicitation Period”), neither the Sellers, CareFusion Corporation nor any of its Subsidiaries will, directly or indirectly, (a) hire any Transferred Employee (other than a Transferred Employee who is terminated from employment by the Purchaser or any of its Affiliates (including any Acquired Company)); (b) solicit, induce or attempt to persuade any Transferred Employees to terminate their employment relationship with Purchaser or any of its Affiliates, or (c) solicit, induce or attempt to persuade any agent, supplier or customer of the Business to terminate such agency or other relationship with the Business. During the Non-Solicitation Period, unless otherwise agreed to in writing by the other party, neither the Sellers nor the Purchaser will (and each party will cause its respective Affiliates not to), directly or indirectly, hire any

Protected Employee of the other party (except for any such Protected Employee who is terminated from employment by its current employer), or solicit, induce or attempt to persuade any Protected Employee of the other party to terminate their relationship with such other party. For purposes of this Section 5.14, a “Protected Employee” of the Sellers or the Purchaser means any officer, director or employee of such party (or any of its Affiliates) with whom the other party has had contact, or who first became known to such other party, in connection with its consideration and negotiations of the transactions contemplated by this Agreement. This Section 5.14 will not be deemed to prohibit either party, or any of their respective Affiliates, from engaging in general media advertising or solicitation that may be targeted to a particular geographic or technical area but that is not specifically targeted towards any employees of the other party or any of their respective Affiliates (including the Acquired Companies after Closing).

Section 5.15 Contact with Business Employees, Customers and Suppliers.

(a) Subject to applicable Law and Section 5.2, and in accordance with Section 5.1, during the period from the date of this Agreement until the Closing Date, the Purchaser and the Sellers will cooperate in good faith and in the manner agreed by the Purchaser and Sellers in communicating with any Employees, customers, suppliers, licensors, licensees, partners or distributors of the Business concerning the transactions contemplated hereby, including the Purchaser’s intentions concerning the operation of the Business following the Closing.

(b) Prior to the Closing and in accordance with applicable Law, the Sellers shall, and shall cause the Selling Affiliates to, and the Purchaser shall, and shall cause its Affiliates to, mutually cooperate in undertaking all reasonably necessary or legally required provision of information to, and consultations, discussions or negotiations with, any employee, union, works council, labor organization or other employee representative group regarding the transactions contemplated by this Agreement.

Section 5.16 Post-Closing Cooperation.

(a) Subject to Article 9, for the longer of the period required by applicable Law or six (6) years following the Closing Date, each of the Sellers (on the one hand) and the Purchaser (on the other) will (i) retain books and records relating to the Business or the Acquired Companies in their possession with respect to periods prior to the Closing, and (ii) afford the other parties and their representatives, during normal business hours of the requested party and at the requesting party’s expense, reasonable access to the books and records relating to the Business or the Acquired Companies in their possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party.

(b) To the extent that, from time to time after the Closing, the Sellers or their Affiliates and/or the Purchaser or its Affiliates identify assets that are owned by the Purchaser or its Affiliates (including the Acquired Companies) but that are in the possession of the Sellers or their Affiliates (including any payments from customers of the Purchaser or its Affiliates (including the Acquired Companies) that are improperly sent to the Sellers or its Affiliates after the Closing), the Sellers will use their respective commercially reasonable efforts to locate such items and take such action as is necessary to put the Purchaser or one of its Affiliates in actual possession thereof; provided, however, that (i) to the extent the Sellers or an Affiliate thereof are legally liable for any Taxes (other than any Transfer Tax and/or VAT) that are imposed on any assets delivered by the Sellers pursuant to this Section 5.16(b), the Purchaser will reimburse the Sellers for the amount of such Taxes and (ii) to the extent the Sellers or an Affiliate thereof are legally liable for any Taxes (other than any Transfer Tax and/or VAT) that are imposed on any payments delivered by the Sellers pursuant to this Section 5.16(b), the amount of any payments required to be delivered by the Sellers will be reduced by such Taxes. To the extent that, from time to time after the Closing, the Purchaser, the Acquired Companies or their respective Affiliates and/or the Sellers or their Affiliates identify assets that are owned by the Sellers or their Affiliates, but that are in the possession of the Purchaser, an Acquired Company or any of their Affiliates (including any payments from customers of the Sellers that are improperly sent to the Purchaser or its Affiliates (including the Acquired Companies) after the Closing), the Purchaser will use commercially reasonable efforts to locate such assets and take such action as is necessary to put the Sellers or one of their Affiliates in actual possession thereof; provided, however, that (i) to the extent the Purchaser or an Affiliate is legally liable for any Taxes (other than any Transfer Tax and/or VAT) imposed on any assets delivered by the Purchaser pursuant to this Section 5.16(b), the Sellers will reimburse the Purchaser for the amount of such Taxes and (ii) to the extent the Purchaser or an Affiliate is legally liable for any Taxes (other than any Transfer Tax and/or VAT) imposed on any payments delivered by the Purchaser pursuant to this Section 5.16(b), the amount of any payments required to be delivered by the Purchaser will be reduced by such Taxes. Any Transfer Tax and/or VAT which arises in connection with any transfer or delivery contemplated under this Section will be borne by the parties on the same basis as is provided for in Article 9.

(c) For a period of ninety (90) days after the Closing Date and upon reasonable advance notice, the Selling Affiliates shall provide the Purchaser and its representatives reasonable access to, and the reasonable assistance of, its employees (who will interact, as reasonably required, with the applicable service providers of the Sellers and their Affiliates to provide such assistance) during normal business hours, subject to reasonable coordination with the Seller (including with respect to ensuring security and safety) and without unreasonable interference to the operation of Sellers’ and their Affiliates’ business, in the collection and review of materials, books, records, historical financial and other information of the Selling Affiliates relating to the Purchased Assets and the Business for the purpose of assisting the Purchaser to prepare its audited financials reflecting acquisition of the Purchased Assets and the Business (with any associated out-of-pocket costs incurred by the Sellers or their Affiliates to be promptly paid by Purchaser, on the provision of reasonable evidence of same by the Sellers to the Purchaser).

Section 5.17 Release of Guarantees.

(a) Following the date of this Agreement and prior to Closing, the Purchaser and the Sellers will (i) cooperate with one another, and will use their respective commercially reasonable efforts, in order to replace all of the Business Guarantees with guarantees given by the Purchaser or its Affiliates and replace all of the Other Business Guarantees with guarantees given by the Sellers or their Affiliates (with commercially reasonable efforts in this context to include preparing and submitting documents and providing information and responses to requests from the beneficiaries of such Business Guarantees and Other Business Guarantees) and (ii) use their respective commercially reasonable efforts to cause the Sellers and all Affiliates of the Sellers (other than the Acquired Companies) who are parties to the Business Guarantees to be fully released and discharged with respect thereto, and cause the Acquired Companies who are parties to the Other Business Guarantees to be fully released and discharged with respect thereto, in each case, as of the Closing Date. With respect to any Business Guarantees or Other Business Guarantees that are not fully released and discharged as of the Closing Date, the Purchaser and the Sellers will continue to use commercially reasonable efforts to replace such Business Guarantees or Other Business Guarantees (as the case may be) and to cause the Sellers and their Affiliates or the Acquired Companies (as the case may be) to be fully released and discharged therefrom as promptly as practicable.

(b) Until all of the Business Guarantees and Other Business Guarantees (as applicable) are fully released and discharged, (i) the Purchaser will indemnify and hold the Sellers and all Affiliates of the Sellers harmless from and against, and pay and reimburse the Sellers and all Affiliates of Sellers for, any and all out-of-pocket: (A) Losses that the Sellers or any of their Affiliates suffer as a result of being required to make any payment under the Business Guarantees after the Closing Date as a result of either (x) the failure of the Purchaser or any of its Affiliates to meet its obligations underlying the Business

Guarantees or (y) the failure of the Sellers and their Affiliates (other than the Acquired Companies) to be fully released from the Business Guarantees, and (B) reasonable costs and expenses incurred by the Sellers or any of their Affiliates relating to extension or renewal of Business Guarantees that have not been fully released and discharged; and (ii) the Sellers will indemnify and hold the Purchaser and all Affiliates of the Purchaser harmless from and against, and pay and reimburse the Purchaser and all Affiliates of the Purchaser for, any and all out-of-pocket: (A) Losses that the Purchaser or any of its Affiliates suffer as a result of being required to make any payment under the Other Business Guarantees after the Closing Date as a result of either (x) the failure of the Sellers or any of their Affiliates to meet its obligations underlying the Other Business Guarantees or (y) the failure of the Purchaser and its Affiliates (including the Acquired Companies) to be fully released from the Other Business Guarantees, and (B) reasonable costs and expenses incurred by the Purchaser or any of its Affiliates relating to extension or renewal of any Other Business Guarantees that have not been fully released and discharged.

Section 5.18 Systems Software. The Sellers will (a) cause the applicable employees to enter into discussions with Purchaser (and Purchaser’s representatives) promptly after the date hereof and cooperate in good faith with the Purchaser to assist Purchaser in identifying its ongoing needs with respect to Systems Software in the operation of the Business from Closing, (b) (i) use commercially reasonable efforts to obtain, transfer or assign prior to (but with effect from) Closing, all necessary licenses, consents and approvals from the third party licensors of such Systems Software reasonably determined by the Purchaser to be required from Closing in the operation of the Business in the same manner as presently conducted (the “Required Systems Software”) (with the Required Systems Software to be nominated by the Purchaser to the Sellers in writing within 10 Business Days after the date hereof), or such work around solution reasonably agreed to by the parties, in each case at the Purchaser’s expense, as may be required for the Acquired Companies to use or obtain fully paid-up, valid licenses to such Required Systems Software for use by the Acquired Companies after the Closing in materially the same manner as such Required Systems Software is used in the conduct of the Business as presently conducted and (ii) any such Required Systems Software, if obtained, transferred or assigned pursuant to the immediately preceding clause (i), shall function as of the Closing in conjunction with the data obtained pursuant to clause (c) of this Section 5.18 in materially the same manner as such Required Systems Software functions in the conduct of the Business as presently conducted (unless to the extent the failure to function as described above is caused by changes requested by the Purchaser or by the Purchaser not assuming all Systems Software), and (c) use commercially reasonable efforts to identify, segregate and (to the extent reasonably practicable, subject to any restrictions under applicable Law) deliver to the Purchaser prior to, but with effect from, Closing any material data of the Acquired Companies stored in the Required Systems Software. For a period of four (4) months following the Closing Date, the Sellers will, and will cause the Selling Affiliates to, allow the Purchaser and their representatives reasonable access during normal business hours of the Sellers, subject to reasonable coordination with the Sellers (including with respect to ensuring security and safety) and without unreasonable interference to the operation of the businesses of the Sellers and Selling Affiliates, such employees of the Sellers and Selling Affiliates as are necessary to answer any reasonable requests with respect to the Required Systems Software, as such Required Systems Software is used in the conduct of the Business as presently conducted, or the data delivered therewith pursuant to this Section 5.18.

Section 5.19 Intellectual Property Rights. The Purchaser, on its own behalf and (from Closing Date) on behalf of the Acquired Companies, hereby acknowledges and confirms that, upon and following the Closing Date, the Acquired Companies and the Purchaser will have no rights, title or interest whatsoever (including ownership rights, rights of use and invention rights) with respect to any Intellectual Property or software developed or used by the Sellers, the Acquired Companies, the Asset Selling Affiliates or any Affiliates thereof, other than the Purchased Intellectual Property, the Acquired Company Intellectual Property, the Systems Software, the Licensed Software and the Acquired Software (the “Seller Retained IP”). If at any time following the Closing Date, the Purchaser or the Acquired Companies discover that any of the Acquired Companies or the Purchaser holds or controls any right, title or interest in any Seller Retained IP, the Purchaser shall procure (a) that all right, title and interest held by the Purchaser or any Acquired Company in the Seller Retained IP is assigned for no additional consideration to the Sellers or to an entity specified by the Sellers, and (b) that the Purchaser and the Acquired Companies shall not (i) use such Seller Retained IP in any part of the world, (ii) restrict the Sellers, the Asset Selling Affiliates or any Affiliates thereof from using any right, title or interest they have in such Seller Retained IP, nor (iii) grant the freedom or right to use the Seller Retained IP in any part of the world to any Person other than the Sellers or the entity specified by the Sellers.

Section 5.20 Acquisition Proposals. The Sellers will not, and will not authorize or permit any officer, director or employee of a Seller or any Affiliate of the Sellers or authorize any investment banker, attorney, accountant or other representative retained by the Sellers or any Affiliate of the Sellers to, directly or indirectly, solicit or encourage, or furnish information with respect to the Business, to or engage in any discussions with any Person in connection with, any proposal for the acquisition of all or a substantial portion of the Business, other than as contemplated by this Agreement. The Sellers will promptly cease or cause to be terminated any existing activities or discussions with any Person with respect to any of the foregoing and will promptly request the return of any confidential information provided to any Person in connection with a prospective acquisition of the Business, in each case other than the Purchaser.

Section 5.21 Use of Names.

(a) For the period from the Closing Date through to the later of (i) one year after the Closing Date, and (ii) such time as, on a country by country basis, the Purchaser or its Affiliates requires to obtain the transfer of any product registration for the Restricted Products and the sleep diagnostic product lines (including Type I, II, III or IV) sold or distributed by the Business (together with the Restricted Products, the “Covered Products”), which shall in no event be longer than 18 months after the Closing Date, unless the Purchaser has used (and is then using) commercially reasonable efforts from the Closing Date through to such date to obtain all such registrations as soon as reasonably practicable, in which case (upon at least one month’s notice from the Purchaser to the Sellers) the Sellers may consent to a further extension of six months, on a country-by-country basis (such consent not be unreasonably withheld, conditioned or delayed) (such period under clause (i) or (ii), the “CareFusion Name Period”), Purchaser and its Affiliates shall (in the applicable countries) have the royalty-free right to use the name “CareFusion” (the “CareFusion Name”), only as and to the extent such name was used by a member of the Seller Group with respect to the sale of Covered Products by the Business or to the extent necessary to satisfy applicable regulatory requirements or as otherwise reasonably required (with the prior consent of Seller, not to be unreasonably withheld, conditioned or delayed) in connection with the orderly transition of the Business from Sellers to the Purchaser, including for reference purposes.

(b) The Purchaser and its Affiliates shall have the further royalty-free right during the CareFusion Name Period to sell or otherwise use or dispose of any materials included in the inventory of the Seller Group with respect to the Business which bear the CareFusion Name to the extent that such materials (i) were included in the Purchased Assets or the assets of the Acquired Companies (and were not Retained Assets or Excluded Assets), (ii) relate to the Business and are returned to Purchaser or its Affiliates after the Closing Date, or (iii) were contracted for by the Seller Group for use in the Business prior to the Closing Date (in each case, without altering or modifying such materials or inventory); provided, that such right shall terminate upon the expiration of the CareFusion Name Period with respect to any such materials unless the only reference therein to Sellers or the CareFusion Name is to its or their copyright claim, in which case such right shall be unlimited as to time.

(c) The Purchaser and its Affiliates shall also have the royalty-free right from and after the Closing Date to use, for a period of six months following the Closing Date (the “General Name Period”), any signs, letterhead, invoices or other supplies which bear the CareFusion Name if such signs or supplies

(i) were included in the Purchased Assets or the assets of the Acquired Companies (and were not Retained Assets or Excluded Assets), or (ii) were contracted for by the Seller Group for use in the Business prior to the Closing Date.

(d) Notwithstanding the above, in no event shall the Purchaser or any of its Affiliates use the CareFusion Name after the Closing in any manner or for any purpose different from the use of such the CareFusion Name by the Seller Group during the six month period prior to the Closing Date with respect to the Business or to satisfy applicable regulatory requirements or as otherwise reasonably required (with the prior consent of the Sellers, not to be unreasonably withheld, conditioned or delayed) in connection with the orderly transition of the Business from the Sellers to the Purchaser, including for reference purposes.

Section 5.22 Certain Closing Actions. During the period from the date of this Agreement through to the Closing Date, if and to the extent requested by Purchaser, the Sellers will cooperate in good faith to (a) ensure that the Purchaser can cause its applicable Affiliates, on and from Closing, to approve of the resignations of directors and officers (or equivalent) of each of the Acquired Companies required to be delivered under Section 2.10(a)(vi) so that such resignations will take effect from Closing; and (b) identify any existing instructions given by any Acquired Company to any bank or financial institution and ensure that the Purchaser can cause the revocation of any such instructions on and from Closing (with replacement instructions in such form as the Purchaser may direct).

ARTICLE 6

CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE

Section 6.1 Conditions to the Obligation of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part):

(a) Accuracy of Representations and Warranties. The representations and warranties of the Sellers in Article 3 must be true and correct as of the Closing Date (disregarding any statement in a representation that contains a standard of materiality) as if made at and as of such time (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty must have been true and correct as of such date), except in each case where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, constitute a Material Adverse Effect;

(b) Performance of Covenants. All of the covenants and obligations that the Sellers (or any Selling Affiliate) are required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects;

(c) Antitrust Laws. All applicable waiting periods (and any extensions thereof) under the Antitrust Laws must have expired or otherwise terminated and all Governmental Authorizations required under the Antitrust Laws, pursuant to the filings to be made under Section 5.3 of the Seller Disclosure Schedule, must have been obtained;

(d) Works Council. All information and/or consultation requirements of the relevant employee representation bodies within the Selling Affiliates or the Acquired Companies, as imposed as a condition to lawfully close the transactions contemplated by this Agreement by law or applicable collective agreement in the applicable jurisdictions, will have been conducted and related agreements or opinions obtained from such employee representation bodies in a manner allowing the transactions contemplated by this Agreement to lawfully close;

(e) No Action. There must not be in effect any Law or Judgment that would prohibit or make illegal the consummation of the transactions contemplated by this Agreement or cause the transactions contemplated by this Agreement to be rescinded following consummation; and

(f) Transaction Documents. The Sellers must have delivered or caused to be delivered each document that Section 2.10(a) requires it to deliver.

Section 6.2 Conditions to the Obligation of the Sellers. The obligation of the Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the Sellers, in whole or in part):

(a) Accuracy of Representations and Warranties. The representations and warranties of the Purchaser in Article 4 must be true and correct in all respects as of the Closing Date (disregarding any statement in a representation that contains a standard of materiality) as if made at and as of such time (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty must have been true and correct in all material respects as of such date), except in each case where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, constitute a material adverse effect on the assets, condition (financial or otherwise), business, employees or results of operations of the Purchaser’s business, taken as a whole, or the ability of the Purchaser and its Affiliates to consummate timely the transactions contemplated by this Agreement and the Ancillary Agreements in accordance with the respective terms of such agreements and applicable Law;

(b) Performance of Covenants. All of the covenants and obligations that the Purchaser (or any Designated Affiliate) is required to perform or comply with under this Agreement on or before the Closing Date (other than the covenants and obligations set forth in Section 5.3) must have been duly performed and complied with in all material respects, and all of the covenants and obligations that the Purchaser (or any Designated Affiliate) is required to perform or comply with under Section 5.3 must have been duly performed and complied with in all respects;

(c) Antitrust Laws. All applicable waiting periods (and any extensions thereof) under the Antitrust Laws must have expired or otherwise terminated and all Governmental Authorizations required under the Antitrust Laws, pursuant to the filings to be made under Section 5.3 of the Seller Disclosure Schedule, must have been obtained;

(d) Works Council. All information and/or consultation requirements of the relevant employee representation bodies within the Selling Affiliates or the Acquired Companies, as imposed as a condition to lawfully close the transactions contemplated by this Agreement by law or applicable collective agreement in the various jurisdictions, will have been conducted and related agreements or opinions obtained from such employee representation bodies in a manner allowing the transactions contemplated by this Agreement to lawfully close;

(e) No Action. There must not be in effect any Law or Judgment that would prohibit or make illegal the consummation of the transactions contemplated by this Agreement or cause the transactions contemplated by this Agreement to be rescinded following consummation; and

(f) Transaction Documents. The Purchaser must have delivered or caused to be delivered to the Sellers each of the items that Section 2.10(b) requires it to deliver.

ARTICLE 7

TERMINATION

Section 7.1 Termination Events. This Agreement may, by written notice given before or at the Closing, be terminated:

(a) by mutual written consent of the Purchaser and the Sellers;

(b) by the Purchaser (so long as the Purchaser is not then in material breach of any of its representations, warranties or covenants contained in this Agreement) if there has been a breach of any of the Sellers’ representations, warranties or covenants contained in this Agreement, which would result in the failure of a condition set forth in Section 6.1(a) or Section 6.1(b), and which breach has not been cured within 30 days after written notice of the breach has been delivered to the Sellers from the Purchaser;

(c) by the Sellers (so long as the Sellers are not then in material breach of any of its representations, warranties or covenants contained in this Agreement) if there has been a breach of any of the Purchaser’s representations, warranties or covenants contained in this Agreement, which would result in the failure of a condition set forth in Section 6.2(a) or Section 6.2(b), and which breach has not been cured within 30 days after written notice of the breach has been delivered to the Purchaser from the Sellers;

(d) by either the Purchaser or the Sellers if any Governmental Authority has issued a nonappealable final Judgment or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement under this Section 7.1(d) will not be available to any party whose failure to fulfill any covenant under this Agreement, including the obligations of the Purchaser under Section 5.3, has been the cause of or resulted in the action or event described in this Section 7.1(d) occurring; or

(e) by either the Sellers or the Purchaser if the Closing has not occurred (other than through the failure of such Party to comply fully with its obligations under this Agreement) on or before August 31, 2012.

Section 7.2 Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, this Agreement and all rights and obligations of the parties under this Agreement automatically end without Liability against any party or its Affiliates, except that (a) Section 5.5(a) (Confidentiality), Section 5.6 (Public Announcements), Section 7.3 (Certain Effects of Termination), Article 11 (General Provisions) (except for Section 11.13 (Specific Performance)) and this Section 7.2 will remain in full force and survive any termination of this Agreement and (b) if this Agreement is terminated by a party because of the knowing and intentional breach of this Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s knowing and intentional failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

Section 7.3 Certain Effects of Termination. If the Purchaser or the Sellers terminate this Agreement pursuant to Section 7.1, the Purchaser will comply with the Confidentiality Agreement regarding the return and/or destruction of any information furnished to the Purchaser in connection with this Agreement.

ARTICLE 8

INDEMNIFICATION

Section 8.1 Indemnification by the Seller. If the Closing occurs, and subject to the limitations expressly set forth in this Article 8, the Sellers will, jointly and severally, indemnify and hold harmless the Purchaser and Designated Affiliates and their directors, officers, employees, agents, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) from and against any and all Losses of the Purchaser Indemnified Parties (regardless of whether or not the Losses relate to any Third Party Claim) arising or resulting from or relating to (a) any breach or inaccuracy of any representation or warranty of the Sellers set forth in this Agreement or in any certificate delivered by or on behalf of the Sellers or any Selling Affiliate, (b) any breach of any covenant or agreement of the Sellers (or any Selling Affiliate or any of their respective Affiliates) set forth in this Agreement, (c) any Excluded Liability or Retained Liability (other than Losses with respect to Excluded Taxes, for which the provisions of Section 9.1(a) will govern), (d) all Liabilities for the Proceedings disclosed in Sections 3.14(f) and 3.18 of the Seller Disclosure Schedule, and (e) all Liabilities arising prior to the Closing Date related to the tax and employment status of two Employees disclosed in Section 3.14(d) of the Seller Disclosure Schedule. For the avoidance of doubt, the Sellers’ indemnification obligations with respect to Losses arising from Excluded Taxes will be governed by the provisions of Article 9.

Section 8.2 Indemnification by the Purchaser. If the Closing occurs, and subject to the limitations expressly set forth in this Article 8, the Purchaser will indemnify and hold harmless the Sellers and their Affiliates and their respective directors, officers, employees, agents, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Losses of the Seller Indemnified Parties (regardless of whether or not the Losses relate to any Third Party Claim) arising or resulting from or relating to (a) any breach or inaccuracy of any representation or warranty of the Purchaser set forth in this Agreement or in any certificate delivered by or on behalf of the Purchaser, (b) any breach of any covenant or agreement of the Purchaser (or any Designated Affiliate) set forth in this Agreement and (c) any Assumed Liability (other than Losses with respect to Taxes for which the Purchaser is liable, for which the provisions of Section 9.1(b) will govern). For the avoidance of doubt, the Purchaser’s indemnification obligations with respect to Losses arising from Taxes for which the Purchaser is liable will be governed by the provisions of Article 9.

Section 8.3 Claim Procedure; Resolution of Claim Notice.

(a) Before the end of the applicable Claim Period (as defined in Section 8.4(c)), a party that seeks indemnity under this Article 8 or any other indemnification provision of this Agreement (an “Indemnified Party”) will give written notice (a “Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”), whether the Losses sought arise from matters solely between the parties or from Third Party Claims described in Section 8.3(b). The Claim Notice must contain (i) a description and, if known, the estimated amount of any Losses incurred, paid, reserved or accrued or reasonably expected to be incurred, paid, reserved or accrued by the Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice to the extent of the facts then known by the Indemnified Party and (iii) a demand for payment of those Losses.

(b) If the Indemnified Party seeks indemnification under this Article 8, or unless the context and applicable terms otherwise require, under any other indemnification provision of this Agreement, in response to a claim or Proceeding by another Person not a party to this Agreement (a “Third Party Claim”), then the Indemnified Party will give a Claim Notice to the Indemnifying Party as soon as reasonably practicable after the Indemnified Party has received notice or otherwise learns of the assertion of such Third Party Claim and in any case on or before the last day of the applicable Claim Period and will include in the Claim Notice (i) the facts constituting the basis for such Third Party Claim and the amount of the damages claimed by the other Person, in each case to the extent known to the Indemnified Party, accompanied by reasonable supporting documentation submitted by such third party (to the extent then in the possession of the Indemnified Party), and (ii) the assertion of the claim or the notice of the commencement of any Proceeding relating to such Third Party Claim; provided, however, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability under this Agreement except to the extent (and only to such extent) such delay or deficiency within the control of the Indemnified Party materially prejudices or otherwise adversely affects the rights of the Indemnifying Party with respect thereto.

(c) In the event of a Third Party Claim, the Indemnifying Party will be entitled, at its option and expense, to participate in the defense thereof and, if it so chooses, to assume control of the defense thereof by giving to the Indemnified Party written notice of its intention to assume control of the defense of such Third Party Claim through counsel reasonably satisfactory to the Indemnified Party and agreeing in writing that, if such Third Party Claim is adversely determined, the Indemnifying Party has an obligation to provide indemnification to the Indemnified Party in respect thereof in accordance with the terms of this Agreement; provided, however, that the Indemnified Party may participate in the defense of such Third Party Claim with its own counsel at its own expense; provided, further, however that the Indemnified Party shall be entitled to participate in any such defense with separate counsel at the reasonable expense of the Indemnifying Party if (A) so requested by the Indemnifying Party to participate or (B) in the reasonable opinion of counsel to the Indemnified Party, an actual conflict of interest exists between the Indemnified Party and the Indemnifying Party that would make it inappropriate in the reasonable judgment of such outside counsel for the same counsel to represent both the Indemnified Party and the Indemnifying Party. In such circumstances, the Indemnifying Party shall not, in connection with any such Third Party Claim, be liable for the fees and expenses of more than one separate counsel at any time for the Indemnified Party, except to the extent that local or regulatory counsel, in addition to its regular counsel, is required in order to effectively defend against such Third Party Claim.

(d) Notwithstanding the foregoing, the Indemnifying Party will not be entitled to assume the defense of any Third Party Claim where (i) the relief sought against the Indemnified Party is other than monetary damages or if the claim seeks an injunction or other equitable relief against the Purchaser, the Acquired Companies or any of their Affiliates, (ii) the Third Party Claim is one which, upon petition by the Indemnified Party, the appropriate court or arbitrator rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend, or (iii) the claim includes allegations of criminal conduct against either the Indemnified Party or any of its directors, officers, employees or agents. If the Indemnifying Party does not assume control of the defense of such Third Party Claim pursuant to this Section 8.3, the Indemnified Party will have the right to conduct and control, through counsel of its choosing reasonably satisfactory to the Indemnifying Party, the defense, compromise or settlement of any Third Party Claim; provided, however, that the Indemnifying Party may participate in the defense of such Third Party Claim with its own counsel at its own expense.

(e) The Indemnifying Party will not agree to any settlement of, or consent to the entry of any Judgment (other than a Judgment of dismissal on the merits without costs) arising from, any such Third Party Claim without the prior written consent of the Indemnified Party; provided, however, that the consent of the Indemnified Party will not be required if (i) the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or any Judgment, (ii) such settlement or Judgment includes a full, complete and unconditional release of the Indemnified Party from any Liability in connection therewith by the claimant of such Third Party Claim and the Indemnifying Party, and (iii) with respect to the nonmonetary provisions of such settlement or Judgment (if any), such provisions would not, in the Indemnified Party’s reasonable judgment, have or be reasonably expected to have a material adverse effect on the business, assets, properties, condition (financial or otherwise) or results of operations of the Indemnified Party. The Indemnified Party will not agree to any settlement of, or the entry of any Judgment (other than a Judgment of dismissal on the merits without costs) arising from, any such Third Party Claim without the prior written consent of the Indemnifying Party.

(f) In any event, the Indemnifying Party and the Indemnified Party will fully cooperate with each other in connection with the defense or prosecution of any Third Party Claim, including (i) the retention, and the provision to the party in control of the defense or prosecution, of records and information that are reasonably relevant to such Third Party Claim, and (ii) the making available of employees, on a mutually convenient basis, for providing additional information and explanation of any material provided hereunder.

Section 8.4 Survival.

(a) All representations and warranties contained in this Agreement will survive the Closing until 11:59 p.m. Pacific Time on the date that is the twelve-month anniversary of the Closing Date. Any covenants or agreements contained in this Agreement which have any remaining obligation to be performed or observed following the occurrence of the Closing (each, a “Post-Closing Covenant”) will survive and continue in full force and effect until fully performed or observed in accordance with their terms.

(b) Notwithstanding Section 8.4(a) above, and in each case regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement (i) the representations and warranties contained in Sections 3.1 (Organization and Good Standing), 3.2 (Authority and Enforceability), 3.4 (Capitalization and Ownership), 3.23 (Brokers Fees), 4.1 (Organization and Good Standing), 4.2 (Authority and Enforceability), and 4.6 (Brokers Fees) (collectively, the “Fundamental Representations”) will survive the Closing indefinitely, and (ii) the representations and warranties contained in Sections 3.12 (Tax Matters), 3.13 (Employee Benefit Matters) and 3.15 (Environmental, Health and Safety Matters) will survive until thirty (30) days after the expiration of the applicable statute of limitations for the applicable underlying claim, including any extensions or waivers thereof.

(c) All claims for indemnification under this Agreement must be asserted pursuant to a Claim Notice given prior to the expiration of the applicable survival period set forth in this Section 8.4 (such applicable survival period referred to herein as the “Claim Period”); provided, however, that any representation, warranty or covenant that is the subject of a claim for indemnification which is asserted pursuant to a Claim Notice given after the Closing Date and within the applicable Claim Period specified in this Section 8.4 will survive until, but only for purposes of, the resolution of such claim.

Section 8.5 Limitations on Liability.

(a) Caps and Deductible. Notwithstanding anything to the contrary contained in this Agreement:

(i) no indemnification payments will be made by or on behalf of the Indemnifying Party under this Agreement until the aggregate amount of Losses for which the Indemnifying Party would (but for this clause (i)) be liable thereunder exceeds $580,000 (five hundred eighty thousand dollars) (such amount being, the “Threshold”), and then only to the extent of such excess over the Threshold; and

(ii) the aggregate total amount in respect of which the Indemnifying Party will be liable to indemnify and hold harmless the Indemnified Party pursuant to this Agreement will not exceed, on a cumulative basis, $5,800,000 (five million eight hundred thousand dollars) (the “Aggregate Cap”). The parties hereby acknowledge that the Aggregate Cap will be a single amount applicable to all claims subject to this Section 8.5 and that any indemnification payments made will reduce the remaining amounts for all such matters under the Aggregate Cap.

(b) Notwithstanding anything to the contrary set forth in Section 8.5(a) above, (A) clauses (i) and (ii) of Section 8.5(a) will not apply to any Liability for any Losses with respect to breaches of the Fundamental Representations, the representations and warranties contained in Sections 3.12 (Tax Matters) and Sections 3.15 (Environmental, Health and Safety Matters); and (B) clauses (i) and (ii) of Section 8.5(a) will not apply (1) in connection with fraud or intentional misconduct or (2) as a result of or relating to Sections 8.1(b), 8.1(c), 8.1(d), 8.1(e), 8.2(b), 8.2(c), 9.1(a) and 9.1(b). Notwithstanding the foregoing, the aggregate total amount in respect of which the Sellers will be liable to indemnify and hold harmless the Purchaser Indemnified Parties with respect to Article 9, the Fundamental Representations, the representations and warranties contained in Sections 3.12 (Tax Matters) and Sections 3.15 (Environmental, Health and Safety Matters), will not exceed, on a cumulative basis, the Cash Purchase Price (the “Special Cap”); provided further that the parties hereby acknowledge that the Special Cap will be a single amount applicable to all claims with respect to Article 9, the Fundamental Representations, the representations and warranties contained in Sections 3.12 (Tax Matters) and Sections 3.15 (Environmental, Health and Safety Matters) and that any indemnification payments made will reduce the remaining amounts for all such matters under the Special Cap.

(c) Insurance Proceeds and Other Payments. The amount of any and all Losses for which indemnification is provided pursuant to this Article 8 or Article 9 will be net of any amounts of any insurance proceeds, indemnification payments, contribution payments or reimbursements receivable by, or payable in kind to, the Indemnified Party with respect to such Losses or any of the circumstances giving rise thereto. In connection therewith, if, at any time following payment in full by the Indemnifying Party of any amounts of Losses due under this Agreement, the Indemnified Party receives any insurance proceeds, indemnification payments, contribution payments or reimbursements relating to the circumstances giving rise to such Losses, the Indemnified Party will promptly remit to the Indemnifying Party such proceeds, payments or reimbursements in an amount not to exceed the amount of the corresponding indemnification payment made by the Indemnifying Party. The Purchaser will use (and will cause its Affiliates to use) commercially reasonable efforts to collect the proceeds of any available insurance which would have the effect of reducing any Losses (in which case the net proceeds thereof will reduce such Losses).

(d) Subrogation. If the Purchaser or any Purchaser Indemnified Party is indemnified for any Losses pursuant to this Agreement with respect to any claim by a Person not party to this Agreement, then the Sellers will be subrogated to all rights and remedies of the Purchaser or the Purchaser Indemnified Party against such third party, and the Purchaser will, and will cause each of the Purchaser Indemnified Parties to, cooperate with and assist the Sellers in asserting all such rights and remedies against such third party; provided, however, that the Sellers shall not be entitled to any such rights of subrogation if, in the reasonable opinion of counsel to the Purchaser Indemnified Party, an actual conflict of interest exists between the Purchaser Indemnified Party and the Indemnifying Party with regard to such subrogation.

(e) Adjustments to Purchase Price. In no event will the Sellers or the Purchaser be obligated to indemnify any Purchaser Indemnified Party or Seller Indemnified Party with respect to any matter to the extent that such matter was reflected in the calculation of the adjustment to the Purchase Price, if any, pursuant to Section 2.7.

Section 8.6 Arbitration.

(a) All disputes under this Article 8 and with respect the interpretation of any provision in Article 9 shall be settled by arbitration in San Diego, California before a panel of three arbitrators pursuant to the rules of the American Arbitration Association. Arbitration may be commenced at any time by any party giving written notice to each other party to a dispute that such dispute has been referred to arbitration under this Section 8.6. The panel of arbitrators shall be selected as follows: one arbitrator shall be selected by the Sellers and one arbitrator shall be selected by the Purchaser within 20 days following any referral to arbitration, and the third arbitrator shall be selected by agreement of the first two arbitrators. Any award rendered by the arbitrators shall be conclusive and binding upon the parties; provided, however, that any such award shall be accompanied by a written opinion of the arbitrators giving the reasons for the award. The proceedings shall be confidential. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrators in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. Each party shall pay its own expenses of arbitration and the expenses of the arbitrators shall be shared 50% by the Sellers and 50% by the Purchaser; provided, however, that if in the opinion of the arbitrators any claim for indemnification or any defense or objection thereto was unreasonable, the arbitrators may assess, as part of their award, all or any part of the arbitration expenses of the other party (including reasonable attorneys’ fees) and of the arbitrators against the party raising such unreasonable claim, defense or objection. To the extent that arbitration may not be legally permitted hereunder and the parties to any dispute hereunder may not at the time of such dispute mutually agree to submit such dispute to arbitration, any party may commence a civil action in a court of appropriate jurisdiction to solve disputes hereunder in accordance with Section 11.14. Nothing contained in this Section 8.6 shall prevent the parties from settling any dispute by mutual agreement at any time.

Section 8.7 Exclusive Remedy. Except in connection with fraud or intentional misconduct, from and after the Closing, the sole and exclusive remedy of the Purchaser for any matter under this Agreement will be pursuant to the indemnification obligations set forth in Article 8 and Article 9 and, except to the extent a party has asserted a claim for indemnification by giving a Claim Notice in accordance with Section 8.3 prior to the expiration of the applicable Claim Period set forth in Section 8.4, such party will have no remedy against the other party for any breach of any provision of this Agreement.

ARTICLE 9

TAX MATTERS

Section 9.1 Liability and Indemnification for Taxes.

(a) If the Closing occurs, and subject to the limitations expressly set forth in Section 8.5 and Section 8.6, the Sellers will indemnify the Purchaser Indemnified Parties from and against (i) all Excluded Taxes, (ii) any Taxes arising out of the Reorganization described in Section 5.11, (iii) all Transfer Taxes that are the responsibility of the Sellers or the Asset Selling Affiliates pursuant to Section 9.1(f), (iv) all Taxes arising out of or due to any breach of any covenant of the Sellers set forth in this Agreement, and (v) any Taxes imposed on or with respect to an Acquired Company as a result of such Acquired Company’s having been a member in an affiliated, consolidated, combined, unitary, group relief, or VAT group during a Pre-Closing Period or transferee or successor to any Person with respect to any Taxes for Pre-Closing Periods.

(b) If the Closing occurs, and subject to the limitations expressly set forth in Section 8.5 and Section 8.6, the Purchaser will indemnify the Seller Indemnified Parties from and against (i) all Taxes of the Acquired Companies and with respect to the Purchased Assets that are allocable to the Post-Closing Period under Section 9.1(d), (ii) all Transfer Taxes and VAT for which the Purchaser is responsible pursuant to Sections 9.1(f) and 9.8 hereof, (iii) all Taxes arising out of or due to any breach of any covenant of the Purchaser set forth in this Agreement, (iv) subject to Section 9.1(f), Taxes resulting from any action taken by the Purchaser or its Affiliates outside the ordinary course of business on the Closing Date after the Closing with respect to the Acquired Companies or the Purchased Assets, and (v) with respect to any Straddle Period of CareFusion U.K. 240 Limited or CareFusion Manufacturing Ireland 241

Limited, all Taxes arising from any income required to be recognized under Section 951(a)(1) of the Code by Sellers (or any Affiliated Group of which the Sellers are a member) resulting from any act or transaction taken or caused to be taken by the Purchaser or its Affiliates on or after the Closing Date; provided, however, that if the Purchaser, an Acquired Company, or one of their respective Affiliates makes an election under Section 338(g) of the Code with respect to the acquisition of CareFusion U.K. 240 Limited or CareFusion Manufacturing Ireland 241 Limited, Purchaser shall not have liability under this Section 9.1(b)(v) for any Taxes arising from income required to be recognized under Section 951(a)(1) of the Code with respect to such Acquired Company as a result of such election.

(c) Notwithstanding the indemnification provisions in this Article 9 and Article 8, the Sellers will not be liable for indemnification of the Purchaser Indemnified Parties against (i) any Taxes arising or increased as a result of any increase in rates of tax, any change in law or practice, or any change in accountancy practice occurring after the Closing, (ii) any Taxes arising or increased as a consequence of any failure by any Purchaser Indemnified Party or Acquired Company (from Closing) to comply with any of their obligations under this Agreement, (iii) any Taxes arising or increased by (x) a failure or omission on the part of any of the Purchaser Indemnified Parties or Acquired Companies after the Closing to make any election or claim any relief which was taken into account or assumed in the Adjustment Calculation and is set forth on Schedule 9.1(c) hereto, or (y) a voluntary disclaimer by any of the Purchaser Indemnified Parties or Acquired Companies after the Closing of the whole or part of any relief to which it is entitled or revocation of any claim for relief made (whether provisionally or otherwise) prior to the Closing, and (iv) any Taxes in respect of which a Relief or Tax Attribute is for no consideration made available by the Sellers or any Selling Affiliate to an Acquired Company to set against, reduce or eliminate the Tax liability.

(d) With respect to any Straddle Period, Taxes will be allocated between the Pre-Closing Period and the Post-Closing Period on the basis of an interim closing of the books, except that Taxes imposed on a periodic basis (such as real or personal property Taxes for assets held at the Closing) will be allocated on a daily basis. Notwithstanding the foregoing, Section 9.1(f) (and not this Section 9.1(d)) applies to Transfer Taxes or VAT as a result of the transactions contemplated by this Agreement.

(e) For purposes of computing taxable income for the Pre-Closing Periods under this Agreement, the Sellers are entitled to any and all Tax benefits related to (i) the vesting of any equity compensation of the Employees or Transferred Employees at or prior to Closing, (ii) the exercise of any CareFusion Corporation stock options by any Employees or Transferred Employees at or prior to Closing and (iii) the payment to any Employee or Transferred Employee of any severance, bonus or similar amounts at or prior to Closing. Notwithstanding anything to the contrary in this Agreement, the Sellers will not be required to indemnify the Purchaser Indemnified Parties for any Losses resulting from reductions in the amount of any Tax Attributes or in Tax basis in assets existing at the Closing. For the avoidance of doubt, Sellers and Purchaser agree that Tax deductions with respect to the exercise of any CareFusion Corporation stock options by any Employees or Transferred Employees, even if such options are exercised in a Post-Closing Period, shall be deducted by the Sellers or CareFusion Corporation on their Tax Returns.

(f) Any Transfer Taxes and any VAT (except for any VAT for which Purchaser is required to indemnify Seller under Section 9.8(c)) that are, or become due and payable as a result of the transactions contemplated by this Agreement, whether such Taxes are imposed by Law on the Sellers, any Selling Affiliate, the Purchased Assets, the Purchaser or any Designated Affiliate (other than VAT, which is addressed in Section 9.8 hereof), will be borne equally by the Sellers (on the one hand) and the Purchaser (on the other). The parties will cooperate with each other in the provision of any information or preparation of any documentation that may be necessary or useful for obtaining any available mitigation, reduction or exemption from any such Transfer Taxes.

Section 9.2 Tax Return Filing; Audit Responsibilities.

(a) The Sellers will timely prepare and file or will cause to be timely prepared and filed (taking into account all extensions properly obtained) (i) any combined, consolidated, unitary or similar Tax Returns that include the Acquired Companies and the Sellers or any of their Affiliates, and (ii) any Tax Returns that are required to be filed by or with respect to the Acquired Companies and the Purchased Assets which are due for Pre-Closing Periods (other than Straddle Periods). In each case, the Sellers shall pay the Taxes due in respect of such return. The Purchaser shall reimburse the Sellers to the extent any amounts due with the return constitute Taxes for which Purchaser is required to indemnify Seller under this Agreement. Sellers will prepare all such Tax Returns in a manner consistent with past practice, unless otherwise required by a change in applicable law. With respect to Tax Returns described in clause (ii) above, the Sellers will deliver to the Purchaser for review and comment a copy of Tax Returns covered by clause (ii) at least 30 Days prior to the due date (giving effect to any validly obtained extensions thereof). The Purchaser will not (and will not cause the Acquired Companies to) amend or revoke such Tax Returns at any time without the Sellers’ written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(b) The Purchaser will timely prepare and file or will cause to be timely prepared and filed all Tax Returns with respect to the Acquired Companies and the Purchased Assets other than Tax Returns described in Section 9.2(a). For any Tax Return of the Acquired Companies or the Purchased Assets that relates to a Pre-Closing Period and that is the responsibility of the Purchaser under this Section 9.2(b) (including any Tax Returns relating to Straddle Periods), (i) the Purchaser will, and will cause its Affiliates to, prepare such Tax Return in a manner consistent with past practice unless otherwise required by Applicable Law, and (ii) the Purchaser will deliver to the Sellers for their review, comment and approval (such approval not to be unreasonably withheld, conditioned or delayed) a copy of such Tax Return (accompanied, in the case of any Tax Return for a Straddle Period, by an allocation between the Pre-Closing Period and the Post-Closing Period of the Taxes shown to be due on such Tax Return) at least 30 days prior to the due date (giving effect to any validly obtained extensions thereof). The Purchaser will reflect in good faith any comments received from the Sellers within 15 days following the Sellers’ receipt of such Tax Return. The Purchaser will not amend or revoke any Tax Return for a Straddle Period (or any notification or election relating thereto) without the Sellers’ prior written consent (which consent will not be unreasonably withheld, conditioned or delayed). In each case, the Purchaser shall pay the Taxes due in respect of such return. The Sellers shall reimburse the Purchaser to the extent any amounts are due with the return for any Pre-Closing Periods. The Purchaser will reimburse the Sellers for any overpayment of Taxes with respect to a Pre-Closing Period, including by reason of the payment of any estimated Taxes by the Sellers or their Affiliates or as a result of any accrual of taxes payable in the Final Closing Net Working Capital (as finally determined pursuant to Section 2.7).

(c) In the event that the Sellers or the Purchaser are liable under this Agreement for any Taxes paid by the other party with respect to any Tax Return, reimbursement by the Sellers or the Purchaser, as applicable, will be made no later than 30 days following the date such Taxes are or were due.

(d) The Sellers will control (i) except as otherwise provided in Section 9.2(e) with respect to Straddle Periods, any Tax Contest of the Acquired Companies or with respect to the Purchased Assets for Pre-Closing Periods, and (ii) any Tax Contest for any taxable period of the Sellers or any of their Affiliates during which any combined, consolidated or unitary Tax Return includes the Acquired Companies and the Sellers or any of their Affiliates; provided, however, that Sellers shall (iii) keep Purchaser reasonably informed with respect to any such Tax Contest that relates to any of the Acquired Companies or Purchased Assets and (iv) not settle any such Tax Contest in a manner that would adversely affect any of the Acquired Companies or Purchased Assets in a Post-Closing Period without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.

(e) In the case of a Tax Contest for a Straddle Period of the Acquired Companies, the Purchaser will have the right to control such Tax Contest; provided, however, that (i) the Purchaser will keep the Sellers reasonably informed with respect to any such Tax Contest, (ii) the Purchaser will consult with the Sellers before taking any significant action in connection with such Tax Contest, (iii) the Purchaser will defend such Tax Contest diligently and in good faith as if it were the only party in interest in connection with such Tax Contest, (iv) the Sellers will be entitled to participate in such Tax Contest, at their own expense, and (v) the Purchaser will not settle, compromise or abandon any such Tax Contest without obtaining the Sellers’ prior written consent, which consent will not be unreasonably withheld, conditioned or delayed, if such settlement, compromise or abandonment would have an adverse impact on the Sellers or any of their Affiliates.

(f) Except to the extent such refunds are reflected in the Final Closing Net Working Capital (as finally determined pursuant to Section 2.7), the Sellers will be entitled to any refunds of, and the benefit of any prepayment or credits of or against, any Taxes for which Sellers are required to indemnify the Purchaser under this Agreement. The Purchaser will be entitled to any refunds of, and the benefit of any prepayments or credits of or against, any Taxes for which the Purchaser is required to indemnify the Sellers under this Agreement.

(g) The Purchaser will cause the Acquired Companies to elect, where permitted by applicable Law, to forego carry back to any Pre-Closing Period of any item of loss, deduction or credit which arises in a Post-Closing Period and is not used in such period. If the Sellers or any of their Affiliates receives (or realizes) a refund or credit of Taxes as a result of any Tax Attribute arising in a Post-Closing period that is carried back as permitted by the previous sentence, the Sellers shall remit to Purchaser, within 30 days, the amount of such refund; provided, however, that, if a Taxing Authority subsequently reduces or disallows such Tax refund, the Purchaser shall, within 30 days of the reduction or disallowance, return the amount equal to such reduction or disallowance that was previously remitted to Purchaser.

(h) To the extent not inconsistent with the provisions of this Section 9.2, the procedures of Article 8 will apply in the case of any indemnification claim for Taxes.

Section 9.3 Notification of Tax Proceedings. Within ten (10) days after an Indemnified Party becomes aware of the commencement of a Tax Contest that may give rise to an indemnification obligation for which an Indemnifying Party is or may reasonably be responsible pursuant to this Article 9, the Indemnified Party will notify the Indemnifying Party of such Tax Contest, and thereafter will promptly forward or make available to the Indemnifying Party copies of notices and communications relating to such Tax Contest. The failure of an indemnified Party to notify an Indemnifying Party of the commencement of any such Tax Contest within such ten (10) day period or promptly forward any further notices or communications will not relieve the Indemnifying Party of any obligation which it may have to the Indemnified Party under this Agreement except to the extent that the Indemnifying Party is actually prejudiced by such failure.

Section 9.4 Cooperation. Each of the Sellers and the Purchaser agree that it will, and will cause its respective Affiliates to:

(a) timely sign and deliver such certificates and forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to Taxes described in Section 9.1(f) (relating to sales, transfer and similar taxes);

(b) cooperate fully in preparing for and defending any Tax Contests regarding any Tax Returns for the Acquired Companies or related to the Purchased Assets, including providing powers of attorney where necessary or appropriate and preparing for and participating in any competent authority proceedings;

(c) provide assistance to the other party as reasonably requested in preparing and filing Tax Returns, responding to Tax Contests and recovering any VAT;

(d) make available to the other party as reasonably requested all Tax information, records and documents relating solely to the Acquired Companies and the Purchased Assets; and

(e) retain any books and records that could reasonably be expected to be necessary or useful in connection with any preparation by any other party of any Tax Return, financial statements or for any Tax Contest or other examination or Proceeding relating to Taxes. Such books and records will be retained for at least as long as the end of the applicable statute of limitations.

Section 9.5 Tax Records. Notwithstanding anything to the contrary in this Agreement, the parties acknowledge and agree that any Tax information, records and documents that may be provided by the Sellers to the Purchaser in connection with the transfer of the Shares pursuant to this Agreement will relate solely to the Acquired Companies.

Section 9.6 Code Section 338 Elections.

(a) The parties hereto shall, with respect to the purchase of shares of CareFusion 209, Inc. (i) join in making (A) an election under section 338(h)(10) of the Code, (B) any election required to be made under state or local law by a taxpayer that has made an election under section 338(h)(10) of the Code and (C) all elections corresponding to section 338(h)(10) of the Code under state or local law that are permissive under state or local law (the “Section 338(h)(10) Election”), (ii) provide to the other party (A) the necessary information to permit the Section 338(h)(10) Election to be made and (B) the opportunity to review and approve (such approval not to be unreasonably withheld or delayed) any filings made pursuant to or in furtherance of the Section 338(h)(10) Election prior to the making of such filing and (iii) take all actions necessary and appropriate (including filing any necessary forms, returns, elections, schedules and other documents) as may be required to timely effect and preserve (and refrain from taking any actions that interfere with or prevent) the Section 338(h)(10) Election in accordance with the provisions of section 338(h)(10) of the Code and Treasury Regulation Section 1.338(h)(10)-1 (or any comparable provisions of state or local Tax law). The Purchaser represents and warrants to the Sellers that it is an entity taxable as corporation for U.S. federal income tax purposes, and, as such, the Purchaser is eligible to make an election under section 338(h)(10) of the Code with respect to CareFusion 209, Inc. in connection with the transactions contemplated by this Agreement.

(b) Without limitation on any other provision hereof not fewer than ten (10) Business Days prior to the Closing Date, Purchaser shall provide to the Sellers a fully completed and executed IRS Form 8023, dated as of the Closing Date, in respect of the Section 338(h)(10) Election in form and substance satisfactory to the Sellers. The Sellers, after reviewing such Form 8023 pursuant to Section 9.6(a)(ii)(B) above, shall execute and deliver to Purchaser at Closing such Form 8023 and shall promptly file such form with the IRS and provide Purchaser with proof of mailing.

Section 9.7 Other Tax Matters.

(a) From the Closing, this Agreement will supersede any and all Tax sharing or similar agreements to which (i) the Acquired Companies and (ii) the Sellers or any of their Affiliates (excluding the Acquired Companies) are parties. Neither the Acquired Companies nor the Sellers (and/or such Affiliates) will have any obligation or right with respect to each other under any such prior agreement after the Closing.

(b) The parties hereto will treat any indemnification payments made under this Agreement as an adjustment to the Purchase Price.

Section 9.8 VAT.

(a) The amount of any payment for a supply of goods or services or the value of any supply made or deemed to have been made pursuant to this Agreement with respect to the transfer of the Purchased Assets and the Acquired Companies will be exclusive of any VAT properly chargeable on the supply, and half of the amount of the VAT will be borne by the Purchaser or the relevant Designated Affiliate in addition to any payment due under this Agreement at the time the supply is made. In the event that any VAT is imposed upon or imposed against the Sellers or any Selling Affiliate, the Sellers or the Selling Affiliate will promptly notify the Purchaser or relevant Designated Affiliate of the VAT amount on a valid VAT invoice. Upon receipt thereof, the Purchaser or Designated Affiliate will promptly remit to the Sellers or the Selling Affiliate half of the VAT amount specified in such VAT invoice, in addition to the payment for the transfer of the Purchased Assets and the Acquired Companies, and the Sellers or relevant Selling Affiliate will make, or will cause to be made, any payments to the applicable Governmental Authorities as required under applicable Law.

(b) The parties will use all reasonable efforts to procure that the sale of the Purchased Assets and, (if applicable) the assumption of the Assumed Liabilities, is treated as a TOGC by each relevant Governmental Authority for each jurisdiction in which the Purchased Assets are located for VAT purposes.

(c) The Purchaser hereby represents and warrants to the Sellers that:

(i) prior to Closing each entity (whether the Purchaser or a Designated Affiliate) acquiring Purchased Assets, or (if relevant) assuming the Assumed Liabilities, the supply of which, but for the availability of TOGC treatment, would for VAT purposes be treated as made in any jurisdiction (the “Relevant Jurisdiction”) will be registered for VAT in such Relevant Jurisdiction and on or before Closing the Purchaser will provide the relevant Selling Affiliate with the VAT registration number of the Purchaser or its applicable Affiliate with respect to such Relevant Jurisdiction or other evidence of such valid VAT registration for such Relevant Jurisdiction, and shall as soon as is practical after Closing provide the relevant Selling Affiliate with a copy of a certificate of VAT registration for each such Purchaser or Designated Affiliate in a Relevant Jurisdiction, valid as at the date of Closing;

(ii) each entity (whether the Purchaser or a Designated Affiliate) acquiring Purchased Assets intends to carry on the same kind of business in relation to those Purchased Assets with effect from the Closing as that carried on by relevant Selling Affiliate(s) of such Purchased Assets prior to Closing, and does not intend to liquidate such business; and

(iii) the Purchased Assets and Assumed Liabilities of each Selling Affiliate will be acquired by a single entity, whether that be the Purchaser or a Designated Affiliate.

(d) The Purchaser agrees to indemnify and hold harmless the Sellers and each Selling Affiliate against any Liability for VAT, fines, surcharges, interest or penalties arising to the Sellers or a Selling Affiliate as a result of the failure of the transfer of the Purchased Assets to qualify, in whole or in part, as a TOGC, but only to the extent that such failure arises solely as a consequence of the Purchaser breaching the covenants in Section 9.8(b) or the representations and warranties set out in Section 9.8(c).

(e) In the event that: (i) an amount of VAT is payable under the terms of this Agreement and the consideration as stated on the relevant VAT invoice in respect of such amount of VAT differs from the actual consideration for the relevant supply for VAT purposes (which will include where the Purchase Price is adjusted in accordance with Section 2.7 (Closing Adjustment), where the allocation of consideration to any Purchased Assets or Assumed Liabilities is amended or where no VAT invoice was actually issued), or (ii) where a Governmental Authority determines in writing that a supply by the Sellers or a Selling Affiliate in respect of which the Purchaser or a Designated Affiliate has paid VAT should properly be characterized as a TOGC, the parties agree to co-operate in good faith to correct the respective invoices/VAT returns.

Section 9.9 Deductions and Withholdings.

(a) Any payments made by or due from the Purchaser or a Designated Affiliate pursuant to the terms of this Agreement will be free and clear of all deductions or withholdings of or on account of Tax whatsoever, save only for any deductions or withholdings required by applicable Law.

(b) In the event that any deductions or withholdings are required by applicable Law, the Purchaser will or will cause any relevant Designated Affiliate to promptly furnish the Sellers or relevant Selling Affiliate with such evidence as may be required by the applicable Governmental Authorities to establish that any such Tax has been paid, and will indemnify and hold harmless the Sellers and the Selling Affiliate on an after-Tax basis from any Liability for penalties or interest arising to the Sellers or the Selling Affiliates due to the Purchaser’s or Designated Purchaser’s failure to timely withhold and remit amounts in respect of Taxes to the applicable Governmental Authority.

(c) Each of the Sellers and the Purchaser will use commercially reasonable efforts to cooperate to minimise the amounts that the Purchaser or Designated Affiliates, as the case may be, are required to deduct and withhold pursuant to this Agreement. In connection therewith, the Sellers and the Purchaser will cooperate to the extent necessary to obtain any exemption from or reduction in deduction or withholding Tax. The Purchaser agrees to notify the Sellers or any Asset Selling Affiliate promptly prior to Closing of any potential withholding tax obligation of which it becomes aware and shall consult with the Sellers or the Asset Selling Affiliate in good faith as to the nature of such withholding tax and the basis upon which such withholding is required.

ARTICLE 10

EMPLOYEE MATTERS

Section 10.1 Retained Employees. Pursuant to Section 5.11, on or prior to the Closing Date, the Seller shall cause each Retained Employee to be transferred from an Acquired Company to an Affiliate of the Seller (other than another Acquired Company). If any Retained Employee continues to be employed, or alleges to be employed, by the Acquired Company or any Purchaser Affiliate or Designated Affiliate after the Closing Date the Purchaser will notify the Sellers immediately on becoming aware of that fact and will provide the Seller with all reasonable assistance and access to those Retained Employees to make an offer of employment and will encourage the relevant Retained Employees to accept that offer.

Section 10.2 Transfer of Employees. The Sellers will take commercially reasonable steps to ensure that all Employees not employed in an Acquired Company at Closing either transfer to the Purchaser or relevant Designated Affiliate at Closing in accordance with applicable law or accept the offer of employment made by the Purchaser or relevant Designated Affiliate pursuant to this Article 10. If any such Employee does not transfer to the Purchaser, Designated Affiliate or Acquired Company on Closing, the Sellers will notify the Purchaser immediately on becoming aware of that fact and will provide the Purchaser or relevant Designated Affiliate with all reasonable assistance and access to those Employees to make an offer of employment and will encourage the relevant Employees to accept that offer.

Section 10.3 Transfer of Employment. The Purchaser will, or will cause its Designated Affiliates and the Acquired Companies from Closing to, either (a) continue to employ the Employees employed by an Acquired Company; (b) accept the transfer of such Employees whose employment transfers to the Purchaser or a Designated Affiliate by operation of Law; or (c) prior to the Closing Date (and in any event no later than 10 days prior to the Closing Date) make an offer of employment to all other Employees to commence on the Closing Date. In each case such continued employment or such offer of employment, as applicable, will comply with any applicable Laws and in any event will be on terms and conditions, including basic salary, variable pay, equity compensation, employee benefits, other benefits in kind, severance, position and responsibility that are, in the aggregate, substantially equivalent to or better than (except with respect to severance, which must be equivalent to or better than) the terms and conditions provided to such Employee by the Selling Affiliates or the Acquired Companies immediately prior to the Closing Date, provided, that such terms and conditions of employment will be subject to the variances set forth on Schedule 10.3 hereto as such schedule may be amended or updated from time to time by the Purchaser (it being understood that such amendments or updates are to be in connection with renewals of existing U.S. health and medical benefit plans or subscriptions to such new benefit plans in the ordinary course of the Purchaser’s business) (which, in turn, will be subject in all cases to applicable Law); provided, further, that no such variances will apply to the Employees listed in Section 10.3 of the Seller Disclosure Schedule with respect to the minimum weekly hours required for benefit eligibility. Each Employee who is employed by the Purchaser, its Affiliates (including the Acquired Companies) or other Designated Affiliates from the Closing Date as a result of offers of employment made pursuant to this Section 10.3 will be referred to in this Agreement as a “Transferred Employee.”

Section 10.4 WARN. In relation to those Employees to which the WARN Act or any equivalent U.S. state or local law applies, the Purchaser will not, and will cause its Affiliates (including the Acquired Companies from Closing) and other Designated Affiliates to not, at any time prior to 180 days after the Closing Date effectuate a “mass layoff” as that term is defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), collective dismissal, reduction-in-force, plant closing, permanent or temporary shutdown, relocation or comparable conduct under any equivalent state or local Law, affecting in whole or in part any facility, site of employment, operating unit or Transferred Employee without complying fully with the requirements of the WARN Act or such equivalent U.S. state or local Law.

Section 10.5 Indemnities.

(a) With effect from the Closing Date the Purchaser agrees to be responsible for, indemnify and hold harmless, or procure that the appropriate Affiliate or other Designated Affiliate of the Purchaser will be responsible for, indemnify and hold harmless the Selling Affiliates for all Liabilities and Losses which arise with respect to or in connection with the Transferred Employees which arise or accrue at any time (including prior to the Closing Date), including (i) all Liabilities and Losses relating to a failure to comply with any obligation to inform or consult with the Transferred Employees or their representatives in respect of the transfer of their employment to the Purchaser or its Designated Affiliates, (ii) all Liabilities for accrued but unused paid time off of Transferred Employees determined as of Closing (either by honoring such time off or payment to such Transferred Employee therefore), and (iii) any other legal obligations in connection with the transfer of employment of the Transferred Employees); provided, that, the Sellers will be responsible for and will indemnify and hold harmless the Purchaser and its Affiliates or other Designated Affiliate against any Liability or Loss which arises with respect to or in connection with a failure by any Selling Affiliate to comply with any obligation to inform or consult with the Transferred Employees or their representatives in respect of the transfer of their employment to the Purchaser or its Designated Affiliate, or any other legal obligations in connection with the transfer of employment of the Transferred Employees, except to the extent such breach is due to the fault of the Purchaser or its Affiliates or other Designated Affiliates.

(b) The Sellers agree to be responsible for, indemnify and hold harmless, or procure that the appropriate Seller Affiliate will be responsible for, indemnify and hold harmless the Purchaser and its Affiliates and other Designated Affiliates from any Liabilities and Losses which arise from or are connected with the dismissal of those employees identified on Section 10.5(b) of the Seller Disclosure Schedule, including all or any severance payments made to such employee as a result of or in connection with such dismissal of such employees at the end of the transition service with Sellers pursuant to the Transition Services Agreement, along with any repayment of any the grant provided for under the IDA Agreement directly attributable to the dismissal of such employees.

Section 10.6 Termination of Employment.

(a) A Selling Affiliate may terminate the employment of any Employee who does not become a Transferred Employee on the Closing Date as a result of a failure by the Purchaser or its Affiliates or other Designated Affiliates to comply with Section 10.3. The Purchaser or any Affiliate of the Purchaser may terminate the employment of any Retained Employee or any other employee of the Seller or a Seller Affiliate who is not an Employee if such person remains or becomes employed by the Purchaser or any Affiliate of the Purchaser on the Closing Date, provided such dismissal takes effect as soon as reasonably practicable following the Closing Date. The Sellers agree to be responsible for, indemnify and hold harmless, or procure that the appropriate Seller Affiliate will be responsible for, indemnify and hold harmless the Purchaser and its Affiliates and other Designated Affiliates from any Liabilities and Losses which arise from or are connected with (i) such dismissal permitted pursuant to the previous sentence of this Section 10.6(a) (including the cost of employment from the Closing Date up to the termination date and all or any severance payments, compensation, damages or penalties (whether awarded by a court or reasonably agreed by the Selling Affiliate or Purchaser Affiliate) made to such employee as a result of or in connection with such dismissal); and (ii) a failure by the Sellers or their Affiliate to comply with Section 10.2.

(b) The Purchaser agrees to be responsible for, indemnify and hold harmless, or procure that the appropriate Affiliate or other Designated Affiliate of the Purchaser will be responsible for, indemnify and hold harmless the Sellers and the Selling Affiliates from any Liabilities and Losses which arise from or are connected with (i) a failure by the Purchaser or its Affiliates or other Designated Affiliates to comply with Section 10.1 or 10.4, or (ii) dismissals permitted pursuant to the first sentence of Section 10.6(a) above (including the cost of employment from the Closing Date up to the termination date (provided such dismissal takes effect as soon as reasonably practicable following the Closing Date) and all or any severance payments, compensation, damages or penalties (whether awarded by a court or agreed by the Selling Affiliate) made to such Employee as a result of or in connection with such dismissal).

Section 10.7 Service Credit and Group Health Plans. Notwithstanding the generality of Section 10.3, the Purchaser and its Affiliates will, and the Purchaser will cause the other Designated Affiliates to, take into account all service of the Transferred Employees earned while employed by the Sellers or any of their Affiliates prior to the Closing Date and will treat such service as service with the Purchaser, its Affiliates or other Designated Affiliates for all relevant purposes including for the purposes of determining such Transferred Employees’ eligibility for the accrual of holidays, sick days, vacation, calculating severance payment, and other applicable rights and benefits (except to the extent it would result in a duplication of benefits). Further, the Purchaser, its Affiliates and other Designated Affiliates will take into account all service of the Transferred Employees with the Sellers or any of their Affiliates prior to the Closing Date for purposes of participation, vesting and benefit accrual under the employee benefit plans, funds or programs of the Purchaser, its Affiliates and other Designated Affiliates if permitted under the terms of such benefits plans, fund or programs. Any group health plan of the Purchaser or any of its Affiliates or other Designated Affiliates in which a Transferred Employee or the dependents thereof participates will recognize for purposes of calculating any deductible, co-pay or out of pocket maximum thereunder the covered expenses that such Transferred Employee and such Transferred Employee’s dependents incurred in the group health plan of the same type with the Sellers (or any of their Affiliates) before the Closing Date, to the extent (with respect to Transferred Employees in the U.S. only) reasonably practicable (or legally required) in coordination with the Purchaser’s group health plan providers. For these purposes, “covered expenses” are those that counted towards the deductible, co-pay or maximum out of pocket expenses in the group health plan of the Sellers (or any of their Affiliates or other Designated Affiliates) that is a substantially equivalent type of, or a replacement for the, group health plan that the Transferred Employee and such Transferred Employee’s dependents are participating in with the Purchaser, its Affiliates or other Designated Affiliates and that were incurred in a plan year of the Sellers’ (or their Affiliates’) relevant group health plan that ends with or within the plan year of the Purchaser’s (or its Affiliate’s or other Designated Affiliate’s) relevant group health plan that ends after the Closing Date. Notwithstanding anything in this Agreement to the contrary, any service credited by the Sellers or any of their Affiliates with respect to any Transferred Employee for any period or periods of time prior to the Transferred Employee’s commencement of employment with the Sellers or any of their Affiliates (including a period of employment with any entity acquired by the Sellers or any of their Affiliates) will be counted as service of the Transferred Employee with the Sellers or any of their Affiliates prior to the Closing Date and will be taken into account by the Purchaser, its Affiliates and other Designated Affiliates for purposes of this Section 10.7, provided the commencement date of such period for each applicable Transferred Employee is set forth on Section 3.14(a) of the Seller Disclosure Schedule and to the extent (with respect to Transferred Employees in the U.S. only) reasonably practicable (or legally required) in coordination with the Purchaser’s group health plan providers.

Section 10.8 Assumed Benefit Plans. With effect from the Closing Date, the Purchaser and each of its Affiliates will, and the Purchaser will cause the other Designated Affiliates to, assume responsibility for all of the Assumed Benefit Plans, and in order to comply with the obligations under this Agreement will:

(a) continue the Assumed Benefit Plans;

(b) establish new employee benefit or fringe benefit plans, funds or programs replacing and replicating the Assumed Benefit Plans to cover the Transferred Employees (and, to the extent appropriate, their dependents and other beneficiaries);

(c) cover and provide substantially equivalent benefits in the aggregate for the Transferred Employees (and, to the extent applicable under the current Assumed Benefit Plans, their dependents and other beneficiaries) under its existing employee benefit or fringe benefit plans, funds or programs; or

(d) any combination of clauses (a), (b) and (c) above,

in each case as the Purchaser, its Affiliates and other Designated Affiliates determine in their sole discretion after consultation with the Sellers and their Affiliates in furtherance of the Purchaser’s and its Affiliates’ and other Designated Affiliates’ obligations under this Article 10 or as may be required by applicable Law.

Section 10.9 Transfer of Benefit Plan Assets. Where required by local Law or otherwise agreed to by the Sellers or the appropriate Selling Affiliate, and the Purchaser or one of its Affiliates, as the case may be, a Selling Affiliate will take reasonable steps to transfer or cause to be transferred to the appropriate employee benefit plan, fund or program of the Purchaser, or the appropriate Affiliate or other Designated Affiliate of the Purchaser (excluding stock to be provided under a stock option plan) assets of the corresponding Seller Plan attributable to the Transferred Employees as of the Closing Date; provided that the affected Transferred Employees and any other third party, if any, consent to such transfer to the extent required by applicable Law. To the extent possible under applicable law and with respect to the Transferred Employees only:

(a) the Sellers or the appropriate Selling Affiliate will also take reasonable steps to transfer or cause to be transferred to the Purchaser, or the appropriate Affiliate or other Designated Affiliate of the Purchaser, the assets, if any, of each Assumed Benefit Plan, held by or subject to the direction or control of the Sellers or any Selling Affiliate; or

(b) where any Assumed Benefit Plan is administered by a third party provider, the Sellers or the appropriate Selling Affiliate and the Purchaser or the appropriate Affiliate of the Purchaser will, or will cause the other Designated Affiliate to, make reasonable efforts to ensure that any such third party provider(s) as appointed by the Sellers or the appropriate Selling Affiliate will transfer the assets to the Purchaser or appropriate Affiliate or other Designated Affiliate of the Purchaser or to any third party provider(s) appointed by the Purchaser or appropriate Affiliate or other Designated Affiliate of the Purchaser for this purpose.

Any obligation of the Seller or the appropriate Selling Affiliate to transfer any assets to the Purchaser or the appropriate Affiliate or other Designated Affiliate of the Purchaser shall only arise to the extent that such assets do not transfer automatically to the Purchaser or one of the Purchaser’s Affiliates or other Designated Affiliates. Any transfer under this Section 10.9 will be made as soon as reasonably practical following the Closing Date. Upon such transfer, the Sellers’ or the appropriate Selling Affiliates’ Liabilities related to such Assumed Benefit Plan will be deemed an Assumed Liability for all purposes under this Agreement. With effect from the Closing Date and regardless of whether a transfer of assets referred to in Section 10.9 has taken or will take place, the Purchaser agrees to be responsible for, indemnify and hold harmless or procure that the appropriate Affiliate or other Designated Affiliate of the Purchaser will be responsible for, indemnify and hold harmless the Sellers and the appropriate Selling Affiliates for all claims, Liabilities and Losses which arise with respect to or in connection with any Assumed Benefit Plan, including any underfunding of the Assumed Benefit Plan, to the extent that these claims, Liabilities and/or Losses relate to the service of the Transferred Employees prior to and/or as of the Closing Date. This indemnity does not cover any regular pension contributions to the relevant Assumed

Benefit Plan or the third party provider(s) of such plan in relation to the service of the Transferred Employees prior to the Closing Date and will not limit or qualify in any manner the representations and warranties of the Sellers hereunder.

Section 10.10 No Third-Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any Employee any benefits under any employee benefit plan, fund or program including severance benefits or the right to employment or continued employment with the Purchaser or any Affiliate or other Designated Affiliate of the Purchaser for any period by reason of this Agreement. In addition, the provisions of this Article 10 are for the sole benefit of the parties hereto and their respective Affiliates and are not for the benefit of any third parties.

Section 10.11 Negotiations with Employees. The Sellers and, on reasonable request by the Sellers, the Purchaser, will (or will cause the applicable Selling Affiliate and Designated Affiliate to) notify the Employees or their representatives (including any relevant works council or trade union) of the transactions contemplated by this Agreement and will thereafter enter into and properly conduct consultations with the Employees and/or their representatives, all as required by Law and/or any applicable collective bargaining agreements.

Section 10.12 Payments under Certain Seller Plans to Employees. Certain Employees have been granted the right to receive payments under cash bonus plans operated by the Sellers (the “Bonuses”). Each such Bonus will be paid by the Sellers, the relevant Selling Affiliate or the relevant Affiliate of any of the foregoing on or before Closing for all portions of such Bonus which have accrued as at Closing. To the extent that an Employee continues to accrue rights to receive a Bonus after Closing, such Bonus shall be paid by the Purchaser. Responsibility for paying any Tax due in respect of such Bonuses shall be the responsibility of the paying company (being the Purchaser, the relevant Acquired Company, the Seller, the relevant Selling Affiliate or the relevant Affiliate of any of the foregoing, as the case may be).

ARTICLE 11

GENERAL PROVISIONS

Section 11.1 Notices. All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by internationally recognized overnight courier service (costs prepaid), (b) sent by facsimile with confirmation of transmission by the transmitting equipment (or, the first Business Day following such transmission if the date of transmission is not a Business Day) or (c) received or rejected by the addressee, if sent by certified or registered mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other party):

If to the Sellers: CareFusion Corporation 3750 Torrey View Court San Diego, CA 92130
Facsimile:	+1 (614) 495-5763
Attention:	General Counsel

with a copy (which will not constitute notice) to: Baker & McKenzie LLP 300 East Randolph Street, Suite 5000 Chicago, IL 60601
Facsimile:	+1 (312) 861-2899
Attention:	David Malliband Sarah Harris
If to the Purchaser:
Natus Medical Incorporated 1501 Industrial Road San Carlos, CA 94070
Facsimile:	+1 (650) 938-5200
Attention:	James B. Hawkins, Chief Executive Officer
with a copy (which will not constitute notice) to:
Fenwick & West LLP 801 California Street Mountain View, CA 94041
Facsimile:	+1 (650) 938-5200
Attention:	Daniel J. Winnike
Kris S. Withrow

Section 11.2 Amendment. This Agreement may not be amended, supplemented or otherwise modified except in a written document signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement.

Section 11.3 Waiver and Remedies. The parties may (a) extend the time for performance of any of the obligations or other acts of the other party to this Agreement, (b) waive any inaccuracies in the representations and warranties of the other party to this Agreement contained in this Agreement or (c) waive compliance with any of the covenants or conditions for the benefit of such party contained in this Agreement. Any such extension or waiver by a party to this Agreement (i) will be valid only if set forth in a written document signed on behalf of the party against whom the extension or waiver is to be effective; (ii) will not apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any covenant or condition, as the case may be, other than that which is specified in the written extension or waiver. No failure or delay by a party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy. Except as provided in Section 8.6, any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

Section 11.4 Entire Agreement. This Agreement (including the Exhibits hereto, the Disclosure Schedules, the Ancillary Agreements and the documents and instruments referred to in this Agreement that are to be delivered at the Closing) constitutes the entire agreement between the parties and supersedes any prior understandings, agreements or representations by or between the parties, or either of them, written or oral, with respect to the subject matter of this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement will remain in effect in accordance with its terms subject to Section 5.5.

Section 11.5 Assignment, Successors and No Third Party Rights. This Agreement binds and benefits the parties and their respective successors and assigns, except that (a) the Purchaser may not assign any rights under this Agreement, whether by operation of law or otherwise, without the prior written consent of the Sellers, except that the Purchaser may at any time assign its rights under this Agreement to Designated Affiliates, and (b) the Sellers may not assign any rights under this Agreement, whether by operation of law or otherwise, without the prior written consent of the Purchaser. No party may delegate any performance of its obligations under this Agreement, except that the Purchaser may at any time delegate the performance of its obligations (other than the obligation to pay the Purchase Price) to a Designated Affiliate so long as the Purchaser remains fully responsible for the performance of the delegated obligation. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section 11.5; provided, however, that after the Closing, (i) the Affiliate Indemnified Parties will be third party beneficiaries of, and entitled to enforce, Section 5.8 (Indemnification), and (ii) the Purchaser Indemnified Parties and the Seller Indemnified Parties will be third party beneficiaries of, and entitled to enforce, Articles 8 and 9.

Section 11.6 Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force and effect, if the essential terms and conditions of this Agreement for each party remain valid, binding and enforceable.

Section 11.7 Exhibits and Schedules. The Exhibits and Disclosure Schedules to this Agreement are incorporated herein by reference and made a part of this Agreement. The Seller Disclosure Schedule and the Purchaser Disclosure Schedule are arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs of Article 3 and Article 4, respectively. The disclosure of any matter in the Seller Disclosure Schedule or the Purchaser Disclosure Schedule (each, a “Disclosure Schedule”) will expressly not be deemed to constitute an admission by any party or its Affiliates, or to otherwise imply that any such matter is material for the purposes of this Agreement. Disclosure of any matter, fact, or circumstance in any Disclosure Schedule to this Agreement will be deemed to be disclosure thereof for purposes of any other Disclosure Schedule to the extent the relevance of such disclosure is reasonably apparent to such other Disclosure Schedule.

Section 11.8 Interpretation. In the negotiation of this Agreement, each party has received advice from its own legal counsel. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against either party because that party or its legal counsel drafted the provision.

Section 11.9 Expenses. Except as set forth in this Agreement, each party will pay its own direct and indirect expenses incurred by it in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all fees and expenses of its advisors and representatives.

Section 11.10 Currency and Exchange Rates. Unless otherwise specifically provided in this Agreement, references in this Agreement to any monetary sum expressed in one currency will, where such sum is referable to or is to be compared to a sum in any other currency, be deemed to be a reference to an equivalent amount in such other currency converted at the rate quoted by The Wall Street Journal as at the close of business in New York, USA on the relevant date.

Section 11.11 Governing Law. Unless any Exhibit or Disclosure Schedule specifies a different choice of law, the internal laws of the State of Delaware (without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any other jurisdiction) govern all matters arising out of or relating to this Agreement and its Exhibits and Disclosure Schedules and the transactions contemplated by this Agreement, including its validity, interpretation, construction, performance and enforcement and any disputes or controversies arising therefrom or related thereto.

Section 11.12 Limitation on Liability. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT WILL ANY PARTY OR ANY OF ITS AFFILIATES BE LIABLE FOR ANY PUNITIVE DAMAGES IN CONNECTION WITH ANY LOSSES ARISING OUT OF THE CONDUCT OF SUCH PARTY PURSUANT TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT REGARDLESS OF WHETHER THE NONPERFORMING PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR NOT, EXCEPT TO THE EXTENT THAT ANY SUCH DAMAGES AND LOSSES ARE INCURRED OR PAID BY THE INDEMNIFIED PARTY IN CONNECTION WITH A FINALLY RESOLVED THIRD PARTY CLAIM.

Section 11.13 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by a party in accordance with their specific terms or were otherwise breached by a party. The parties accordingly agree that in addition to any other remedy to which a party is entitled at law or in equity, each party is entitled to injunctive relief to prevent breaches of this Agreement by the other party and otherwise to enforce specifically the provisions of this Agreement against the other party. Each party expressly waives any requirement that the other party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.

Section 11.14 Jurisdiction and Service of Process. Except as set forth in Sections 2.7(e), 2.8 and 8.6, any action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement must be brought in the courts of the State of Delaware, County of Wilmington, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware. Each of the parties knowingly, voluntarily and irrevocably submits to the exclusive jurisdiction of each such court in any such action or proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum. Each party to this Agreement may make service on the other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 11.1. Nothing in this Section 11.14, however, affects the right of a party to serve legal process in any other manner permitted by law.

Section 11.15 Waiver of Jury Trial. EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF EITHER PARTY TO THIS AGREEMENT IN NEGOTIATION, EXECUTION AND DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.

Section 11.16 No Joint Venture. Nothing in this Agreement creates a joint venture or partnership between the parties. This Agreement does not authorize either party (a) to bind or commit, or to act as an agent, employee or legal representative of, the other party, except as may be specifically set forth in other provisions of this Agreement, or (b) to have the power to control the activities and operations of the other party. The parties are independent contractors with respect to each other under this Agreement. Each party agrees not to hold itself out as having any authority or relationship contrary to this Section 11.16.

Section 11.17 Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other party. The signatures of all parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature(s) is as effective as signing and delivering the counterpart in person.

[Signature page follows.]

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

CAREFUSION 303, INC.

By:
Vivek Jain
President - Procedural Solutions

CAREFUSION 2200, INC.

By:
Vivek Jain
President - Procedural Solutions

[Signature Page to Share and Asset Purchase Agreement – Project Needle]

NATUS MEDICAL INCORPORATED

By:
James B. Hawkins
Chief Executive Officer

[Signature Page to Share and Asset Purchase Agreement – Project Needle]

Schedule 10.3

Benefits Variances

See attached.